                                                FILED PURSUANT TO RULE 424(B)(4)
                                                      REGISTRATION NO. 333-74391

                                                                      PROSPECTUS

                                     [LOGO]

THE OFFERING

- We are offering for sale 2,000,000 shares of common stock.

OFFERING PROCEEDS

                                PER SHARE       TOTAL
                               -----------  -------------
- Price to public............   $    9.00   $  18,000,000
- Underwriting discounts and
  commissions................   $    0.45   $     900,000
- Proceeds to us.............   $    8.55   $  17,100,000

UNDERWRITING

- Friedman, Billings, Ramsey & Co., Inc. and Wedbush Morgan Securities Inc. have agreed to underwrite this offering on a firm commitment basis.

- We have granted the underwriters a 30-day option to purchase up to an additional 300,000 shares of common stock to cover over-allotments.

OUR COMMON SHARES

- The common shares offered by this prospectus will be listed for trading on the NASDAQ NATIONAL MARKET under the trading symbol "KWIC."

- On May 11, 1999, the closing price of our shares on the NASDAQ National Market was $9.9375 per share.

OUR BUSINESS

We are an integrated, international real estate services and investment company.

- We offer a complementary array of real estate services including property management, asset management, leasing, brokerage and auctioning services.

- We invest as a principal in real estate and distressed note pools.

OUR GROWTH OBJECTIVES

- Continue to rapidly expand our nationwide property management business both internally and through acquisitions in what we believe is a highly fragmented industry.

- Provide our real estate services to the Japanese real estate market through our long-standing relationships.

- Manage and participate in capital funds which purchase undervalued loans and real estate.

- Make principal investments in real estate and distressed note pools in the U.S. and Japan and provide mezzanine financing for real estate developments in the U.S.

                            ------------------------

    INVESTING IN COMMON STOCK INVOLVES RISKS. YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 8 BEFORE PURCHASING OUR COMMON STOCK.

--------------------------------------------------------------------------------
    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF
   THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
--------------------------------------------------------------------------------

 FRIEDMAN BILLINGS RAMSEY  WEDBUSH MORGAN SECURITIES

                     THIS PROSPECTUS IS DATED MAY 12, 1999

                             DESCRIPTION OF ARTWORK

    1. FRONT INSIDE COVER OF FOLD IN PROSPECTUS. The name of the Company and its web site address (www.kennedywilson.com) are in the upper left hand corner. Pictures of three office buildings adorn the right half of the page. The Company provides leasing services for the top building, holds a principal investment in the middle building, and provided brokerage services for the sale of the bottom building. The left side below the Company's name and website lists the real estate services provided by the Company: "Property Management, Asset Management, Leasing Services, Real Estate Brokerage, Auction Services and Principal Investments." A box of text in the lower left hand corner reads:

        "Who We Are

        We are an international real estate services and investment company. Through our seven principal U.S. offices and our office in Tokyo, we provide a range of professional real estate services to a well-established institutional client base. We also invest for our own account and manage for our clients investments in pools of distressed notes.

        Our Growth Objectives

       - Continue to rapidly expand our nationwide property management business both internally and through acquisitions.

       - Provide our real estate services to the Japanese real estate market through our long-standing relationships.

       - Manage and participate in joint ventures which purchase undervalued loans and real estate.

       - Make principal investments in real estate and distressed note pools in the U.S. and Japan and provide mezzanine financing for real estate developments."

        "KWIC" is printed in rows throughout the page.

    2. FOLD-OUT IN PROSPECTUS. The Company's mission statement, "We will seize the opportunity" is across the top. A map of the United States and insert of Japan list principal offices and territories where the Company has property management operations, principal investments and where the Company provides brokerage and auction services. A partial list of clients is also displayed.

    3.  BACK INSIDE COVER OF PROSPECTUS.  The Company states its vision:
"Kennedy-Wilson is a cross-cultural family of seasoned, creative, real estate professionals - Through our focus and integrity, we strive to generate long term and loyal relationships with our clients, employees and investors." The Company also states its mission: "To be the most recognized and respected company in real estate services and investments - To create an environment of fairness and integrity, which allows our employees to achieve their professional and personal goals - To strive to maximize profits and shareholder value - To be innovative and responsive to market changes."

                               PROSPECTUS SUMMARY

    THIS SUMMARY HIGHLIGHTS INFORMATION DISCUSSED IN MORE DETAIL ELSEWHERE IN THIS PROSPECTUS. THIS SUMMARY IS NOT COMPLETE AND DOES NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE DECIDING TO INVEST IN OUR COMMON STOCK. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, ESPECIALLY THE RISKS OF INVESTING IN OUR COMMON STOCK DISCUSSED UNDER "RISK FACTORS" AND THE MORE DETAILED DESCRIPTION OF OUR BUSINESS IN THE SECTIONS HEADED "BUSINESS" AND "CONSOLIDATED FINANCIAL STATEMENTS", TOGETHER WITH THE CORRESPONDING NOTES, BEFORE INVESTING IN OUR COMMON STOCK.

WHO WE ARE

    We are an international real estate services and investment company. Through our seven principal U.S. offices and our office in Tokyo, we provide a range of professional real estate services to a well-established institutional client base. We also invest for our own account and manage for our clients investments in pools of distressed notes, meaning notes where the borrower has stopped paying or is late in paying. At the end of 1998, we had total assets of $204.8 million and our revenues for the year were $50.9 million, representing an increase of 88.4% over revenues for 1997. Our earnings before interest, taxes, depreciation and amortization were $16.6 million in 1998, a 103.7% increase over 1997 results of $8.2 million.

    Our three primary business lines are:

    - property and asset management services;

    - brokerage and auction services; and

    - our investments as a principal in commercial and residential real estate and distressed note pools.

    As a result of our July 1998 acquisition of Heitman Properties, Ltd., which we renamed Kennedy-Wilson Properties Ltd., we are now a national property management company. We have over 51 million gross square feet of commercial and residential real estate under management in 83 cities located in 25 states and in the District of Columbia. We believe the property management industry is highly fragmented and, as a result, acquisition opportunities exist. Thus, one of our strategies for growth is to acquire additional property management companies and to continue to expand our geographic scope.

    Last year in our brokerage business we sold $522.9 million worth of commercial and residential real estate for our clients and ourselves in 30 sales transactions. Our brokerage clients include major U.S. and Japanese corporations and financial institutions. We expect our property management business to provide us with additional brokerage opportunities.

    In the past, our brokerage relationships provided us with attractive commercial and residential real estate investment opportunities in the U.S. Within the next year, we plan to liquidate our currently held, U.S., wholly-owned commercial real estate investments due to our belief that these assets are or soon will be stabilized, meaning that our planned improvements and leasing plans are or soon will be completed. We anticipate that our property management and brokerage operations will provide us opportunities to make selective U.S. real estate investments.

    We believe that the U.S. commercial real estate market may have matured because strong growth in the U.S. economy has resulted in higher sales prices. In contrast, we think that the Japanese real estate market offers significant growth and investment opportunities due to depressed real estate prices resulting from the recent Asian economic downturn. Over the last 10 years, through our brokerage operations, we have developed strong relationships with Japanese corporations and financial institutions. We believe that these relationships resulted in the joint ventures that we have entered into with companies and partnerships affiliated with Colony Capital, Inc. and Cargill, Incorporated to invest in Japanese real estate and distressed notes. Under the typical joint venture arrangement, including the Colony Capital and Cargill agreements, we make minor equity investments and earn a profit participation as well as acquisition and management fees.

    We also broker the sales of commercial real estate in Japan. We expect this business to increase based on our belief that as the Japanese economy recovers, outside sources of capital will increase their investments in Japan.

                           OUR STRATEGIES FOR GROWTH

    - Expand our fee income by growing our property management and real estate related services in the U.S. and Japan.

    - Increase the cross-marketing of our services through newly-acquired business lines.

    - Grow our Japanese business by leveraging our existing relationships in, and knowledge of, the Japanese real estate market.

    - Bolster our presence on the Internet through the development of eKWIC.com, an Internet real estate auctioning business scheduled for debut in the fall of 1999.

    - Take advantage of our improved capital structure and enhanced borrowing ability as a result of this offering.

                           OUR COMPETITIVE ADVANTAGES

    - Well-regarded reputation in the markets we serve.

    - Complementary array of real estate services.

    - Long-standing relationships with clients for whom we satisfy diverse real estate needs.

    - Entrepreneurial culture embodied in our organization and compensation structures.

    - Established relationships in, and knowledge of, the Japanese real estate market.

    - Experienced management team with low turnover.

                                  THE OFFERING

    The following summarizes this offering of common stock. We are presenting this information as if the underwriters do not exercise their over-allotment option by purchasing an additional 300,000 shares from us.

                                                           6,770,276
Common stock outstanding as of May 11, 1999..............  shares(1)
Common stock offered by us...............................  2,000,000 shares
                                                           8,770,276
Common stock to be outstanding after the offering........  shares(1)
Use of proceeds..........................................  debt reduction
NASDAQ National Market Symbol............................  KWIC

------------------------

(1) Excludes 2,332,755 shares of common stock subject to outstanding options, warrants and convertible debentures. See "Management--Stock Option Plans" and "Our Capital Stock."

    The underwriters expect to deliver the shares of common stock to purchasers on May 17, 1999 by way of book entry with the Depository Trust Company.

    EXCEPT AS NOTED, ALL OF THE INFORMATION IN THIS PROSPECTUS ASSUMES THAT THE UNDERWRITERS' OVER-ALLOTMENT OPTION IS NOT EXERCISED. ALL COMMON STOCK SHARE DATA REFLECTS ALL STOCK DIVIDENDS PAID PRIOR TO THE DATE OF THIS PROSPECTUS, AND ALL REFERENCES TO "US" AND "WE" INCLUDE ALL OF OUR SUBSIDIARIES WHERE WE EXERT CONTROL OVER THEIR OPERATIONS.

                              RECENT DEVELOPMENTS

    On April 21, 1999, we reported preliminary results of operations for the three months ended March 31, 1999. Revenues for the first quarter were $16.9 million, and net income for the first quarter was $1.2 million or $0.16 per share. For the first quarter ended March 31, 1998, revenues were $4.4 million and net income was $0.7 million or $0.11 per share.

    On March 27, 1999, we entered into an agreement with Coastal Commercial Real Estate Services, Inc., doing business as R&B Commercial Real Estate Services, to purchase all of its assets consisting primarily of property management contracts. R&B Commercial will either assign such contracts to us or appoint us as sub-agent thereunder. These property management contracts cover approximately
5.0 million gross square feet of commercial and residential properties. The purchase price was $1.0 million plus up to an additional $1.2 million payable over the next three years depending on the pre-tax net operating income generated by the purchased assets. We financed the initial payment of the purchase price with borrowings under our line of credit with East-West Bank.

    On April 21, 1999, eKWIC Inc., our wholly owned subsidiary, signed a letter of intent with Guidance Solutions, Inc. to jointly develop an interactive Internet auction service for the marketing and sale of residential and commercial real estate. The service will be located at www.eKWIC.com. Subject to the execution of a definitive agreement, Guidance Solutions will create and maintain the website in exchange for an initial 15% ownership of eKWIC and up to an additional 10% ownership if certain capital raising requirements, budget goals and performance deadlines are met. We will provide to eKWIC the hardware and software necessary to support the website and our real estate marketing, sales and auction expertise.

    On April 26, 1999, we issued and sold 6% subordinated convertible debentures in the original aggregate principal amount of $7,500,000 to Cahill, Warnock Strategic Partners Fund, L.P. and Strategic Associates, L.P. pursuant to a Convertible Debenture Purchase Agreement dated as of April 15, 1999. The debentures mature on April 15, 2006 and bear interest at 6% per annum payable monthly in arrears and at maturity. Holders of the debentures may convert their debentures at any time into common stock at a conversion price of $10.00 per share subject to adjustments as provided in the Purchase Agreement. We used the proceeds from the sale of the debentures to pay down amounts borrowed under our line of credit with East-West Bank.

    We recently leased to various tenants approximately 334,000 square feet of office space in the New York City office building in which we own a 15% interest. These leases increased the occupancy in that building from approximately 45% to approximately 87%.

    We have entered into discussions with Nippon Jisho, an office building management affiliate of Nippon Credit Bank, to form a joint venture to manage and broker real property in Japan.

   SUMMARY CONSOLIDATED HISTORICAL AND PRO FORMA FINANCIAL AND OPERATING DATA

    The following is a summary of our consolidated historical financial data. It is derived from our audited financial statements as of and for each of the previous five years ended December 31. The unaudited pro forma data for the year ended December 31, 1998 is presented as if our acquisition of Heitman Properties, Ltd. on July 17, 1998 had occurred at January 1, 1998. See "Business--Our Business Operations--Property Management and Leasing." The pro forma information is not necessarily indicative of what our actual results would have been as of and for the periods indicated; nor does it purport to represent our future results of operations. The summary historical and pro forma consolidated financial and other data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes and pro forma financial statements and related notes in this prospectus.

                     KENNEDY-WILSON, INC. AND SUBSIDIARIES
                            SELECTED FINANCIAL DATA

                                                  YEAR ENDED DECEMBER 31,                  UNAUDITED     UNAUDITED
                                   -----------------------------------------------------   PRO FORMA     PRO FORMA
                                     1994       1995       1996       1997       1998        1998      AS ADJUSTED(6)
                                   ---------  ---------  ---------  ---------  ---------  -----------  --------------
                                                      (IN 000S, EXCEPT SHARE DATA)
REVENUES
Property management fees.........         --         --         --         --  $  14,194   $  31,024     $   31,024
Brokerage commissions............  $  16,554  $   6,557  $   5,873  $   5,895      4,917       4,917          4,917
Investments
  Sales of residential real
    estate.......................     16,495     10,631     19,743      6,753     13,828      13,828         13,828
  Gain on sale of
    investments(1)...............      2,990      2,087      4,511     10,375     10,642      10,642         10,642
  Equity in income of investments
    with related parties and non-
    affiliates...................      1,393        138        178      1,431        612         612            612
  Rental income..................         --        642      1,467      1,629      4,583       4,583          4,583
Other income(2)..................      1,215        555        195        916      2,096       3,131          3,131
                                   ---------  ---------  ---------  ---------  ---------  -----------  --------------
Total revenues...................     38,647     20,610     31,967     26,999     50,872      68,737         68,737
                                   ---------  ---------  ---------  ---------  ---------  -----------  --------------
OPERATING EXPENSES
General, administrative and
  compensation...................     14,786     11,683      7,852     12,319     21,472      33,115         33,115
Cost of residential real estate
  sold...........................     15,147     10,610     16,732      5,592     12,249      12,249         12,249
Depreciation and amortization....        895        623        268        790      2,059       2,939          2,939
Interest expense.................        635      1,472      1,964      3,139      8,398      10,122          8,505
Other(3).........................      6,126      9,364      1,560        928        532         532            532
                                   ---------  ---------  ---------  ---------  ---------  -----------  --------------
Total operating expenses.........     37,589     33,752     28,376     22,768     44,710      58,957         57,340
                                   ---------  ---------  ---------  ---------  ---------  -----------  --------------
Income (loss) before provision
  for income taxes and
  extraordinary items(4).........      1,058    (13,142)     3,591      4,231      6,162       9,780         11,397
Provision for income taxes.......         48         44         60        280        837       2,176          2,849
                                   ---------  ---------  ---------  ---------  ---------  -----------  --------------
Income (loss) before
  extraordinary items............      1,010    (13,186)     3,531      3,951      5,325       7,604          8,548
Extraordinary items..............                                          79
                                   ---------  ---------  ---------  ---------  ---------  -----------  --------------
Net income (loss)................  $   1,010  $ (13,186) $   3,531  $   4,030  $   5,325   $   7,604     $    8,548
                                   ---------  ---------  ---------  ---------  ---------  -----------  --------------
                                   ---------  ---------  ---------  ---------  ---------  -----------  --------------
SHARE DATA
Earnings (loss) per share
  Basic..........................  $    0.13  $   (1.74) $    0.50  $    0.66  $    0.85   $    1.22     $     1.03
  Diluted........................  $    0.13         NA  $    0.50  $    0.65  $    0.78   $    1.12     $     0.97
Weighted average shares
  Basic..........................  7,594,000  7,575,000  7,087,000  6,104,000  6,254,000   6,254,000      8,264,000
  Diluted........................  7,686,000         NA  7,094,000  6,187,000  6,801,000   6,801,000      8,801,000
Other
  EBITDA(5)......................  $   2,588  $ (11,047) $   5,823  $   8,160  $  16,619   $  22,840     $   22,841
  Interest expense...............  $     635  $   1,472  $   1,964  $   3,139  $   8,398   $  10,122     $    8,505
Cash flow provided by (used in)
  Operating activities...........  $  (4,290) $  (4,514) $     533  $  (2,971) $   3,658         n/a            n/a
  Investing activities...........  $  (5,004) $ (12,829) $ (11,667) $  21,517  $(136,049)        n/a            n/a
  Financing activities...........  $   5,088  $  13,786  $  10,843  $  (9,999) $ 131,781         n/a            n/a

                                                           AS OF DECEMBER 31,
                                  --------------------------------------------------------------------
                                                                                              AS
                                                         ACTUAL                           ADJUSTED(7)
                                  -----------------------------------------------------  -------------
                                    1994       1995       1996       1997       1998         1998
                                  ---------  ---------  ---------  ---------  ---------  -------------
                                                               (IN 000S)
BALANCE SHEET DATA
  Cash and cash equivalents.....  $   5,599  $   2,192  $   1,901  $  10,448  $   9,838   $     9,838
  Total assets..................  $  37,014  $  37,651  $  51,114  $  45,718  $ 204,816   $   204,816
  Mortgage debt.................  $   7,610  $  24,449  $  20,516  $  15,102  $ 115,130   $   115,130
  Total long-term debt..........  $   7,610  $  24,699  $  28,711  $  19,866  $ 150,421   $   150,421
  Total liabilities.............  $  15,995  $  29,706  $  40,732  $  34,124  $ 182,036   $   165,936
  Total stockholders' equity....  $  21,019  $   7,945  $  10,382  $  11,594  $  22,780   $    38,880

--------------------------

(1) Includes gains on restructured notes receivable, on sale of partnership and on sales of commercial real estate.

(2) Includes interest and other income.

(3) Includes commissions, marketing expenses, and restructuring charges in 1995.

(4) During 1997, we recognized a $79,000 extraordinary gain comprised of a $288,000 gain from debt extinguishment and a $209,000 loss from loan prepayment penalties.

(5) EBITDA is not intended to represent cash flow from operations as defined by generally accepted accounting principles and should not be used as an alternative to net income as an indicator of operating performance or to cash flow as a measure of liquidity. "EBITDA" is defined as earnings before minority interest, extraordinary items, interest expense, interest income, income taxes, depreciation and amortization expense. EBITDA is included in this prospectus to provide additional information with respect to our ability to satisfy our debt service, capital expenditures and working capital requirements.

(6) Adjusted to reflect the sale of 2,000,000 shares of common stock as if offered by us on January 1, 1998 at an offering price of $9.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses, and the receipt and application of the net proceeds from the offering toward the reduction of existing debt obligations of the Company. See "Use of Proceeds" and "Capitalization."

(7) Adjusted to reflect the sale of 2,000,000 shares of common stock on the Company's financial position as of December 31, 1998, at an offering price of $9.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses, and the receipt and application of the net proceeds from the offering toward the reduction of existing debt obligations of the Company.

                          OUR CORPORATE HEADQUARTERS:

                              KENNEDY-WILSON, INC.
                            9601 WILSHIRE BOULEVARD
                                   SUITE 220
                        BEVERLY HILLS, CALIFORNIA, 90210
                                 (310) 887-6400
                             WWW.KENNEDYWILSON.COM

                                     [LOGO]

                                  RISK FACTORS

    AN INVESTMENT IN OUR COMMON STOCK INVOLVES A NUMBER OF RISKS. BEFORE MAKING AN INVESTMENT DECISION, YOU SHOULD CAREFULLY CONSIDER ALL OF THE RISKS DESCRIBED IN THIS PROSPECTUS. IF ANY OF THE RISKS DISCUSSED IN THIS PROSPECTUS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS COULD BE MATERIALLY ADVERSELY AFFECTED. IF THIS WERE TO OCCUR, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE SIGNIFICANTLY AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

    THE RISK FACTORS DESCRIBED BELOW ARE NOT THE ONLY ONES WE FACE. ADDITIONAL RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN TO US MAY ALSO IMPAIR OUR BUSINESS OPERATIONS.

WE MAY BE ADVERSELY AFFECTED BY A DOWNTURN IN ECONOMIC CONDITIONS

    Our business is closely tied to real estate. Our economic performance, the value of real estate and our ability to implement our business strategies may be affected by changes in national and local economic conditions. The condition of the real estate markets in which we operate tends to be cyclical and related to the condition of the economy in the U.S. and Japan as a whole and to the perceptions of investors of the overall economic outlook. Rising interest rates, declining demand for real estate or periods of general economic slowdown or recession have had a direct negative impact on the real estate market in the past and a recurrence of these conditions in the U.S. or a deeper recession in Japan could result in a reduction in our revenues. In addition, the economic condition of each local market where we operate may be dependent on one or more industries. Our ability to vary our portfolio promptly in response to economic or other conditions is limited. Certain significant expenditures, such as debt service costs, real estate taxes, and operating and maintenance costs are generally not reduced when market conditions are poor. These factors would impede us from responding quickly to changes in the performance of our investments and could adversely impact our business, financial condition and results of operations. An economic recession could lead to:

    - a general decline in rents due to defaulting tenants or less favorable terms for renewed or new leases;

    - fewer purchases and sales of properties by clients, resulting in a decrease in property management fees, brokerage commissions and auction revenues;

    - a decline in actual and projected sale prices of our properties meaning lower returns on the properties in which we have invested;

    - higher interest rates, higher loan costs, less desirable loan terms and a reduction in the availability of mortgage loans and mezzanine financing which could limit our ability to acquire additional real estate assets; and

    - a decrease in the availability of lines of credit and other sources of capital used to purchase real estate investments and distressed notes.

OUR REAL ESTATE INVESTMENTS INVOLVE RISK OF LOSSES AND FLUCTUATIONS IN OPERATING
  RESULTS

    As of December 31, 1998, we were involved as a principal investor in 16 real estate investments. Our book value for those investments as of that date was approximately $122.4 million and our total equity investment was approximately $7.3 million. Our participation as a principal in real estate investments and the timing of our purchases and sales of those investments could result in significant fluctuations in our net operating results and cash flow. We may experience one or more quarters without acquiring or disposing of real estate, which could have a material adverse effect on our business, financial condition and results of operations.

    There is the inherent possibility in all of our real estate investments that we will lose all or part of our investment. Moreover, in our joint ventures that invest in real estate, we may not be able to unilaterally decide the timing of the disposition of an investment, and as a result, may not control when and whether any gain will be realized or loss avoided. Our investments can also be diminished by:

    - civil unrest, acts of war and acts of God, including earthquakes, hurricanes and other natural disasters (which may result in uninsured or under insured losses);

    - the impact of present or future legislation in the U.S. or in Japan (including environmental regulation, changes in laws concerning foreign ownership of property, changes in real estate tax rates, changes in zoning laws and laws requiring upgrades for disabled persons) and the cost of compliance with such legislation; and

    - liabilities relating to claims to the extent insurance is not available or is inadequate.

    Part of our investment strategy is to locate and acquire real estate assets that we believe are undervalued and to improve them to increase their resale value. We face risks arising from the acquisition of properties not yet fully developed or in need of substantial renovation or redevelopment, particularly the risk that we overestimate the value of the property and the risk the cost or time to complete the renovation or redevelopment will exceed the budgeted amount. Such delays or cost overruns may arise from:

    - shortages of materials or skilled labor;

    - a change in the scope of the original project;

    - the difficulty in obtaining necessary zoning, land-use, building, occupancy and other governmental permits and authorizations;

    - the discovery of structural or other latent defects in the property once construction has commenced; and

    - delays in obtaining tenants.

    Any failure to complete a redevelopment project in a timely manner and within budget or to sell or lease the project after completion could have a material adverse effect upon our business, results of operation and financial condition.

    We also have made and expect to continue to make or acquire mezzanine loans, which are loans that are secured by real property, but are subject to the interests of lenders who are senior to us. These mezzanine loans are considered to involve a high degree of risk compared to other types of loans secured by real property. This is due to a variety of factors, including that a foreclosure by the holder of the senior loan could result in our mezzanine loan becoming uncollectible. Accordingly, we may not recover the full amount, or any, of our investment in mezzanine loans. In addition, mezzanine loans may have higher loan to value ratios than conventional term loans. See "Business--Our Business Operations--Real Estate Investments And Asset Management."

WE WILL BE SUBJECT TO NEW RISKS RESULTING FROM INCREASED JAPANESE OPERATIONS

    In 1998, 3.1% of our revenues were earned as a result of our operations and investments in Japan. One of our strategies for the future is to increase our operations and investments in Asia, particularly, in Japan. In furtherance of this strategy, we expect to commit additional resources to expand our sales and marketing activities in Japan and expand our service offerings and products in selected markets throughout Asia. If we are successful in implementing this strategy, the increased scope of our international operations may lead to more volatile financial results and difficulties in managing our businesses. This volatility and difficulty could be caused by, among other things, the following:

    - currency fluctuations, restrictions and problems relating to the repatriation of profits;

    - our relative inexperience in investing in Japanese real estate and loan pools;

    - difficulties and costs of staffing and managing international operations;

    - the burden of complying with multiple and potentially conflicting laws;

    - laws restricting foreign companies from conducting business and unexpected changes in regulatory requirements;

    - the impact of different business cycles and economic instability;

    - political instability and civil unrest;

    - greater difficulty in perfecting our security interests, collecting accounts receivable, foreclosing on security and protecting our interests as creditors in bankruptcies in certain geographic regions;

    - potentially adverse tax consequences;

    - share ownership restrictions on foreign operations;

    - Japanese property and income taxes, tax withholdings and tariffs; and

    - geographic, time zone, language and cultural differences between personnel in different areas of the world.

    We may experience an operating loss in one or more regions of the world for one or more periods, which could have a material adverse effect on our business, operating results and financial condition. If we are unable to successfully implement these plans, to maintain adequate long-term strategies that successfully manage the risks associated with our international business or to adequately manage operational fluctuations, our business, financial condition and results of operations could be materially and adversely affected.

    During 1997 and 1998, Japan and other parts of Asia were impacted by financial turmoil which was initially reflected in rapidly falling exchange rates relative to the U.S. Dollar. This led to falling stock prices and asset values in Asia and reduced economic growth prospects in Asia. Several property markets in Asia were affected by real estate developments that resulted in an oversupply of completed or partially completed space. Property prices fell along with prices of other investments and asset values.

    These events reduced Asian economic growth in 1998 and, as economic growth is generally a significant factor affecting property markets, demand for property in Asia is generally weaker than in prior years. Also important to a recovery in Asian property markets will be the adjustment to the current significant oversupply of space in many markets which is likely to take time to correct. The short-term outlook for real estate in Asia includes depressed rents and capital values. The length and severity of the downturn is likely to vary in different markets within the region. Our ability to realize profits from acquisitions of distressed notes and the subsequent sale of any real estate securing those notes may be materially adversely affected by a prolonged depression in the value of real estate in the region. Conversely, a strong Asian economy could reduce the availability of undervalued real estate and distressed note pools in Asia. This could adversely effect our operations in Japan. We cannot be sure that we will be successful with our Asian investments. See "Business--Our Strategies For Growth-- Grow Our Japanese Business."

OUR REVENUES AND EARNINGS MAY BE AFFECTED BY FOREIGN CURRENCY FLUCTUATIONS

    Our revenues from non-U.S. operations have been primarily denominated in the local currency where the associated revenues were earned. Thus, we may experience significant fluctuations in revenues and earnings because of corresponding fluctuations in foreign currency exchange rates. To date, our foreign currency exposure has been limited to the Japanese Yen. For the twelve months ended December 31, 1998, 8.4% of our net income was denominated in Yen. As we increase our foreign operations, fluctuations in the value of the U.S. Dollar relative to the other currencies in which we may generate earnings could materially adversely affect our business, operating results and financial condition. Fluctuations in currencies relative to the U.S. Dollar may make it more difficult to perform period-to-period comparisons of our reported results of operations. Due to the constantly changing currency exposures to which we will be subject and the volatility of currency exchange rates, there can be no assurance that we will not experience currency losses in the future, nor can we predict the effect of exchange rate fluctuations upon future operating results. Our management may decide to use currency hedging instruments including foreign currency forward contracts, purchased currency options where applicable and borrowings in foreign currency. Economic risks associated with these hedging instruments include unexpected fluctuations in inflation rates impacting cash flow relative to paying down debt, and unexpected changes in the underlying net asset position. There can be no assurance that any hedging will be effective. See "Business--Our Strategies For Growth--Grow Our Japanese Business."

OUR JOINT VENTURE ACTIVITIES INVOLVE UNIQUE RISKS

    We have utilized joint ventures for large commercial investments and real estate developments. We plan to continue to acquire interests in additional limited and general partnerships, joint ventures and other enterprises (collectively, "Joint Ventures") formed to own or develop real property or interests in real property or note pools. It is our strategy in Japan to invest primarily through Joint Ventures. We have acquired and may acquire minority interests in Joint Ventures and we may also acquire interests as a passive investor without rights to actively participate in management of the Joint Ventures. Investments in Joint Ventures involve additional risks, including the possibility that the other participants may become bankrupt or have economic or other business interests or goals which are inconsistent with our own, that we will not have the right or power to direct the management and policies of the Joint Ventures and that other participants may take action contrary to our instructions or requests and against our policies and objectives. Should a Joint Venture participant act contrary to our interest, it could have a material adverse effect upon our business, results of operations and financial condition. Moreover, we cannot be certain that we will continue these investments, or that we can identify suitable Joint Venture partners and form new Joint Ventures in the future. See "Business-- Our Business Operations--Real Estate Investments And Asset Management" and "--Distressed Note Pool Investments."

WE MAY INCUR LOSSES ON OUR NOTE INVESTMENTS

    We purchase notes that are unsecured or secured by real or personal property. These notes are generally non-performing or sub-performing, and most likely are in default at the time of purchase. In general, the distressed notes we acquire are highly speculative investments and have a greater than normal risk of future defaults and delinquencies as compared to newly originated loans. Returns on loan investments depend on the borrower's ability to make required payments or, in the event of default, our security interests, if any, and our ability to foreclose and liquidate whatever property may be securing the note. We cannot be sure that we will be able to collect on a defaulted loan or foreclose on security successfully or in a timely fashion. There may also be instances when we are able to acquire title to an underlying property and sell it, but not make a profit on our investment. See "Business-- Our Business Operations--Distressed Note Pool Investments."

OUR OPERATING RESULTS MAY VARY FROM QUARTER TO QUARTER

    We have experienced a fluctuation in our financial performance from quarter to quarter due in part to the significance of revenues from the sales of our real estate to our overall performance. The timing of purchases and sales of our real estate investments has varied, and will continue to vary, widely from quarter to quarter, due to variability in market opportunities, changes in interest rates, and the overall demand for residential and commercial real estate, among other things. While these factors have contributed to our experiencing increased operating income and earnings in the fourth quarter in past years, there can be no assurance that we will continue to perform better in the fourth quarter.

    In addition, the timing and magnitude of brokerage commissions paid to us may vary widely from quarter to quarter depending upon overall activity in the general real estate market and the nature of our brokerage assignments, among other things. See "Management's Discussion and Analysis of Financial Condition And Results Of Operations--Quarterly Operating Results."

THE REAL ESTATE SERVICES AND INVESTMENT BUSINESSES ARE HIGHLY COMPETITIVE

    Real estate services and investment businesses are highly competitive. Our principal competitors include both large multinational companies and national and regional firms, such as LaSalle Partners, Inc., Jones Lang LaSalle Inc., Trammell Crow Company, CB Richard Ellis Services, Inc. and Insignia Financial Group. Most of these competitors have greater financial resources and a broader global presence than Kennedy-Wilson. We compete with these companies and others in the U.S. and to a limited extent, in Japan:

    - selling commercial and residential properties on behalf of customers through brokerage and auction services;

    - leasing and property management, including construction and engineering services;

    - purchasing commercial and residential properties, as well as undeveloped land for our own account; and

    - acquiring secured and unsecured non-performing loans.

    Our property management operations must compete with a growing number of national firms seeking to expand market share. In addition, as the Japanese economy begins to recover, we expect to experience increased competition with our Japanese operations. There can be no assurance that we will be able to continue to compete effectively, maintain current fee levels or arrangements, continue to purchase investment property profitably or not encounter increased competition.

WE MAY LOSE PROPERTY MANAGEMENT AGREEMENTS OR CLIENT RELATIONSHIPS

    We are highly dependent on long-term client relationships and on revenues received for services under various property management and leasing agreements with third party owners of properties. A considerable amount of our revenues are derived from fees related to these agreements. Over the last six months of 1998, we derived $14.2 million from these agreements, accounting for approximately 27.9% of our total revenues for 1998. Approximately 52% of our revenues earned for the management and leasing of properties in 1998 related to properties owned or asset managed by Heitman Capital Management Corporation. Prior to our acquisition of Heitman Properties, Ltd., now known as Kennedy-Wilson Properties Ltd., in July 1998, Heitman Properties, Ltd. and Heitman Capital Management Corporation were owned by the same company.

    Heitman Capital Management Corporation has sold certain of the properties that we, and our predecessor, Heitman Properties, Ltd., managed for Heitman Capital. We expect Heitman Capital to sell more of its properties in the future. Accordingly, the number of properties that we manage for Heitman Capital will probably decrease. Further, during the years prior to our acquisition of Heitman Properties, Heitman Properties experienced a decline in the total square footage of property under management, property management fees and leasing commissions. You should review the Heitman Properties' Consolidated Balance Sheets and Statements of Operations in this prospectus for more information about Heitman Properties' financial condition and results of operations prior to our acquisition.

    The majority of our property management agreements are cancelable prior to their expiration by the client for any reason on as little as 30 to 60 days' notice. These contracts also may not be renewed when their respective terms expire. We believe many of our clients will continue to use our services for their current holdings and will engage us for newly acquired properties. If, however, we fail to maintain existing relationships, fail to develop and maintain new client relationships or otherwise lose a substantial number of management agreements, we could experience a material adverse change in our business, financial condition and results of operations.

    Our property management fees are generally structured as a percentage of the revenues generated by the properties that we manage. Similarly, our leasing commissions typically are based on the value of the lease revenues commitments. As a result, our revenues are adversely affected by decreases in the performance of the properties we manage. Property performance will depend upon our ability to attract and retain creditworthy tenants, our ability to control operating expenses (some of which are beyond our control), financial conditions generally and in the specific areas where properties are located and the condition of the real estate market generally. See "Business--Our Business Operations--Property Management And Leasing."

THE GROWTH OF OUR BUSINESS DEPENDS ON OUR ABILITY TO RENEW LEASES OR SECURE NEW
  TENANTS

    A significant portion of our property management business involves facilitating the leasing of commercial space. In certain areas of operation, there may be inadequate commercial space to meet demand and there is a potential for a decline in the number of our overall lease and brokerage transactions. In areas where the supply of commercial space exceeds demand, we may not be able to renew leases or obtain new tenants for our owned and managed rental properties as leases expire. Moreover, the terms of new leases and renewals (including renovation costs or costs of concessions to tenants) may be less favorable than current leases. Our revenues may be adversely affected by the failure to promptly find tenants for substantial amounts of vacant space, if rental rates on new or renewal leases are significantly lower than expected, or if reserves for costs of re-leasing prove inadequate. We cannot be sure that we can continue to lease properties for our clients and for our own account in a profitable manner. See "Business--Our Business Operations--Property Management And Leasing."

    Our ability to lease properties also depends on:

    - the attractiveness of the properties to tenants;

    - competition from other available space;

    - our ability to provide for adequate maintenance and insurance and to pay increased operating expenses which may not be passed through to tenants;

    - the availability of capital to periodically renovate, repair and maintain the properties, as well as for other operating expenses; and

    - the existence of potential tenants desiring to lease the properties.

THE GROWTH OF OUR BUSINESS DEPENDS ON OUR ABILITY TO INTEGRATE ACQUISITIONS INTO
  OUR EXISTING OPERATIONS

    Acquisitions and expansion have been, and will continue to be, a significant component of our growth strategy for the future. Last year, we acquired Heitman Properties, Ltd., a nationwide property management and leasing operation. While maintaining our existing business lines, we intend to continue to pursue a sustained growth strategy by increasing revenues from existing clients, expanding the breadth of our service offerings, seeking selective co-investment opportunities and pursuing strategic acquisitions.

    Our ability to manage our growth will require us to effectively integrate new acquisitions into our existing operations while managing development of principal properties. We expect that significant growth in several business lines occurring simultaneously will place substantial demands on our managerial, administrative, operational and financial resources. Our future success and profitability will depend, in part, on our ability to attract, retain and motivate qualified managers and other personnel, and successfully implement enhancements to management and operating systems. In addition, expansion will likely require increased financing from third party lenders. We cannot be sure that we will be able to successfully manage all factors necessary for a successful expansion of our business. Moreover, our strategy of growth depends on the existence of and our ability to identify attractive and synergistic acquisition targets. The unavailability of suitable acquisition targets, or our inability to find them, may result in a decline in our business, financial condition and results of operations. See "Business--Our Strategies For Growth."

WE DEPEND ON KEY PERSONNEL WHOSE CONTINUED SERVICE IS NOT GUARANTEED

    Our continued success is dependent to a significant degree upon the efforts of certain senior executives. William McMorrow, our Chairman and Chief Executive Officer; Freeman Lyle, our Executive Vice President, Chief Financial Officer and Secretary; Lewis Halpert, our Executive Managing Director and the President of our Residential and Notes Groups; and Barry Schlesinger, the Chairman and Chief Executive Officer of Kennedy-Wilson Properties, Ltd. (formerly Heitman Properties, Ltd.), have each been essential to our business. In addition, Richard Mandel, the Managing Director and President of our Commercial Brokerage Division, has been key to real estate brokerage and investment activities in markets outside Los Angeles, including in Japan. Ryosuke Homma, President and Representative Director of our Japanese subsidiary, Kennedy-Wilson Japan, has been vital to our business in Japan. These executives have employment contracts with us that are renewable annually. The departure of all or any of these executives for whatever reason or the inability of all or any of them to continue to serve in their present capacities or our inability to attract and retain qualified personnel could have a material adverse effect upon our business, financial condition and results of operations.

    Each of these individuals has built a highly regarded reputation in the real estate industry. Each attracts business opportunities and assists us both in negotiations with lenders and potential joint venture partners and in the representation of large and institutional clients. If we lost their services, our relationships with lenders, joint venturers and clients would diminish significantly.

    In addition, our other officers have strong regional reputations and they aid us in attracting and identifying opportunities and negotiating for us and on behalf of our clients. In particular, we view the establishment and maintenance of strong relationships through these individuals as critical to our success in the Japanese market.

    As we continue to grow, our success will be largely dependent upon our ability to attract and retain qualified personnel in all areas of business. We cannot be sure that we will be able to continue to hire and retain a sufficient number of qualified personnel to support or keep pace with our planned growth. See "Management."

OWNERSHIP OF OUR COMMON STOCK IS CONCENTRATED IN THE HANDS OF DIRECTORS AND
  OFFICERS

    After giving effect to this offering and including all director and executive officer stock options exercisable within the next 60 days, our directors and executive officers will together own approximately 45.2% of our issued and outstanding shares of common stock if the underwriter's over-allotment option is not exercised, with William McMorrow, our Chief Executive Officer, owning 17.3%, Lewis Halpert, our Executive Managing Director owning 15.8%, and Thomas Barrack, a member of our Board of Directors, owning 9.6%. Accordingly, our directors and officers will have the power to influence substantially the election of all of the members of our Board of Directors and the outcome of most corporate actions requiring stockholder approval. Such voting control may prevent the approval of certain types of transactions, including a proposal by third parties to acquire us. See "Security Ownership Of Certain Beneficial Owners And Management."

WE ARE HIGHLY DEPENDENT UPON CALIFORNIA OPERATIONS

    Certain of our business activities are concentrated in California. As of December 31, 1998:

    - 84.7% of the total amount that we have invested in real estate is invested in real estate located in California;

    - 54.3% of our brokerage revenues in 1998 related to property located in California; and

    - 18.8% of our property management revenues in 1998 related to property located in California.

    Consequently, our business, results of operations and financial condition are dependent upon general trends in the California economy and its real estate market. Although it is currently in a period of recovery, the California economy experienced a recession in the early 1990s that was accompanied by a sustained decline in the value of California real estate. Real estate market declines may become so severe that the market value of the properties securing loans may be significantly less than the outstanding balances of those loans, and real estate market declines may negatively affect our ability to sell our property at a profit. We purchased all of the California real estate that we currently own after July 1994, during, what we believe to be the recovery period following the early 1990s recession. In addition, California historically has been vulnerable to certain natural disaster risks, such as earthquakes, floods, wild fires and erosion-caused mudslides. The existence of adverse economic conditions or the occurrence of natural disasters in California could have a material adverse effect on our business, financial condition and results of operations.

OUR USE OF DEBT TO FINANCE ACQUISITIONS COULD ADVERSELY IMPACT OUR RESULTS

    We have historically financed new acquisitions and property purchases with cash derived from secured and unsecured loans and lines of credit. For instance, we typically purchase real property with loans secured by a mortgage on the property acquired. We have also pledged shares of our property management subsidiary as collateral for the loan we used to finance the acquisition of that subsidiary. As of December 31, 1998, 98% of the real properties that we own individually (based on book value) were encumbered by debt. We anticipate continuing this trend. We do not have a policy limiting the amount of debt that we may incur. Accordingly, our management and Board of Directors have discretion to increase the amount of our outstanding debt at any time. We could become more highly leveraged, resulting in an increase in debt service costs that could adversely affect our results of operations and increase the risk of default on our debt.

    As of December 31, 1998, we had $131.8 million in variable rate borrowings. As a result, we are subject to fluctuating interest rates that may impact, adversely or otherwise, our results of operations and cash flows.

    We may be subject to risks normally associated with debt financing, including the risk that our cash flow will be insufficient to make required payments of principal and interest, and the risk that existing indebtedness on our properties will not be able to be refinanced or that the terms of available financing will not be as favorable as the terms of existing indebtedness. If we were unable to satisfy the obligations owed to any lender with a lien on one of our properties, the lender could foreclose on the real property or other assets securing the loan and we would lose that property or asset. The loss of any property or asset to foreclosure could have a material adverse effect on our business, financial condition and results of operations. See "Business--Our Strategies For Growth" and "Business--Our Business Operations--Real Estate Investments And Asset Management."

OUR OPERATIONS MAY BE ADVERSELY AFFECTED BY YEAR 2000 ISSUES

    Many computer systems and software products are coded to accept only two digit entries in the date code field. As a result, those computer programs and systems may recognize a date using "00" as the year 1900 rather than the year 2000. Significant uncertainty exists concerning the potential effects associated with these year 2000 issues.

    We rely upon our computer systems to conduct operations. Without the use of our computer systems, we would have difficulty processing transactions, paying invoices or engaging in similar normal business activities. We have implemented plans to review, test, remediate and upgrade or replace our existing computer systems to ensure that they are year 2000 compliant. If, however, we are unable to attract and retain qualified personnel who are able to detect and remediate any year 2000 problems, or to do so in a timely manner, or if the year 2000 problems are more costly than anticipated to remediate, there could be a material adverse effect on our business, financial condition and results of operations.

    There is also "embedded technology" in our core property systems. Embedded technology consists of micro-processing chips which are embedded in the workings of mechanical devices, for example, elevators, fire safety systems, air conditioning and heating, and keyless entry systems in the buildings we manage. If non-compliant embedded technology fails, it may cause our core property systems to fail. As a result, the building's tenants may be able to cancel leases, the owner may be subject to fines or penalties under terms of the leases and owners may be unable to compensate us for our services. These events could have a material adverse effect on our business, results of operations and financial condition. Additionally, although we are not aware of any threatened claims related to year 2000 issues, we may be subject to litigation from year 2000 claims. Adverse outcomes of any year 2000 litigation could have a material adverse effect on our business, financial condition and results of operations.

    Furthermore, if our suppliers have not successfully become year 2000 compliant, they may not be able to provide the services or deliver the products to us as currently provided and delivered. If our suppliers fail to become year 2000 compliant, there could be a material adverse effect on our business, operating results and financial condition. We would then have to try to contract with other suppliers with sufficient capacity to accommodate our needs. There can be no assurance that we would be able to contract with any new suppliers on acceptable terms, if at all. See "Management's Discussion And Analysis Of Financial Condition And Results of Operations--Year 2000 Issue."

WE MAY HAVE LIABILITIES IN CONNECTION WITH REAL ESTATE BROKERAGE AND PROPERTY
  MANAGEMENT ACTIVITIES

    As a licensed real estate broker, we, and our licensed employees, are subject to certain statutory due diligence, disclosure and standard-of-care obligations. Failure to fulfill these obligations could subject us or our employees to litigation from parties who purchased, sold or leased properties they brokered or managed. In addition, we may become subject to claims by participants in real estate sales claiming that we did not fulfill our statutory obligations as a broker.

    In our property management capacity, we hire and supervise third party contractors to provide construction and engineering services for our properties. While our role is limited to that of a supervisor, we cannot be sure that we will not be subjected to claims for construction defects or other similar actions. Adverse outcomes of property management litigation could have a material adverse effect on our business, financial condition and results of operations. See "Business--Our Business Operations--Property Management And Leasing" and "--Distressed Note Pool Investments" and
"--Real Estate Brokerage."

OUR PROPERTIES MAY SUBJECT US TO POTENTIAL ENVIRONMENTAL LIABILITY

    Under various federal, state and local laws, ordinances and regulations, a current or previous owner or operator of real estate may be liable for the clean up of hazardous or toxic substances and may be liable to a governmental entity or to third parties for property damage and for investigation and clean-up costs incurred by governmental entities or third parties in connection with the contamination. Such laws typically impose liability without regard to whether the owner or operator knew of, or was responsible for, the presence of the hazardous or toxic substances, even when the contaminants were associated with previous owners or operators. The costs of investigation, remediation or removal of hazardous or toxic substances may be substantial, and the presence of those substances, or the failure to properly remediate those substances, may adversely affect the owner's or operator's ability to sell or rent the affected property or to borrow using the property as collateral. The presence of contamination at a property can impair the value of the property even if the contamination is migrating onto the property from an adjoining property. Additionally, the owner of a site may be subject to claims by parties who have no relation to the property based on damages and costs resulting from environmental contamination emanating from the site.

    In connection with the direct or indirect ownership, operation, management and development of real properties, we may be considered an owner or operator of those properties or as having arranged for the disposal or treatment of hazardous or toxic substances. Therefore, we may be potentially liable for removal or remediation costs.

    Certain federal, state and local laws, regulations and ordinances also govern the removal, encapsulation or disturbance of asbestos-containing materials during construction, remodeling, renovation or demolition of a building. Such laws may impose liability for release of asbestos-containing materials, and third parties may seek recovery from owners or operators of real properties for personal injuries associated with asbestos-containing materials. We may be potentially liable for those costs for properties that we own. In the past, we have been required to remove asbestos from certain buildings that we own. There can be no assurance that in the future we will not be required to remove asbestos from our buildings or incur other substantial costs of environmental remediation.

    Before consummating the acquisition of a particular piece of property, it is our policy to retain independent environmental consultants to conduct a thorough environmental review of the property to check for contaminants, including performing a Phase I environmental review. These assessments have included, among other things, a visual inspection of the properties and the surrounding area and a review of relevant federal, state and historical documents. To date, the assessments we have had done have not revealed any environmental liability that we believe would have a material adverse effect on our business, assets or results of operations as a whole, nor are we aware of any material environmental liability of the types described. Nevertheless, it is possible that the assessments we commissioned do not reveal all environmental liabilities or that there are material environmental liabilities of which we are currently unaware. There can be no assurance that future laws, ordinances or regulations will not impose any material environmental liability or that the current environmental condition of our properties will not be affected by tenants, by the condition of land or operations in the vicinity of those properties, or by third parties unrelated to us. We believe that our properties are in substantial compliance in all material respects with all federal, state and local laws, ordinances and regulations regarding hazardous or toxic substances. We have not been notified by any governmental authority, and are not otherwise aware of any material noncompliance, liability or claim relating to hazardous or toxic substances in connection with any of our properties. There can be no assurance that federal, state and local agencies or private plaintiffs will not bring these types of actions in the future, or that those actions, if adversely resolved would not have a material adverse effect on our business, financial condition and results of operations. See "Business--Our Business Operations--Property Management And Leasing" and "--Real Estate Investments And Asset Management."

WE MAY INCUR UNANTICIPATED EXPENSES RELATING TO LAWS BENEFITING DISABLED PERSONS

    The Americans with Disabilities Act (the "ADA") generally requires that public accommodations such as hotels and office buildings be accessible to disabled people. We currently own in the U.S., individually and with partners, 12 office or other commercial buildings (one of which is under construction) a hotel and a ski resort. We believe that our properties are in substantial compliance with the ADA and that we will not be required to make substantial capital expenditures to address the requirements of the ADA. If, however, our properties were not in compliance with the ADA, the U.S. federal government could fine us or private litigants could be awarded money damages against us. If we are required to make substantial alterations to one or more of our properties, our results of operations could be materially adversely affected. See "Business--Our Business Operations--Property Management And Leasing" and "--Real Estate Investments And Asset Management."

WE HAVE INSURANCE COVERAGE LIMITATIONS

    We carry comprehensive general liability coverage and umbrella coverage on all of our properties of which we own more than 50% with limits of liability which we deem adequate and appropriate under the circumstances (subject to deductibles) to insure against liability claims and provide for the cost of legal defense. There are, however, certain types of extraordinary losses that may be either uninsurable, or that are not generally insured because it is not economically feasible to insure against those losses. Should any uninsured loss occur, we could lose our investment in, and anticipated revenues from, a property, which loss or losses could have a material adverse effect on our operations. Currently, we also insure some of our properties for loss caused by earthquake in levels we deem appropriate and, where we believe necessary, for loss caused by flood. We cannot be sure that the occurrence of an earthquake, flood or other natural disaster will not have a materially adverse effect on our business, financial condition and results of operations.

OUR STOCK PRICE MAY BE VOLATILE

    Since the beginning of 1997 the market price of our common stock has fluctuated from a low of $1.77 to a high of $13.37 and may be subject to fluctuations in the future. Factors contributing to these fluctuations may include:

    - the announcement of new acquisitions or renovation projects by us or our competitors;

    - quarterly variations in our operating results or the operating results of our competitors; and

    - changes in earnings (losses) or other estimates by analysts or reported results that vary from those estimates.

    In addition, while a public market currently exists for our common stock, trading activity has been somewhat limited. As of May 11, 1999, there were approximately 6.8 million shares of common stock outstanding held by approximately 1,250 holders. Thus, trading of relatively small blocks of shares of common stock could have a significant impact on the price at which the common stock is traded.

    Furthermore, stock markets have experienced significant price and volume fluctuations which could affect the market price of our common stock which may be unrelated to our operating performance. Investors may be unable to resell their shares of our common stock at or above the offering price. In the past, companies that have experienced volatility in the market price of their stock have been the object of securities class action litigation. If anyone brings a lawsuit of this type against us, it could result in substantial costs and a diversion of management's attention and our resources. See "Price Range Of Our Common Stock."

WE ARE SUBJECT TO CERTAIN ANTI-TAKEOVER EFFECTS UNDER DELAWARE LAW

    Because we are a Delaware corporation, management and board of directors could utilize certain provisions of the Delaware code to make it more difficult for a third party to acquire control of our company, even if the change of control would be beneficial to our stockholders. These provisions include a classified, staggered Board of Directors, the inability of stockholders to take action by written consent without a meeting, the inability of the stockholders to call for a special meeting of stockholders, the inability to remove directors without cause and a requirement that certain business combinations be approved by the holders of 66 2/3% of the common stock. This could discourage potential takeover attempts which may adversely affect the market price of our common stock. See "Business--Certain Provisions Of Delaware Law."

                            SPECIAL NOTES OF CAUTION

REGARDING FORWARD-LOOKING STATEMENTS

    Certain statements contained in this prospectus may constitute "forward-looking statements" within the meaning of the federal securities laws. Forward-looking statements are statements containing a projection of revenues, income (loss), earnings (loss), capital expenditures, dividends, capital structure or other financial terms or our plans and objectives for future operations.

    The forward-looking statements in this prospectus are based on our management's beliefs, assumptions, and expectations of our future economic performance, taking into account the information currently available to them. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties that may cause our actual results, performance or financial condition to be materially different from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements. Some of the important factors that could cause our actual results, performance or financial condition to differ materially from our expectations are:

    - General volatility of the capital markets and the market price of our common shares;

    - Changes in the real estate market, interest rates or the general economy of the markets in which we operate;

    - Our ability to identify and complete acquisitions and successfully integrate businesses we acquire;

    - Our ability to employ and retain qualified employees;

    - Our ability, and the ability of our significant vendors, suppliers and customers, to achieve Year 2000 compliance;

    - Changes in government regulations that are applicable to our regulated brokerage and property management businesses;

    - Changes in the demand for our services;

    - Degree and nature of our competition; and

    - The other factors referenced in this prospectus, including, without limitation, under the captions "Risk Factors", "Management's Discussion And Analysis Of Financial Condition And Results Of Operation" and "Business".

    When used in our documents or oral presentations, the words "plan," "believe," "anticipate," "estimate," "expect," "objective," "projection," "forecast," "goal," or similar words are intended to identify forward-looking statements. We qualify any and all of our forward-looking statements entirely by these cautionary factors.

REGARDING ADDITIONAL INFORMATION

    You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock.

                                USE OF PROCEEDS

    The net proceeds to us from the sale of the 2,000,000 shares of common stock, after deducting underwriting discounts, commissions and estimated offering expenses and based upon a public offering price of $9.00 per share of common stock are estimated to be $16,100,000. We intend to use the net proceeds from this offering as follows:

The estimated net proceeds to us.............................................  $16,100,000(1)

Repay loan from FBR Asset Investment Corporation with a maturity of the earlier of June 3, 1999 and the closing of this offering and interest due at 17% per annum, the proceeds of which were used to purchase note pools...  $7,675,000

Repay portion of loan from Colony K-W, LLC, an affiliate of Colony Capital,
  Inc., with a maturity date of January 15, 2000 and interest due at 14% per annum, the proceeds of which were used to acquire Heitman Properties,
  Ltd........................................................................  $7,000,000

Repay portion of borrowings under line of credit with East-West Bank with a maturity date of June 6, 2000 and interest due monthly at three month LIBOR plus 2% per annum, the proceeds of which were used for working capital.....  $1,425,000

Balance of proceeds..........................................................  $        0

------------------------

(1) If the underwriters exercise their over-allotment option in full, the estimated net proceeds to us will be $18,700,000. We intend to use the additional proceeds from exercise of the over-allotment option to repay an additional portion of borrowings under the line of credit with East-West Bank and for general corporate purposes, including selected acquisitions or investments in real estate businesses or products. While from time to time we evaluate potential acquisitions of business and investments and anticipate continuing to make these evaluations, there are no present understandings, commitments or agreements with respect to any acquisition of business or investments for which we will use the proceeds of this offering.

                        PRICE RANGE OF OUR COMMON STOCK

    The following table sets forth, for the fiscal periods indicated, the range of high and low closing sale prices per share of our common stock, traded under the symbol "KWIC", as reported on the NASDAQ National Market.

                                                                                     HIGH        LOW
                                                                                   ---------  ---------
1997
1(st)      Quarter...............................................................  $    2.22  $    1.77
2(nd)      Quarter...............................................................       2.97       2.13
3(rd)      Quarter...............................................................       3.33       2.73
4(th)      Quarter...............................................................       4.39       3.08

1998
1(st)      Quarter...............................................................       8.78       3.67
2(nd)      Quarter...............................................................      12.67       6.33
3(rd)      Quarter...............................................................       9.00       6.00
4(th)      Quarter...............................................................       8.50       5.00

1999
1(st)      Quarter...............................................................      13.37       7.25
2(nd)      Quarter through May 11, 1999..........................................      10.50       8.56

    These prices, where appropriate, are adjusted to give retroactive effect to a 20% stock dividend paid October 27, 1997, a 200% stock dividend paid April 10, 1998 and a 50% stock dividend paid December 15, 1998. As of May 11, 1999 there were 6,770,276 shares of common stock outstanding held by approximately 1,250 holders.

                                DIVIDEND POLICY

    We have not paid any cash dividends on our common stock. We expect to use the earnings from our investments and operations to pursue our growth strategies by:

    - acquiring property management companies;

    - investing in real estate and pools of distressed notes; and

    - expanding our operations.

    Although we have a policy of not paying cash dividends on our common stock, we may determine to pay dividends on our common stock in the future. Any future declaration or payment of dividends will be at the discretion of our Board of Directors and will depend on our results of operations, financial condition, contractual restrictions and other factors that our Board of Directors decides is relevant at that time. Presently, our loan agreement with FBR Asset Investment Corporation prohibits us from declaring or paying any dividend with respect to our common stock without first obtaining FBR Asset's prior consent.

                                 CAPITALIZATION

    The following table sets forth our capitalization as of December 31, 1998 and as adjusted as of that date to give effect to the sale of 2,000,000 shares of common stock at the offering price of $9.00 per share. You should read this information in conjunction with our audited financial statements and the notes to those audited financial statements which are included elsewhere in this prospectus.

                                 CAPITALIZATION
                            AS OF DECEMBER 31, 1998

                                                                                          ACTUAL    AS ADJUSTED(1)
                                                                                         ---------  --------------
                                                                                                 (IN 000S)
Total debt(2)..........................................................................  $  48,805    $   32,705
Stockholders' equity
  Preferred stock $.01 par value; shares authorized 2,000,000 as of December 31, 1998
    and 5,000,000 as of the date hereof; 0 shares issued...............................        n/a           n/a
  Common stock $.01 par value; shares authorized 10,000,000 as of December 31, 1998, and 50,000,000 as of the date hereof; 6,597,075 shares issued and outstanding,
    actual; 8,597,075 shares issued and outstanding, as adjusted.......................         66            86(3)
Additional paid-in-capital.............................................................     28,888        44,968
Accumulated deficit....................................................................     (5,970)       (5,970)
Notes receivable from stockholders.....................................................       (204)         (204)
                                                                                         ---------       -------
  Total stockholders' equity...........................................................     22,780        38,880
                                                                                         ---------       -------
  Total capitalization.................................................................  $  71,585    $   71,585
                                                                                         ---------       -------
                                                                                         ---------       -------

------------------------

(1) Adjusted to reflect a sale by us of 2,000,000 shares of common stock at an offering price of $9.00 per share after deducting the estimated underwriting discounts and commissions, estimated offering expenses and the application of the estimated net proceeds as described in the "Use of Proceeds" section of this prospectus.

(2) Excludes notes payable on real estate held for sale of $115,130,000.

(3) Excludes 1,445,705 shares of common stock subject to outstanding options and warrants. See "Management--Stock Option Plans" and "Our Capital Stock."

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION AND ANALYSIS SHOULD BE READ IN CONJUNCTION WITH "SELECTED CONSOLIDATED FINANCIAL DATA" AND OUR CONSOLIDATED FINANCIAL STATEMENTS AND THE CORRESPONDING NOTES INCLUDED ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    We are an integrated, international real estate services and investment company. We provide property management and leasing services, asset management, commercial and residential brokerage, and auction services to clients primarily in the U.S. and Japan. Our clients include financial institutions, major corporations, real estate developers, insurance companies, and governmental agencies. We also invest in commercial and residential real estate, as well as individual and pools of distressed notes both in the U.S. and Japan. Our revenues in 1996, 1997 and 1998 were $32.0 million, $27.0 million and $50.9 million, respectively. Our net income in the same periods were $3.5 million, $4.0 million and $5.3 million, respectively.

    In 1998, we substantially increased our activities in Japan, including a joint venture with an affiliate of Colony Capital, Inc. This joint venture provides a framework for the investment of up to $100.0 million, $2.0 million of which would be invested by us, in Japanese real estate and pools of distressed notes, of which approximately half has been invested to date. Under the terms of the joint venture agreement, we provide Japanese real estate expertise and receive acquisition, management and disposition fees. The joint venture agreement also requires us to provide 2% of the required equity in any investment. In addition, we made minority investments in brokerage and loan servicing businesses in Japan and have expanded the size of our direct employee base in Japan to nine real estate professionals. As part of our strategy, we plan to grow our business in Japan, continuing to emphasize fee based sources of income. In furtherance of this strategy, we entered into a joint venture with an affiliate of Cargill, Incorporated in March 1999 to invest in small and medium-sized pools of distressed notes. See "Risk Factors--We Will Be Subject To New Risks Resulting From Increased Japanese Operations."

    When we sell residential real property, we recognize as gross revenues the total sales price of residential real estate and we recognize as an expense the purchase price and improvements associated with that real estate. Therefore, a sale of residential real property in any reported period has a disproportionate effect on revenues and expense in that period relative to sales of other investments and our other business lines. Our commercial real property investments are accounted for on a net gain on sale basis.

    Our 1998 growth was due principally to our acquisition of the property management and leasing company, Heitman Properties, Ltd., in July 1998 which was renamed Kennedy-Wilson Properties Ltd. We funded this acquisition with a $21.0 million loan from Colony K-W, LLC. We made this acquisition as part of our strategy to increase recurring fee income as a percentage of total revenues. We expect that this acquisition will be a platform for future growth of our property management business in both the U.S. and Japan. We acquired Heitman Properties for $21.0 million in cash and accounted for this transaction under the purchase method of accounting, resulting in goodwill of $16.0 million which we are amortizing on a straight-line basis over 30 years.

    Historically, we have purchased for our own account commercial and residential real estate in the U.S. During 1996, 1997 and 1998, we acquired $13.1 million, $10.8 million and $102.1 million, respectively, of commercial properties, and $2.2 million, $2.8 million and $7.6 million, respectively, of residential properties. We held or hold all these properties for resale. We anticipate selling these domestic, wholly-owned properties within the next year.

    We are conducting this offering for the primary purpose of restructuring our balance sheet. We intend to use the proceeds of this offering to repay $7.0 million of our existing subordinated debt owed to Colony K-W, LLC and all amounts owed under our loan from FBR Asset Investment Corporation which currently has a balance of approximately $7.7 million. We intend to use the balance of the proceeds to repay a portion of the outstanding balance on our line of credit with East-West Bank. We believe that our resulting capital structure will provide us with the ability to procure new credit facilities with more attractive terms, with the goal of providing us with the flexibility to effect our strategies for growth. See "Use Of Proceeds."

RESULTS OF OPERATIONS

    The following tables set forth certain of our Consolidated Statements of Income information as a percentage of revenues during the periods indicated:

            REVENUES AND EXPENSES AS A PERCENTAGE OF TOTAL REVENUES

                                                                                        YEAR ENDED DECEMBER 31,
                                                                                    -------------------------------
                                                                                      1996       1997       1998
                                                                                    ---------  ---------  ---------
Revenues
  Property management.............................................................         --         --       27.9%
  Brokerage(1)....................................................................       18.4%      21.8%       9.7
  Investments.....................................................................       81.0       74.8       58.3
  Other...........................................................................        0.6        3.4        4.1
                                                                                    ---------  ---------  ---------
Total revenues....................................................................      100.0%     100.0%     100.0%
                                                                                    ---------  ---------  ---------
Cost of revenues
  Commissions and marketing expense...............................................        4.9%       3.4%       1.0%
  Cost of residential real estate sold............................................       52.3       20.7       24.1
                                                                                    ---------  ---------  ---------
Total cost of revenues............................................................       57.2%      24.1%      25.1%
                                                                                    ---------  ---------  ---------
Gross profit......................................................................       42.8%      75.9%      74.9%
                                                                                    ---------  ---------  ---------
Operating expenses
  General administrative and compensation.........................................       24.6%      45.6%      42.2%
                                                                                    ---------  ---------  ---------
Income from operations............................................................       18.2%      30.2%      32.7%
                                                                                    ---------  ---------  ---------
Interest expense..................................................................        6.2%      11.6%      16.5%
Depreciation and amortization.....................................................        0.8        2.9        4.0
Provision for income taxes........................................................        0.2        1.0        1.7
                                                                                    ---------  ---------  ---------
Income before extraordinary items.................................................       11.0%      14.6%      10.5%
                                                                                    ---------  ---------  ---------
Extraordinary items...............................................................         --        0.3%        --
                                                                                    ---------  ---------  ---------
Net income........................................................................       11.0%      14.9%      10.5%
                                                                                    ---------  ---------  ---------
                                                                                    ---------  ---------  ---------

------------------------

(1) Includes brokerage commissions from related parties of $1.1 million in 1996, $900,000 in 1997 and $1.2 million in 1998.

COMPARISON OF YEARS ENDED DECEMBER 31, 1998 AND 1997

TOTAL REVENUES

    Total revenues for 1998 were $50.9 million, which represents an 88.4% increase over 1997. Earnings before taxes for 1998 were $6.2 million, which represents a 45.6% increase over 1997. Net income for 1998 was $5.3 million, which represents a 32.1% increase over 1997. These increases are primarily attributable to our acquisition of Heitman Properties, Ltd., which is now called Kennedy-Wilson Properties Ltd.

    PROPERTY MANAGEMENT. In 1998, our property management and leasing operations generated $14.2 million of revenues, representing 27.9% of our total revenues in 1998. On July 17, 1998, we acquired Heitman Properties, Ltd. from Heitman Financial, Inc., and renamed it Kennedy-Wilson Properties Ltd. Between July 17, 1998 and December 31, 1998, this subsidiary generated $12.7 million of our $14.2 million in property management fees and leasing commissions. As of December 31, 1998, we had under management a portfolio of approximately 48 million gross square feet of commercial, industrial and apartment properties located in 26 states and the District of Columbia.

    BROKERAGE. Brokerage commission revenues in 1998 were $4.9 million, representing 9.7% of total revenues and a 16.6% decrease over brokerage commission revenues in 1997 of $5.9 million. There were a total of 30 transactions in 1998 with an aggregate value of $522.9 million, compared to 57 transactions in 1997 with an aggregate value of $423.8 million. This reflects a continued trend toward increased brokerage commissions from commercial sales and decreased brokerage commissions from residential sales. Commercial properties typically have higher sales prices but lower brokerage commission rates as compared to residential properties. In addition, the costs associated with a commercial assignment tend to be lower than those associated with a residential assignment.

    INVESTMENTS. Sales of residential real estate were $13.8 million in 1998, representing 27.2% of total revenues, compared to $6.8 million in 1997. This equates to a 104.8% increase. This increase is due to sales from four projects in 1998, including a ten unit single family home development in north Los Angeles, seven units of a 23 unit single family development in Palm Desert, and the bulk sale of a 24 unit condominium project in west Los Angeles. This compares to revenues in 1997 from the sale of 13 units of a 14 unit condominium project located in Orange County, California, the sale of the remaining seven units in a condominium project in Hawaii, and the sale of land zoned for condominium development in Beverly Hills. The sales of residential real estate for both years reflect our strategy to sell upon completion of planned improvements, rather than holding for potential appreciation.

    Equity in income of investments with related parties and affiliates and gain on sale of partnership interests increased in total to $4.7 million (including proceeds of $4.1 million from the sale of a partnership interest) in 1998, or 9.2% of total revenues, a 227.7% increase from the $1.4 million realized in 1997. The increase was substantially due to the gain on the sale in 1998 of our interest in a joint venture that owned two commercial office buildings in downtown Los Angeles. We sold our interest in the joint venture because we had completed the process of stabilizing the properties, which included increasing average occupancy of the properties from approximately 45% at acquisition in 1996 to approximately 80% at the time of sale. Both 1998 and 1997 included revenues from the sale of 88 condominium units from a 109 unit joint venture project located near downtown Los Angeles. The sales of these units occurred over two years as planned improvements to the units were completed.

    Gain on sale of commercial real estate was $2.7 million in 1998, or 5.2% of total revenues, down 58.1% from $6.3 million in 1997. The decline resulted from the fact that in 1997 we sold five commercial properties including a 46,000 square foot property in Santa Monica, CA, a 50,000 square foot property in West Los Angeles, a 30,000 square foot property in Anaheim, CA, a 61,000 square foot property in Pasadena, CA, and a 20,000 square foot property in Santa Monica, CA. In 1998 we sold two commercial properties, consisting of a 36,000 square foot building in Santa Monica and a 28,000 square foot building in downtown Los Angeles. All properties were sold after the completion of the stabilization process.

    Gains on restructured notes totaled $3.9 million in 1998, or 7.7% of total revenues, a 3.1% decrease from $4.0 million in 1997. This decrease can be attributed to a reduction in the number of U.S. note purchases in 1998. The gain in both years reflects our continued progress in liquidating our portfolios of distressed notes that were purchased at substantial discounts to face value. Our strategy to collect the note balances consists of either restructuring the note to performing status, negotiating a payoff, or foreclosing and selling the related collateral.

    Net rental income was $4.6 million in 1998, or 9% of total revenues, representing a 181.3% increase from $1.6 million in 1997. The increase reflects our acquisition of approximately 1.0 million square feet of commercial office properties in 1998. All of these acquisitions represent what we believe are value-added opportunities in recovering sub-markets in Los Angeles County, including two properties in Hollywood, CA consisting of 467,000 square feet, a property in downtown Los Angeles consisting of 282,000 square feet, a property in the Mid-Wilshire District of Los Angeles consisting of 133,000 square feet, a property in Pasadena, CA consisting of 52,000 square feet, and a property in Van Nuys, CA consisting of 74,000 square feet.

TOTAL OPERATING EXPENSES

    Operating expenses in 1998 were $44.7 million, representing a 96.4% increase over $22.8 million in 1997. This increase was due primarily to the addition of new personnel in connection with the acquisition of our property management and leasing subsidiary, formerly known as Heitman Properties, Ltd.

    Brokerage commissions and marketing expenses decreased 42.7% to $532,000 in 1998 from $928,000 in 1997, primarily as a result of the decreased auction sales, which are typically more expensive than sealed bid sales or traditional brokerage sales.

    Cost of residential real estate sold was $12.2 million in 1998, a 119% increase from $5.6 million in 1997. The increase correlates with the increased revenues from the sales of residential real estate discussed above.

    Compensation and related expenses was $14.6 million in 1998, up 90.4% from $7.7 million in 1997. The increase reflects the increase in personnel from 60 employees in 1997 to approximately 700 employees in 1998, primarily as a result of our acquisition of Heitman Properties, Ltd., renamed Kennedy-Wilson Properties Ltd. In addition, we implemented a deferred compensation program in 1997 designed to retain and motivate key employees to help achieve targeted company-wide goals.

    General and administrative expenses were $6.9 million in 1998, representing a 47.8% increase over 1997 expenses of $4.7 million. The increase is due primarily to the additional expenses associated with our increased property management operations.

    Depreciation and amortization expense increased to $2.1 million in 1998, a 160.6% increase over $790,000 in 1997. The increase was due to the increase in the commercial property portfolio to $110.0 million in 1998 from $14.1 million in 1997. In addition, we began amortizing the goodwill arising from our July 1998 acquisition of Heitman Properties, Ltd. The amount amortized in 1998 was approximately $800,000.

    Interest expense was $8.4 million in 1998, compared to $3.1 million in 1997, representing a 167.5% increase. The increase results from the increase in total debt to $163.9 million in 1998 from $28.9 million in 1997. Approximately $115.1 million of the debt in 1998 was in the form of loans to finance commercial and residential properties as discussed in the "Liquidity And Capital Resources" section.

COMPARISON OF YEARS ENDED DECEMBER 31, 1997 AND 1996

TOTAL REVENUES

    Total revenues in 1997 were $27.0 million, a 15.5% decrease from $32.0 million in 1996. Earnings before taxes for 1997 were $4.2 million, representing a 17.8% increase over 1996. Net income for 1997 was $4.0 million, representing a 14.1% increase over 1996. Despite the decrease in sales of residential real estate earnings before taxes, net income increased because of an increase in the sale of commercial real estate. We had no property management revenues in 1996 or 1997.

    BROKERAGE. Revenues from brokerage commissions were $5.9 million in both 1997 and 1996, representing 21.8% of total revenues in 1997 and 18.4% of total revenues in 1996. In 1997 there were 57 transactions totalling $424.0 million in value, compared to 70 transactions in 1996 totalling $359.6 million in value. Also, in 1997 a greater proportion of the brokerage commissions were earned from commercial property sales, as opposed to 1996 when sales of residential properties, especially through the auction process, were greater. Commercial properties typically have higher sales prices but lower brokerage commission rates compared to residential properties. The costs associated with a commercial assignment tend to be lower than those associated with residential assignments.

    INVESTMENTS. Residential real estate sales were $6.8 million in 1997, equal to 25% of total revenues, compared to $19.7 million in 1996, representing a 65.8% decline. Residential real estate sales in 1997 consisted of revenues from three projects, including 13 units of a 14 unit condominium property in Orange County, the remaining seven units in a condominium property in Hawaii and land in Beverly Hills. This compares to residential real estate sales in 1996 which included revenues from the sale of four projects, including 33 condominium units from a property in Hawaii, 42 condominium units from a property in south San Francisco, 9 units from a property in west Los Angeles, and the remaining unit from a condominium project located in San Francisco.

    Equity in income of investments with related parties and non-affiliates was $1.4 million in 1997, or 5.3% of total revenues, compared to $178,000 in 1996. The increase is due primarily to sales of condominium units in a 109 unit joint venture property located near downtown Los Angeles.

    Gain on sale of commercial real estate was $6.3 million in 1997, representing 23.5% of total revenues, compared to $1.4 million in 1996, equating to a 336% increase. The increase is due primarily to the fact that in 1997 we sold five commercial properties, including a 46,000 square foot property in Santa Monica, California, a 50,000 square foot property in west Los Angeles, and a 30,000 square foot property in Anaheim, California, a 61,000 square foot property in Pasadena, California and a 20,000 square foot property in Santa Monica. In 1996 we sold one commercial property consisting of 56,000 square feet in Santa Monica.

    Gains on restructured notes receivable were $4.0 million in 1997, or 15.0% of total revenues, compared to $3.1 million in 1996, which equates to a 32% increase. The increase reflects the increased collections from the note pools acquired in 1996 and 1997.

    Net rental income was $1.6 million in 1997, or 6% of total revenues, versus $1.5 million in 1996, resulting in an 11% increase. The increase resulted from an increase in the average occupancy of properties in our portfolio in 1997 due to our management and leasing programs.

TOTAL OPERATING EXPENSES

    Total expenses in 1997 were $22.8 million, a 19.8% decrease from $28.4 million in 1996. Despite the decrease in sales of residential real estate, earnings before taxes and net income increased because of an increase in the sales of commercial real estate. We had no property management revenues in 1996 or 1997.

    Brokerage commission and marketing expenses decreased 40.5% to $928,000 in 1997 from $1.6 million in 1996, reflecting the continued trend of less auction marketing revenues which is typically more costly than single asset commercial brokerage transactions.

    Cost of residential real estate sold decreased 66.6% to $5.6 million in 1997 from $16.7 million in 1996. This was due primarily to the decreased revenues from sales of residential real estate discussed above.

    Compensation and related expenses increased 62% to $7.7 million in 1997 from $4.7 million in 1996, resulting from an increase in executive employees and incentive compensation, including the implementation of a deferred compensation program.

    General and administrative expenses increased 49.1% to $4.7 million in 1997 from $3.1 million in 1996, due to an increase in occupancy costs associated with opening our office in New York as well as the necessity of additional corporate space, and to increased legal costs associated with increased collection and restructuring of notes receivable and leasing and sales of commercial and residential real estate.

    Depreciation and amortization increased 195% to $790,000 in 1997 from $268,000 in 1996. Although commercial properties held for sale at the end of 1997 totaled approximately $14.1 million, compared to approximately $25.1 million at the end of 1996, the average balance during 1997 was higher as a result of the timing of property acquisitions and dispositions.

    Interest expense increased 59.8% to $3.1 million in 1997 from $2 million in 1996. Although our total debt decreased to $28.9 million in 1997 from $37.6 million in 1996, the average balance in 1997 was higher.

QUARTERLY OPERATING RESULTS

    The following tables present quarterly operating results for 1997 and 1998. The results in the third and fourth quarters of 1998 include the operations of Kennedy-Wilson Properties Ltd., our property management and leasing subsidiary acquired in July 1998. This data has been derived from unaudited interim consolidated financial statements prepared on substantially the same basis as the audited Consolidated Financial Statements contained elsewhere in this prospectus. In the opinion of management, this information includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information when read in conjunction with the Consolidated Financial Statements and Notes thereto appearing elsewhere in this prospectus. The operating results for any quarter are not necessarily indicative of the operating results for any future period.

                                                                                       1997
                                                                    ------------------------------------------
                                                                                THREE MONTHS ENDED
                                                                    ------------------------------------------

                                                                    MARCH 31    JUNE 30   SEPT. 30    DEC. 31
                                                                    ---------  ---------  ---------  ---------
                                                                           (IN 000S EXCEPT SHARE DATA)
REVENUES
Property management(1)............................................         --         --         --         --
Brokerage.........................................................  $     718  $   1,407  $     963  $   2,807
Investments.......................................................      4,996      2,208      4,578      8,542
Corporate.........................................................        156        351        273         --
                                                                    ---------  ---------  ---------  ---------
TOTAL REVENUES....................................................      5,870      3,966      5,814     11,349
TOTAL OPERATING EXPENSES..........................................      5,234      3,767      5,282      8,485
                                                                    ---------  ---------  ---------  ---------
Income before provision for income taxes and extraordinary
  items...........................................................        636        199        532      2,864
Provision for income taxes........................................         50         50         65        115
                                                                    ---------  ---------  ---------  ---------
Income before extraordinary items.................................        586        149        467      2,749
Extraordinary items...............................................         --        288         --       (209)
                                                                    ---------  ---------  ---------  ---------
NET INCOME........................................................  $     586  $     437  $     467  $   2,540
                                                                    ---------  ---------  ---------  ---------
                                                                    ---------  ---------  ---------  ---------
SHARE DATA
Basic income per share before extraordinary items.................  $    0.09  $    0.02  $    0.08  $    0.46
Basic net income per share........................................  $    0.09  $    0.07  $    0.08  $    0.43
Basic weighted average shares.....................................  6,463,211  6,075,270  5,957,469  5,932,058
Diluted income per share before extraordinary items...............  $    0.09  $    0.02  $    0.08  $    0.46
Diluted net income per share......................................  $    0.09  $    0.07  $    0.08  $    0.42
Diluted weighted average shares...................................  6,528,483  6,151,593  6,065,619  6,057,639

                                                                                       1998
                                                                    ------------------------------------------
                                                                                THREE MONTHS ENDED
                                                                    ------------------------------------------

                                                                    MARCH 31    JUNE 30   SEPT. 30    DEC. 31
                                                                    ---------  ---------  ---------  ---------
                                                                           (IN 000S EXCEPT SHARE DATA)
REVENUES
Property management...............................................         --         --  $   6,361  $   7,833
Brokerage.........................................................  $   2,142  $   1,592      1,501       (318)
Investments.......................................................      1,785      4,426     12,701      6,842
Corporate.........................................................        470        441        271      4,825
                                                                    ---------  ---------  ---------  ---------
TOTAL REVENUES....................................................      4,397      6,459     20,834     19,182
TOTAL OPERATING EXPENSES..........................................      3,625      6,221     19,132     15,732
                                                                    ---------  ---------  ---------  ---------
Income before provision for income taxes..........................        772        238      1,702      3,450
Provision for income taxes........................................         98         36        311        392
                                                                    ---------  ---------  ---------  ---------
NET INCOME........................................................  $     674  $     202  $   1,391  $   3,058
                                                                    ---------  ---------  ---------  ---------
                                                                    ---------  ---------  ---------  ---------
SHARE DATA
Basic net income per share........................................  $    0.11  $    0.03  $    0.21  $    0.46
Basic weighted average shares.....................................  5,924,800  5,954,943  6,520,855  6,606,858
Diluted net income per share......................................  $    0.11  $    0.03  $    0.20  $    0.43
Diluted weighted average shares...................................  6,366,289  6,583,598  7,093,199  7,150,513

------------------------------

(1)  We acquired our property management operations in July, 1998.

    Revenues and income before income taxes during the fourth fiscal quarter historically have been somewhat greater than in the first three fiscal quarters, primarily because our brokerage assignments and sales of investments have a demonstrated tendency to close toward the end of the fiscal year. The timing and introduction of new contracts, the disposition of real estate investments and other factors may also cause quarterly fluctuations in our operating results. See "Risk Factors--Our Operating Results May Vary From Quarter to Quarter."

LIQUIDITY AND CAPITAL RESOURCES

    Our liquidity and capital resources requirements include expenditures for the acquisition and improvement of real estate held for sale, the acquisition and resolution of distressed note pools, the acquisition of property management portfolios and working capital needs. Historically, we have not required significant capital resources to support our brokerage operations. We finance our operations with internally generated funds and borrowings under our revolving lines of credit as described below. Our investments in real estate are typically financed by mortgage loans secured primarily by the underlying real estate. These mortgage loans are generally nonrecourse in that, in the event of a default, recourse will be limited to the mortgaged property serving as collateral, subject to certain exceptions that are standard in the real estate industry. The exceptions where the lender may proceed against the borrower or guarantor, if any, generally include the voluntary transfer of the mortgaged property by the borrower, the voluntary initiation of bankruptcy proceedings by the borrower, fraud or misrepresentation in obtaining the loan, and other similar acts.

    Cash provided by operating activities was $3.7 million in 1998, compared to $3.0 million in cash used in operating activities in 1997. The change included an increase in accounts receivable attributable primarily to the property management fees which are received one month in arrears, as well as leasing commissions earned but not received until the related tenant moves in, offset by increased accrued expenses which includes bonuses and deferred compensation. The $3.0 million cash used in operating activities in 1997 compares to $533,000 in cash provided by operating activities in 1996. The change resulted from an increase in 1997 in gains on sale of real estate, which are excluded from cash flows from operating activities, offset by an increase in accrued expenses.

    Cash used in investing activities was $136.0 million in 1998, compared to $21.5 million in cash provided by investing activities in 1997. The change resulted primarily from our purchase of $123.0 million of commercial properties. In addition, 1998, we purchased Heitman Properties, Ltd. for $21.0 million, which was allocated to contracts, furniture and fixtures, and goodwill. The $21.5 million in cash provided by investing activities in 1997 compares to cash used in investing activities in 1996 of $11.7 million. The change resulted primarily from proceeds from sale of real estate held for sale in the amount of $36.3 million and collection of notes receivable of $4.9 million, offset by purchases of real estate held for sale of $18.8 million.

    Cash provided by financing activities was $131.8 million in 1998, compared to cash used in financing activities in 1997 of $10.0 million. The change resulted primarily from our borrowing $114.7 million in mortgage loans to finance the purchase of the commercial properties referred to above. In addition, we issued $21.0 million in subordinated debt to finance the purchase of Heitman Properties, Ltd. The $10.0 million in cash used in financing activities in 1997 compares to cash provided by financing activities of $10.8 million in 1996. The change resulted from repayments of mortgage loans payable of $19.7 million and repayment of notes payable of $7.1 million. See "Use of Proceeds."

    Prior to September 1998, we had a $15.0 million unsecured credit facility with East-West Bank with an interest rate of prime plus 1%. In September 1998, we increased the facility to $21.0 million with interest at a rate payable monthly of three month LIBOR plus 2% and a maturity date of June 30, 2000. In April 1999, we increased the facility to $22.5 million with no change to the interest rate or maturity date. We use this facility primarily for working capital purposes and acquisitions. The outstanding balance on this facility was $13.1 million as of December 31, 1998. We plan to repay a portion of the outstanding balance, which as of May 11, 1999 was $12.7 million, with the proceeds from this offering.

    In July 1998, we entered into a bridge loan agreement with Colony K-W, LLC that provided us with $21.0 million in subordinated debt, the proceeds from which we utilized to consummate our acquisition of Heitman Properties, Ltd. This debt bears interest at a rate of 14%, and the principal is payable in three installments of $7.0 million due on July 30 in each of 1999, 2000 and 2001. Promptly after completion of this offering, we plan to repay $7.0 million of this debt with a portion of the proceeds of this offering.

    As of December 31, 1998, we had $115.1 million in mortgage notes payable. We used proceeds from these loans to finance the acquisition of several commercial and residential properties. These loans are secured by both first and second mortgage liens on the underlying properties. All but $5.3 million of these loans are non-recourse against the borrower or guarantor, if any, except in certain circumstances that are standard in the real estate industry. We plan to repay each note upon the sale of the corresponding secured property.

    In June 1998, we entered into a term loan agreement with FBR Asset Investment Corporation which had an original principal amount of $10 million bearing interest at 12% per annum. The loan was amended to increase the interest rate effective as of December 3, 1998 to 13% per annum payable monthly plus 4% per annum compounded monthly and payable at maturity and extend the maturity to the earlier of a closing of any public offering and June 30, 1999. As of May 11, 1999, the outstanding principal balance was approximately $7.7 million. We used the proceeds of this loan to purchase note pools. We plan to repay the this loan with the proceeds of this offering.

    To the extent that we engage in additional strategic investments, including real estate, note portfolio, or acquisitions of other property management companies, we may need to obtain third party financing which could include bank financing or the public sale or private placement of debt or equity securities. We believe that existing cash, plus capital generated from property management and leasing, brokerage, sales of real estate owned, collections from notes receivable, as well as our current line of credit with East-West Bank, will provide us with sufficient capital requirements for the foreseeable future.

    Our need, if any, to raise additional funds to meet our working capital and capital requirements will depend on numerous factors, including the success and pace of the implementation of our strategy for growth. We regularly monitor capital raising alternatives to be able to take advantage of other available avenues to support our working capital and investment needs, including strategic partnerships and other alliances, bank borrowings, and the sale of equity or debt securities. We intend to retain earnings to finance our growth and, therefore, do not anticipate paying any dividends.

INFLATION

    Our long-term leases contain provisions designed to mitigate the adverse impact of inflation on its results from operations. Such provisions include escalation clauses, which generally increase rental rates during the terms of the respective agreements. Such escalation clauses are often related to increases in the CPI or similar inflation indices. In addition, many of our leases and management agreements are for terms of less than ten years, which permits us to seek to increase rents and fees at market rates if they are below then existing market rates. Many of our leases require the tenants to pay a pro rata share of operating expenses, including common area maintenance, real estate taxes, insurance and utilities, thereby reducing our exposure to increases in costs and operating expenses resulting from inflation.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    The table below represents the contractual balances of our financial instruments at the expected maturity dates as well as their fair value at December 31, 1998. The expected maturity categories take into consideration actual amortization of principal and does not take into consideration reinvestment of cash. The weighted average interest rate for the various assets and liabilities presented are actual as of December 31, 1998. See Consolidated Financial Statements--Note 2, Fair Value of Financial Instruments.

                                                 PRINCIPAL MATURING IN:                                        FAIR VALUE
                          ---------------------------------------------------------------------               DECEMBER 31,
                             1999        2000        2001       2002       2003     THEREAFTER      TOTAL         1998
                          ----------  ----------  ----------  ---------  ---------  -----------  -----------  ------------
Interest rate sensitive
  assets
  Cash and cash
    equivalents           $9,838,000          --          --         --         --          --   $ 9,838,000   $9,838,000
    Average interest
      rate                     4.00%          --          --         --         --          --         4.00%           --
                          ----------  ----------  ----------  ---------  ---------  -----------  -----------  ------------
                          $9,838,000          --          --         --         --          --   $ 9,838,000   $9,838,000
                          ----------  ----------  ----------  ---------  ---------  -----------  -----------  ------------
                          ----------  ----------  ----------  ---------  ---------  -----------  -----------  ------------
Weighted average
  interest rate                4.00%          --          --         --         --          --         4.00%           --
                          ----------  ----------  ----------  ---------  ---------  -----------  -----------  ------------
                          ----------  ----------  ----------  ---------  ---------  -----------  -----------  ------------
Interest rate sensitive
  liabilities                     --          --          --         --         --          --            --           --
  Variable rate
    borrowings            $23,596,000 $  408,000  $99,412,000 $1,114,000 $  83,000   $7,283,000  $131,896,000 1$31,896,000
    Average interest
      rate                     8.91%       9.16%       9.66%     10.16%     10.66%      10.66%         9.58%           --

  Fixed rate borrowings   16,789,000  14,000,000          --         --         --   1,250,000    32,039,000   32,039,000
    Average interest
      rate                    14.40%      14.65%          --         --         --      16.15%        14.58%           --
                          ----------  ----------  ----------  ---------  ---------  -----------  -----------  ------------
                          $40,385,000 $14,408,000 $99,412,000 $1,114,000 $  83,000   $8,533,000  $163,935,000 1$63,935,000
                          ----------  ----------  ----------  ---------  ---------  -----------  -----------  ------------
                          ----------  ----------  ----------  ---------  ---------  -----------  -----------  ------------
Weighted average
  interest rate               11.19%      14.49%       9.66%     10.16%     10.66%      11.46%        10.56%           --
                          ----------  ----------  ----------  ---------  ---------  -----------  -----------
                          ----------  ----------  ----------  ---------  ---------  -----------  -----------

IMPACT OF RECENT ACCOUNTING PRONOUNCEMENTS

    Statement Accounting Standards No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, was issued in June, 1998 and is applicable to all fiscal years beginning after June 15, 1999. At this time, our management has not completed its analysis of this pronouncement's impact on our financial statements.

YEAR 2000 ISSUE

WHAT IS THE YEAR 2000 ISSUE?

    The "Year 2000 Issue" arose because many computer systems identify a particular year on the basis of the last two digits of that year. Hence, a computer system may interpret incorrectly the digits "00" to be the year "1900" instead of the year "2000." The inability of computer systems to properly recognize a year, if not corrected, may result in the failure of, or the production of erroneous results within, the computer system. This failure of systems, production of erroneous results and the resulting damages is commonly known as the "Year 2000 Issue."

    It is difficult to estimate the impact the Year 2000 Issue may have on our business, financial condition and results of operations. Based on current testing, we have identified two primary systems potentially affected by the Year 2000 Issue. First, we rely upon information technology systems to run software for databases, accounting, word processing, e-mail and other programs necessary to our business. Second, certain systems in the buildings we manage and own, such as fire safety systems, key card access devices and air conditioning and heating units, may be reliant, to some degree, on computer systems for various functions. See "Risk Factors--Year 2000 Issue."

WHAT IS THE STATE OF READINESS OF OUR INFORMATION TECHNOLOGY SYSTEMS?

    In January, 1999, we formed an internal information services group that developed a plan to bring our information technology systems into Year 2000 compliance by September, 1999, consisting of the following:

    - Educate management of the nature and scope of the Year 2000 Issue;

    - Inventory all hardware and software systems which we use;

    - Scan these systems with two industry standard programs for Year 2000 compliance and repair or replace those identified as non-compliant;

    - Install a new computer network and server which will allow us to back up all of our data every evening; and

    - Test new systems in a "non-live environment" by turning their internal clocks forward while monitoring and recording responses and hire outside consultants to audit and validate our results.

    We project our new network will be up and running no later than June 1, 1999, and we presently anticipate to be through with all internal testing by September, 1999. We plan to have outside consultants perform and complete their valuation audit of our testing by the fourth quarter of 1999. We estimate based on current testing, that we will have to replace approximately 20 computers of the 120 in use at our five corporate offices.

    Most of the properties to which we provide property management services have computer terminals. While these terminals will be tested, they will not be placed on our network. We do not presently believe Year 2000 compliance problems with these terminals will have a material adverse affect on our property management operations.

WHAT IS THE STATE OF READINESS OF OUR BUILDING SYSTEMS?

    In the first quarter of 1998, we formed a Year 2000 Compliance Task Force to formulate and draft a Year 2000 compliance program for the various properties we manage. Each individual property owner is ultimately responsible for assuring its properties are ready for Year 2000, and our role as property manager is limited to identifying potential problems and recommending remedial action. The following is a summary of our compliance program:

    - Notify all our clients of the Year 2000 Issue for building owners and offer each an opportunity to participate in our compliance program;

    - Request property owners to make a determination of which of their buildings will participate in the program;

    - Contact tenants to discuss their individual Year 2000 Issue concerns;

    - Have property managers of participating properties compile a list of all systems in their buildings which operate with the aid of computer technology;

    - Evaluate the completed surveys;

    - Create a schedule of manufacturers and vendors of the various systems and any service providers under applicable service or warranty agreements;

    - Contact each manufacturer, vendor or service provider for an update on the status of compliance for each relevant system, and where necessary, request Year 2000 compliance testing;

    - Submit a plan of action and budget to the property owner based on the results of the tests and implement the property owners' approved renovations; and

    - Supervise necessary Year 2000 compliance renovations to the properties we own.

    As of May 11, 1999, approximately 80% of the properties under management are participating in the Year 2000 compliance program. For those properties, we have substantially completed reviews of the preliminary inventories and testing and have submitted proposals to those owners. We will contact owners of non-participating buildings to determine if they would now like to participate in our Year 2000 compliance program. We are also implementing this compliance program with respect to the properties we own.

HOW DOES THE YEAR 2000 ISSUE IMPACT US?

    We are not currently aware of any internal Year 2000 problems that could be reasonably expected to have a material adverse impact on our business, results of operations and financial condition. The vendors from which we will acquire hardware and software for our new information technology system have indicated the products we plan to use are currently Year 2000 compliant. The current review of the preliminary systems inventories from our participating managed properties revealed few Year 2000 Issues.

    However, there can be no assurance that we will not discover Year 2000 problems with our systems that will require their repair or replacement. We cannot give assurances that third-party software, hardware or services incorporated into our material systems, or systems upon which we are reliant, will not need to be revised or replaced, which could be time consuming and expensive. In addition, we cannot give assurances that governmental agencies, utilities, third-party service providers and others outside of our control will be Year 2000 compliant. The failure of such entities to become compliant could result in a systemic failure beyond our control, such as loss of telecommunications or electricity, which could adversely impact our information technology systems or may allow tenants at the buildings we own or manage to terminate leases if such failures persist.

WHAT WILL IT COST TO IMPLEMENT THE YEAR 2000 PLANS?

    We estimate that we will incur approximately $150,000 in our Year 2000 compliance efforts. We have incurred approximately $20,000 to date. The majority of this amount will be spent on replacing hardware and software and on testing. We have not had to defer any of our information technology plans as a result of our Year 2000 preparations. However, these estimates are based on our current assessment and are subject to change. We will continue to assess our Year 2000 Issue compliance efforts and as a result, we may need to revise our budget to implement new measures in the future.

CONTINGENCY PLAN

    We are currently developing a Year 2000 Contingency Plan. The results of current and future testing and responses of vendors, manufacturers and service providers will be taken into account in developing this plan.

                                    BUSINESS

OVERVIEW

    We are an integrated, international real estate services and investment company. Founded as a California company in 1977, we were later incorporated in Delaware and became a public company in 1992. Through our subsidiaries, we deliver a complementary array of real estate services. Headquartered in Beverly Hills, we have approximately 780 full- and 50 part-time employees in our offices located in numerous U.S. cities and in our Tokyo office.

    We initially gained recognition in the U.S. real estate market through our residential real estate auction services. Over time, we diversified our business so that we now provide:

    - Commercial and residential property management and leasing;

    - Management of real estate and note pool investments; and

    - Commercial and residential brokerage, including auction marketing.

In addition to these real estate related services, we invest for our account in:

    - Commercial and residential real estate; and

    - Pools of secured and unsecured distressed notes.

    Our clients include large U.S. and Japanese financial institutions, major corporations, pension funds, real estate developers, insurance companies and governmental entities.

    We have had a presence in Japan for ten years, through which we have developed significant relationships with Japanese companies and financial institutions. In 1995 we opened our Tokyo office. It is staffed with nine Japanese employees, two of whom are Japanese licensed real estate brokers with knowledge of the local culture and real estate market. We believe that success in the Japanese real estate market is determined primarily by a company's reputation and its business relationships, rather than solely by size and access to capital. We have entered into joint venture relationships with companies and partnerships affiliated with Colony Capital, Inc. and Cargill, Incorporated to invest in Japanese real estate and distressed notes. We believe that these joint venture parties were attracted to us, in large part, by our strong Japanese presence and our established relationships and reputation with Japanese institutions.

OUR STRATEGIES FOR GROWTH

EXPAND FEE INCOME.  We intend to grow our recurring fee income by:

    - aggressively marketing our property management services to clients with substantial real estate holdings, such as pension funds;

    - acquiring companies with established portfolios of property management engagements and companies offering real estate related services that would expand our current capabilities or geographic scope; and

    - investing in Japanese and, to a lesser extent, U.S. joint ventures where, in addition to our equity investments, we receive management and acquisition fees for our providing real estate and marketing expertise.

CROSS-MARKET OUR SERVICES. Due to our recent growth and the addition of new business lines, we foresee opportunities to further "cross-market" our services. In the past, we have been able to identify and execute on investment opportunities arising from our brokerage relationships. Going forward, we believe our property management business will also provide us with significant marketing opportunities, particularly, opportunities to broker sales of the buildings that we manage, lease, and upgrade for our property management clients. We believe the diversity of our operations will also lessen our reliance on the overall state of the real estate market.

GROW OUR JAPANESE BUSINESS. We believe our long-standing relationships in Japan will afford us significant opportunities:

    - to broker Japanese real estate to institutional investors both in and outside of Japan; and

    - to purchase undervalued real estate generally acquired on a negotiated basis and to resell it so as to generate long-term gains for us and our joint venture partners.

    We intend to purchase Japanese assets through joint ventures that will allow us to diversify our equity risks and to simultaneously earn substantial income through not only profit participation arrangements, but also acquisition, asset management and disposition fees. Further, we believe that our enhanced profile in Japan associated with our increased investment and brokerage activities will allow us to establish our property management business in Japan.

BOLSTER OUR INTERNET PRESENCE. We believe the Internet will allow us the opportunity to expand our traditional real estate auctioning services by reaching new customers and introducing greater efficiencies to the real estate auction process. To date, we have signed a binding letter of intent with Guidance Solutions, Inc. to develop jointly through eKWIC Inc. an interactive Internet auction service to be located at www.eKWIC.com. eKWIC Inc. is a wholly-owned subsidiary of Kennedy-Wilson Properties, Inc. Guidance Solutions may receive up to a 25% stake in eKWIC for its role in assisting to create and manage the website. We are designing the website as a mechanism for the marketing and auction sale of residential and commercial real estate. We anticipate that the website will include photographs of properties available for sale, real estate reports on each of such properties and an automated bidding process. eKWIC Inc. is currently scheduled to debut in the fall of 1999.

TAKE ADVANTAGE OF OUR IMPROVED CAPITAL STRUCTURE. We intend to use all of the proceeds of this offering for debt reduction. We believe that as a result of this offering we will gain access to less expensive sources of debt for financing our anticipated growth.

MAKE SELECTIVE DOMESTIC INVESTMENTS. We intend to continue to acquire pools of distressed notes and to selectively invest for our own account in U.S. real estate. We hired three new professionals last year to locate, analyze and, where appropriate, negotiate acquisitions of these types of investments.

OUR COMPETITIVE ADVANTAGES

NAME RECOGNITION. Kennedy-Wilson is a name that we believe is widely recognized throughout the real estate industry for our successful execution of high-end brokerage transactions, our national real estate auction services, our representation of Japanese clients with respect to their U.S. real estate investments and our high level of customer service.

COMPLEMENTARY SERVICES. Our real estate services are interrelated, and as a result, we believe that we can increase our business by providing the multiple services necessary to meet more of the complex real estate needs of our clients. For example, we can assist a client with assessing property acquisition opportunities, consummating an acquisition, analyzing and supervising building improvements, upgrading technology, improving energy efficiency, leasing and managing the property and brokering its sale.

IDENTIFYING AND SATISFYING OUR CLIENTS' NEEDS. We believe that we have long-standing relationships with clients who have diverse real estate needs. We often develop a relationship with a client by offering a single service and later expand the relationship by recommending and implementing strategies designed to meet the client's other real estate needs.

ENTREPRENEURIAL CULTURE. We have crafted our employee compensation structure to reward key executives and employees with performance-based compensation and stock options derived from personal, group and organizational performance. We believe that our growth strategies, incentive-based compensation and the significant level of employee ownership will motivate our employees to achieve a high level of performance. Immediately following this offering, our executive officers and directors will collectively own 45.2% of our outstanding stock.

ESTABLISHED MARKET PRESENCE IN JAPAN. We believe that we have established significant relationships in, and knowledge of, the Japanese real estate market that will give us a competitive advantage for identifying privately-negotiated real estate opportunities. Due to this competitive advantage, we believe that institutional investors, similar to the Colony Capital and Cargill affiliates, will continue to seek business relationships with us.

EXPERIENCED MANAGEMENT TEAM. The members of our senior management team have an average of approximately 15 years of experience in brokering, managing and investing in real estate. Historically, we have had low turnover among management and key employees, which we believe gives us a significant advantage in our relationship oriented businesses. Since we authorized our deferred compensation plan in 1997, only one of the 20 employees that have participated in that plan has left.

OUR BUSINESS OPERATIONS

PROPERTY MANAGEMENT AND LEASING

    On July 17, 1998, we acquired Heitman Properties, Ltd., a national property management and leasing company founded in 1969 and renamed it Kennedy-Wilson Properties Ltd. As a result of this acquisition, we have become a nationwide commercial and residential property management and leasing company. We provide a full range of services relating to property management, including:

    - Commercial and residential building management;

    - Leasing;

    - Construction management;

    - Engineering services;

    - Technical services; and

    - Environmental management.

    We have managers in six regional offices--Beverly Hills, Sunnyvale (a city in the San Francisco metropolitan area), Dallas, Houston, Minneapolis and Chicago--supervising approximately 660 full-time and 50 part-time employees who assist in managing more than 120 office and industrial buildings, commercial garages and multi-unit residential complexes in 25 different states and the District of Columbia. We have approximately 51 million gross square feet of real estate under management, including approximately 14,000 residential units.

    Nearly all of the properties that we manage are owned directly or beneficially by large institutional clients. The following is a partial listing of those property owners:

    - Bell Atlantic Corporation;

    - Endowment Realty Investment, Inc.;

    - Florida State Board of Administration;

    - Heitman Capital Management Corporation;

    - JMB Realty;

    - LA Fire & Police Pension Fund;

    - Pennsylvania State Employee Retirement System;

    - Teachers Annuity; and

    - Tower Realty Corporation;

    - TRW, Inc.;

    - Walton Street Capital Acquisition Co. II LLC.

    A significant portion of our property management and leasing revenues are earned on properties owned or asset managed by Heitman Capital Management Corporation. In 1998, we earned 52% of our property management and leasing revenues from properties owned or assets managed by Heitman Capital.

    Our management fees and leasing commissions are structured in a variety of ways to meet the particular needs of our clients and the properties managed and to respond to local market conditions. Generally, management fees are 1.5% to 2% of the rentals collected and leasing commissions are $2.00 to $3.00 per square feet of space rented or 4% to 6% of the value of the lease, in each case, depending on the amount of space leased and the length of the lease obtained. In 1998, our property management revenues were $14.2 million, representing 27.9% of our 1998 revenues.

    As part of our strategy for providing our property management clients with the best services possible, we apply the same approach in managing our clients' properties as we do in managing our own, where our primary objective is to maximize the return on investment. To this end, we work with each client to ascertain its goals and expectations and to design strategic plans for marketing and improving each property in a way that increases the client's returns. We also strive to maximize our clients' returns by reducing property operating expenses through the discounts and lower prices that we generally obtain for vendor services and supplies such as janitorial and gardening services and office supplies. As a result of our national purchasing programs and service provider alliances, we can sometimes obtain these services and supplies for less than the manager of a single property.

    We are actively seeking to expand our property management and leasing operations through the acquisition of property management and leasing companies, the marketing of our property management services to our existing brokerage clients and the development of new, institutional clients. We have one senior executive whose sole responsibility is to seek out, evaluate and negotiate property management and leasing company acquisitions. We have marketing personnel working out of our Beverly Hills, Phoenix and Chicago offices seeking new property management engagements. We have also charged our property managers and leasing agents with the responsibility of bringing in new business and we compensate them with bonuses when they are successful in doing so. In addition to expanding our property management business in the U.S, we also intend to expand that business into Japan in concert with our efforts to invest in and broker Japanese real estate.

REAL ESTATE BROKERAGE

    Through our offices in Beverly Hills, New York and Tokyo, and with the assistance of our affiliate in Hong Kong, Kennedy Goldman (HK) Limited, we provide specialized brokerage services for both commercial and residential real estate. We market and sell on behalf of our clients and ourselves:

    - Office and retail buildings;

    - Multi- and single-family residences;

    - Industrial sites;

    - Hotels and resorts; and

    - Undeveloped land.

The properties for which we have brokered sales are located throughout the U.S. with a significant concentration in California. We have also sold properties in Japan, Guam and Canada.

    We strive to achieve the best results for our clients and to provide superior customer service that focuses on personalized attention, frequent updates on marketing efforts and utilization of our international relationships and our complementary array of real estate services. The following is a sample of real estate services that we provide in connection with our brokerage activities:

    - Property valuations;

    - Development and implementation of marketing plans;

    - Sealed bid auctions; and

    - Open bid auctions.

    When we receive a new brokerage engagement, we begin by developing with our client a sales strategy that we believe will maximize the sales proceeds while taking into account our client's individual situation, including time parameters, sensitivity to publicity and cash flow needs. We also investigate and analyze, among other things, the physical condition of the property, its cash flow and tenant characteristics, market rents and market dynamics within submarkets and comparable transactions. We conduct commercial property sales primarily through private negotiations and, to a lesser extent, sealed bid sales. We conduct residential property sales primarily through sealed bid and open bid auctions and conventional brokerage activities.

    As part of our effort to ensure that our various offices work together to provide the brokerage and marketing services that a particular client may need, our compensation practices reward employees in all offices that participate in a marketing effort for a particular client. We believe that our compensation practice is particularly effective when our Asian clients are selling their U.S. real estate holdings.

    COMMERCIAL BROKERAGE SERVICES. We specialize in marketing commercial properties with privately negotiated sealed bid sales. As part of our efforts to market each commercial property, we develop and implement cost effective marketing campaigns ranging from local to worldwide in scope. Each marketing campaign is tailored to the client's objectives and the property's characteristics. We also market properties directly to various investors with whom we maintain ongoing business relationships. We believe that through these efforts, we create a sales environment intended to enable our clients to obtain the highest possible prices for their properties.

    We obtain our commercial brokerage engagements primarily through our existing relationships with over 100 institutional and corporate owners of real estate located in the U.S. Our clients are located in the U.S., Japan, Canada, Australia and Hong Kong. The following is a partial listing of the clients for whom we have brokered commercial real estate sales in the last three years:

BANKING INSTITUTIONS:                                    DEVELOPERS AND MANUFACTURERS:

-          Chase Manhattan Bank                          -          Japan Building Project
-          Industrial Bank of Japan, Ltd.                -          Larwin Company
-          Long-Term Credit Bank of Japan, Ltd.          -          Northrop Grumman Corporation
-          Bank of Tokyo-Mitsubishi                      -          Rolaco Services
-          Mitsubishi Trust & Banking Corporation        -          Tobishima Corporation
-          Yasuda Trust & Banking Corporation Co., Ltd.

    We believe that we are not dependent upon any single brokerage customer, the loss of which would have a material adverse effect on us. No brokerage client accounted for 10% or more of our brokerage commission revenues in 1996 or 1997. In 1998, Fuji Bank accounted for 17% of our brokerage commission revenues and Rolaco Services accounted for 12.8% of our brokerage commission revenues.

    With our acquisition of Heitman Properties, Ltd. we acquired established relationships with the owners of the more than 120 properties that were managed by Heitman Properties. We view each of those owners as a potential brokerage client and source of real estate investment opportunities.

    Traditionally, our commercial brokerage marketing in Asia focused primarily on selling properties located in the U.S. for Asian clients. Over the years, we have built relationships with large Japanese financial institutions, developers, investors and property owners and have developed what we believe to be a reputation among them as successful marketer of commercial and residential real estate in the U.S. In order to establish ourselves as brokers in the Japanese real estate market, in 1995 we opened our office in Tokyo and are now brokering the sales of commercial property in Japan.

    When we engage in a competitive bidding process for brokerage engagements, our brokerage commission rates are often structured to demonstrate our confidence in our ability to sell the property at a high price. For example, we might offer a property owner a market or below-market brokerage commission rate for selling a property at the price the owner initially expects and a higher rate for selling the property for a higher price. On average, our commercial brokerage assignments last for six months from the listing of the property to the payment of a brokerage commission upon its sale. Generally, we do not enter into long-term contracts for brokerage services.

    RESIDENTIAL BROKERAGE SERVICES. We specialize in designing marketing programs to sell single-family home developments and condominium projects using conventional sales and auction-marketing programs. We also design and implement sealed bid marketing programs for exclusive estates and land for residential development. Most of the residential properties that we have brokered are located in California. Our clients include builders, developers, private sellers, financial institutions and government agencies.

    AUCTION SERVICES. We provide our clients with auction marketing services to sell both commercial and residential real estate. Auctions provide a seller an opportunity to concentrate the marketing efforts and sell its holdings on one established date. By doing so, the seller can increase liquidity and avoid long-term carrying costs and the risk of a drop in market value. For these reasons, we believe that the net proceeds to the seller following an auction sale of multiple units often exceeds what the net proceeds would have been had the units been sold individually through conventional brokerage arrangements. The typical auction marketing program spans approximately four months from the time that we sign the agreement with our client to the date of the auction.

REAL ESTATE INVESTMENTS AND ASSET MANAGEMENT

    We invest in commercial and residential real estate with joint venture partners and on our own account. We also provide asset management services for some of our joint ventures.

    Our current investment portfolio and our plans for future investments focus on commercial buildings and multiple and single family residences. Generally, we purchase properties that are subperforming in a manner which we believe can be rectified with our expertise or financial resources. For example, a developer of a residential real estate project may find it difficult or impossible to finish a project because it cannot properly market the finished product or has insufficient cash flow. In such a situation, we can purchase the project at a discounted price then apply our marketing expertise and draw on our financial resources to finish the project and sell it as a whole or to individual home buyers for a profit. With regard to commercial properties, we typically acquire subperforming buildings, make the improvements necessary to attract tenants, lease to new tenants and then sell the buildings. We refer to this process as stabilizing the asset.

    Before acquiring any property, we carefully analyze it under the following criteria:

    - whether the purchase price is less than the combined value of the land and the cost of replacing the buildings and improvements on it;

    - whether the property is located in a growing real estate market and lacks significant environmental and structural problems;

    - in the case of commercial property, whether there is significant space available for lease, whether the existing lease rentals are below market rates and whether the current rents are sufficient for profitable operations;

    - in the case of commercial property, whether we believe that we can sell it for a profit within five years of the acquisition date, with the targeted holding period being between 18 and 24 months;

    - in the case of residential property, whether we believe we can sell it for a profit within two years of the acquisition date, with the targeted holding period being 18 months or less; and

    - in the case of residential properties, whether our projected return on equity is in excess of 100% and whether projected profits at the time of disposition will exceed 15% of the projected sales revenues.

    We believe that one of our strengths is our ability to quickly identify and acquire desirable real estate assets. We do so by capitalizing on the institutional knowledge we have developed through our brokerage and investment business and by conducting quick and thorough investigations and analyses of the properties, their financial condition and what we believe to be their financial potential. We have extensive experience in identifying and analyzing the factors that impact property values in the regions in which we do business, such as new construction, the marketability of certain neighborhoods, leasing trends and the types of businesses seeking various types of commercial space. Our investigations and analyses are conducted by an experienced in-house team, occasionally supplemented by outside due diligence professionals.

    To date, a significant portion of the real estate in which we have invested is located in California. Within the next year, we plan to liquidate the commercial real estate investments that we currently wholly own in the U.S. due to our belief that we will have stabilized or will soon stabilize these assets in many markets. While we believe the current cycle of the U.S. commercial real estate market has matured, we think that Japan offers significant real estate opportunities due to the recent Asian economic downturn. Presently our brokerage operations are the source of nearly all of our real estate acquisitions in the U.S. These operations provide us with unique investment opportunities in the form of close relationships with clients that have substantial real estate investments. We expect our property management and brokerage operations to continue to provide select opportunities for us to acquire additional U.S. real estate investments suitable for our stabilization techniques.

    Occasionally, our clients desire to sell some or all of their real estate holdings through means other than conventional brokerage or auction services. For example, financial institutions are generally not in the business of holding and managing property and they may have regulatory or internal requirements that mandate the rapid sale of real property acquired through foreclosure. Thus, a financial institution client that has acquired a property through a foreclosure may desire to sell it in less time than it would take for a conventional brokerage or auction sale. Similarly, as a result of the current economic conditions in Asia, a client in Asia may have the need or desire to sell a real estate holding in a rapid manner with little publicity. In the past, we have been able to meet the needs of these types of clients by purchasing their properties quickly and discretely for our own account.

    Depending on the size of the property, the availability of capital and our assessment of risks, we either acquire a property as part of a joint venture or entirely for our own account. Historically, we have used joint ventures to acquire larger commercial buildings, typically those with more than 250,000 square feet of space. In these transactions, our joint venture partner contributed the majority of the capital while we contributed the remainder of the capital along with our marketing expertise. In some cases we have provided the joint venture fee based asset management services. These transactions have offered us the ability to leverage our capital and diversify the risks associated with owning these larger properties.

    We generally finance the acquisitions of our wholly-owned real estate with mortgage loans and mezzanine financing. Our lenders have included Heller Financial, Credit Suisse First Boston, GE Capital and Tokai Bank of California. Currently, all but one of our wholly-owned commercial properties were acquired with the use of mezzanine financing. In our typical mezzanine financing transaction, we are required to make an equity investment of 25% to 35% of the purchase price, of which 70% to 80% of that equity investment is financed by the mezzanine lender. The remainder of the investment is generally financed by a mortgage lender. Typically, the mezzanine lender receives interest on its loan and a share of the sale proceeds. The share of the sale proceeds is generally determined by the amount of the loan and the period of time which the property is held. In this type of arrangement, we typically control the management of the property, including the timing and marketing of the property's sale.

    We are pursuing joint ventures with large international investors, particularly in Japan. To this end, we have entered into limited partnership agreements with affiliates of Colony Capital, Inc. and Cargil, Incorporated to invest in Japanese real estate and note pools. Our partnership with Colony Capital calls for an investment of up to $100.0 million, of which $2.0 million will be invested by us, in Japanese real estate and pools of distressed notes. The Kennedy-Wilson/Cargil partnership was formed to pursue investments from $3.0 to $10.0 million. The investment strategy of both partnerships is to take advantage of depressed Japanese real estate prices and the weakened Japanese economy by purchasing Japanese real estate and distressed notes at discounted prices. Under the terms of the Kennedy-Wilson/ Colony partnership, we locate and negotiate the acquisition of desirable investments. One of the Colony Capital affiliates, however, controls the selection and structure of investments and the development and implementation of budgets and operating plans. We are obligated to present to the Kennedy-Wilson/Colony partnership all Japanese investment opportunities that we desire to pursue as a principal, but no party is obligated to make the capital contributions necessary to purchase any investment. Once the Kennedy-Wilson/Colony partnership acquires an asset, whether a pool of notes or real estate, we manage that investment on behalf of the partnership for a fee.

    In order to create greater incentive to effectively manage these assets, the Kennedy-Wilson/Colony partnership has offered some of our employees a limited opportunity to invest and they have invested their personal funds into each of the assets acquired by the partnership. These employee investments are described in more detail in the "Certain Transactions" section under the heading "Colony Agreements." Thus far, the partnership has purchased a 356,000 square foot office building in Kawasaki, Japan occupied by high tech tenants and a pool of notes as described in the "Distressed Note Pool Investments" section that follows this section.

    Between January 1, 1996 and December 31, 1998 we sold our interests in 10 commercial properties for a net profit of $14.5 million and 269 residential units for a total net profit of $6.1 million. The following tables provide information about our commercial and residential properties that we have sold between January 1, 1996 and December 31, 1998 as well as our current commercial real estate holdings.

     COMMERCIAL REAL ESTATE INVESTMENTS WHERE WE OWNED A MAJORITY INTEREST
               SOLD BETWEEN JANUARY 1, 1996 AND DECEMBER 31, 1998

                                                DATE          MONTH/YEAR         PERCENT WE
LOCATION                   APPROX. S.F.       ACQUIRED           SOLD               OWNED
Santa Monica, CA              56,000           Apr-95           Nov-96                  100%
Santa Monica, CA              46,000           Apr-95           Mar-97                  100%
Pasadena, CA                  61,000           Nov-96           Jul-97                  100%
Santa Monica, CA              20,000           Aug-96           Dec-97                  100%
Anaheim, CA                   30,000           Jan-97           Dec-97                  100%
Los Angeles, CA               50,000           Aug-94           Dec-97                  100%
Santa Monica, CA              36,000           Oct-96           Sep-98                  100%
Los Angeles, CA               28,000           Jul-98           Dec-98                  100%

   RESIDENTIAL REAL ESTATE INVESTMENTS OF WHICH WE OWNED A MAJORITY INTEREST
               SOLD BETWEEN JANUARY 1, 1996 AND DECEMBER 31, 1998

                                                DATE          MONTH/YEAR         PERCENT WE
LOCATION                       UNITS          ACQUIRED           SOLD               OWNED
San Francisco, CA             1 unit           Jun-95           Jan-96                  100%
San Francisco, CA            42 units          Sept-95           1996                   100%
Waikoloa, HI                 40 units          Dec-95           1996-97                 100%
Corona Del Mar, CA           14 units          Dec-96           1997-98                 100%
Beverly Hills, CA              land            Jun-97           Sep-97                  100%
Los Angeles, CA              24 units          Apr-98           Aug 98                  100%
Los Angeles, CA              1 sfr(1)          Oct-97           Sep-98                  100%
Granada Hills, CA             10 sfr           Jun-97            1998                   100%
Palm Desert, CA                7 sfr           Feb-98            1998                   100%

------------------------

(1)  "sfr" means single family residence.

      REAL ESTATE INVESTMENTS WHERE WE OWNED LESS THAN A MAJORITY INTEREST
               SOLD BETWEEN JANUARY 1, 1996 AND DECEMBER 31, 1998

                                                                    MONTH/YEAR
LOCATION                       DESCRIPTION      DATE ACQUIRED          SOLD          PERCENT WE OWNED
Los Angeles, CA              365,000 sq. ft.        Nov-96            Nov-98                    25%
                                commercial
Los Angeles, CA              143,000 sq. ft.        Nov-96            Nov-98                    25%
                                commercial
Los Angeles, CA               9 residential         Aug-95            Apr-96                    50%
                                  units
Los Angeles, CA              109 residential        Dec-96           1997-98                    50%
                                  units

                     OUR COMMERCIAL REAL ESTATE INVESTMENTS
            WHERE WE OWN A MAJORITY INTEREST AS OF DECEMBER 31, 1998

                                                                               OUR PURCHASE
                                                                                  PRICE,
                                                                             IMPROVEMENTS AND     OUR EQUITY
                                                                               COSTS AS OF      INVESTED AS OF   PERCENT
LOCATION                               APPROX. S.F./TYPE      DATE ACQUIRED      12/31/98          12/31/98      WE OWN
Santa Monica, CA                            4 lots            Oct 96/Dec 97    $ 2,402,000        $2,402,000      100%
Los Angeles, CA                              9,000               Oct-97        $   336,000        $  336,000      100%
Pasadena, CA                                52,000               Dec-97        $ 8,886,000        $  222,000       75%
Van Nuys, CA                                74,000               Jan-98        $ 6,771,000        $  472,000      100%
Los Angeles, CA                             282,000              Feb-98        $24,937,000        $1,678,000      100%
Los Angeles, CA                             133,000              Mar-98        $16,223,000        $1,256,000      100%
Monrovia, CA                                21,000               May-98        $ 1,399,000        $1,399,000      100%
Long Beach, CA                      1 sfr and 2 commercial       Jul-98        $    41,000        $   41,000      100%
                                     bldgs. 2,000 sq. ft.
Los Angeles, CA                             161,000              Sept-98       $19,821,000        $  769,000      100%
Los Angeles, CA                             306,000              Sept-98       $29,166,000        $1,351,000      100%

            OUR RESIDENTIAL AND UNDEVELOPED REAL ESTATE INVESTMENTS WHERE WE OWN A MAJORITY INTEREST AS OF DECEMBER 31, 1998

                                                                     OUR PURCHASE
                                                                        PRICE,
                                                                   IMPROVEMENTS AND     OUR EQUITY
                                                                     COSTS AS OF      INVESTED AS OF   PERCENT
LOCATION                                UNITS       DATE ACQUIRED      12/31/98          12/31/98      WE OWN
Pacific Palisades, CA                   3 sfr       Dec-97/Feb-98    $ 2,154,000        $  528,000       60%
Palm Desert, CA                        16 sfrs         Feb-98        $ 2,902,000        $  544,000      100%
San Diego, CA                         155 acres        May-98        $   283,000        $  283,000      100%
Riverside, CA                         3.7 acres        May-98        $    87,000        $   87,000      100%
Cathedral City, CA                    112 lots         Sept-98       $ 2,386,000        $  894,000       70%

                      OUR REAL ESTATE INVESTMENTS WHERE WE
           OWN LESS THAN A MAJORITY INTEREST AS OF DECEMBER 31, 1998

                                                                                     OUR SHARE OF
                                                                                   PURCHASE PRICE,
                                                                                   IMPROVEMENTS AND     OUR EQUITY
                                                                                     COSTS AS OF      INVESTED AS OF   PERCENT
LOCATION                                    DESCRIPTION            DATE ACQUIRED       12/31/98          12/31/98      WE OWN
Monarch, CO                                  ski resort              Nov-96           $  963,000        $  603,000       25%
Los Angeles, CA                        417,000 vacant sq. ft.        Sep-97           $7,487,000        $3,227,000       50%
                                             commercial
New York, NY                        1,014,000 sq. ft. commercial     Jan-98           $4,194,000        $4,174,000       15%
Kohala Coast, HI                            3,000 acres              Mar-98           $4,611,000        $  591,000       13%
Various cities, Japan              17 residential and commercial    Sept-98           $   38,000        $   11,000        7%
                                             properties
Valencia, CA                         commercial to be developed     Sept-98           $  297,000        $  300,000        8%
Kawasaki, Japan                      244,000 sq. ft. commercial      Feb-99           $  756,000        $  756,000        2%

DISTRESSED NOTE POOL INVESTMENTS

    Since 1994, we have been in the business of purchasing and managing pools of distressed notes. Generally, distressed notes are those where the borrower has stopped making payments or is late in making payments. Our note pools contain notes that are secured and unsecured. The secured notes are collateralized by real estate or personal property.

    Historically, we have acquired these pools from regulatory agencies such as the Federal Deposit Insurance Corporation and the Resolution Trust Corporation. We have also purchased notes from various U.S. private sellers, such as banks, savings institutions, mortgage companies and insurance companies. Most of these notes were originated by lenders in California, Texas and Florida.

    Recently, we expanded our operations to include the acquisition of a pool of Japanese distressed notes through a joint venture. In September 1998, the Kennedy-Wilson/Colony partnership purchased for $24.0 million a pool of distressed Japanese notes with a face value in excess of $400.0 million, some of which are secured by real estate and personal property. In addition, the pool also included 17 commercial and residential properties. As of December 31, 1998, this note pool had generated for the Kennedy-Wilson/Colony partnership revenues in excess of $1.6 million, of which $109,000 represents revenues for us. In addition to any amounts paid by the borrowers in this note pool, we will also earn an asset management fee for managing the notes and real estate acquired.

    In March, 1999, we entered into a joint venture agreement with an entity affiliated with Cargill, Incorporated. The present investment strategy of the Kennedy-Wilson/Cargill joint venture is to acquire on a privately negotiated basis pools of distressed Japanese real estate secured notes that cost from $3.0 million to $10.0 million. We will provide the Kennedy-Wilson/Cargill joint venture asset management and disposition services on a fee basis and will provide capital contributions ranging between 5% and 10% of each investment. Although the Kennedy-Wilson/Colony partnership arrangements require us to present all Japanese investment opportunities to that partnership, the assets targeted by the Kennedy-Wilson/Cargill partnership do not fit within the current Kennedy-Wilson/ Colony partnership strategic investment plan.

    The following table illustrates the performance of our note pool investments:

          NOTE AND NOTE POOL INVESTMENTS HELD AS OF DECEMBER 31, 1998

                                 OUR PORTION OF                                OUR GAINS
                                      THE                                      FROM NOTE
                                  ACQUISITION      OUR EQUITY    PERCENT WE   POOLS AS OF
MONTH ACQUIRED                       PRICE          INVESTED         OWN        12/31/98
Nov-94                             $  584,941      $  584,941          100%    $2,112,081
Aug-96                             $6,333,340      $1,533,340          100%    $3,179,131
Apr-96                             $  105,078      $  105,078          100%    $  237,932
Dec-96                             $1,916,565      $  586,565          100%    $  281,477
Dec-96                             $5,024,544      $1,026,471          100%    $2,020,506
Jun-97                             $1,248,800      $   30,000          100%    $  845,873
Oct-97                             $1,106,314      $    6,314          100%    $  438,783
May-98                             $1,756,985      $   10,500          100%    $  334,778
Jun-98                             $2,776,930      $  776,930          100%    $1,551,286
Aug-98                             $  182,489      $  182,489          100%    $    2,620
Sep-98                             $1,688,503      $  198,000            7%    $  108,987

    We also invest in individual distressed notes secured by real property. Presently, we hold two nonperforming distressed notes secured by undeveloped land in the Kailua-Kona region of Hawaii that we acquired in 1998. In one of those notes we have an equity investment of $3.9 million secured by 450 acres of ocean front, undeveloped land. In the second note, we have an equity investment of $540,000, secured by 1,000 acres of undeveloped land.

MEZZANINE LENDING

    In 1997, we began making mezzanine loans to real estate developers for new single-family, residential developments. Total project costs for these developments typically range from $5.0 to $25.0 million, and our mezzanine loans typically range from $500,000 to $1.0 million. We expect to hold these loans for a period of less than two years. Presently, the borrowers pay interest at 10% per annum, and we are entitled to a participation in any profits from the development. At the closing of each loan, we generally collect a 1% set-up fee. As of May 11, 1999 we have made seven mezzanine loans, each of which remains outstanding. The aggregate outstanding principal balance of all seven loans is approximately $6.5 million.

EQUITY INVESTMENTS IN OTHER COMPANIES

    KENNEDY GOLDMAN. In June, 1997 we acquired a 20% equity interest in Kennedy Goldman (HK) Limited, a Hong Kong corporation, located in Hong Kong. Kennedy Goldman is a real estate services company specializing in leasing and real estate investment brokerage in Hong Kong. We acquired this interest in order to maintain a presence in the Hong Kong real estate market and business relations with Asian real estate investors. We have a director on Kennedy Goldman's Board of Directors. The book value of our investment is $32,000.

    ASSET ONE. In April, 1998 we acquired a 40% equity interest in Asset One, a Japanese corporation with an office in Tokyo. Asset One is a loan servicing company. Part of Asset One's business includes servicing the loans in our distressed Japanese loan pools. The book value of our investment is $182,000.

    JUTAKU RYUTSU. In March, 1998 we acquired a 30% equity interest in Jutaku Ryutsu, a Japanese corporation with offices in Tokyo, Osaka and Fukuoka, Japan. Jutaku Ryutsu is a brokerage company that specializes in selling real estate assets between $500,000 and $10.0 million in value. Jutaku Ryutsu assists us with our acquisition due diligence on our Japanese loan pools and real estate and the disposition of those assets. The book value of our investment is $253,000.

GOVERNMENT REGULATIONS

    Our brokerage and property management operations are subject to various federal, state and local regulations in the U.S. and in Japan. We must have an officer licensed as a real estate broker or we must associate with a broker licensed by each state within the U.S. in which we provide brokerage and property management services. In California, we must have an officer licensed as a real estate broker in order to be exempt from California's lender licensing requirements with respect to the real estate secured mezzanine loans that we make. Each of our employees that performs certain brokerage functions in any particular state must be a licensed real estate salesperson in that state and he or she must work under the supervision of a broker licensed by that state. In addition to these licensing requirements, certain state governmental entities, such as the California Department of Real Estate, regulate our brokerage and property management operations by requiring our resident operative subsidiary to be licensed. We believe that we are in substantial compliance with all material licensing requirements and regulations in states and countries in which licenses are required and in which we are engaged in material brokerage or property management activities.

    In various states, governmental entities license individual auctioneers and/or administer various regulations governing their activities and may require that auctioneers post bonds. We believe that we are in substantial compliance with all material licensing and bonding requirements in all states in which auctioning licenses and bonds are required and in which we are engaged in material auction activities.

COMPETITION

    Because of our unique combination of businesses, we compete with brokerage, auction, leasing and property management companies as well as companies, partnerships, trusts and individuals that invest in real estate and distressed notes. We believe that the brokerage and property management industries are both highly fragmented and highly competitive. We must compete with conventional property management companies and commercial and residential real estate brokers as well as other auction companies. Some of our publicly traded competitors are LaSalle Partners, Inc., Jones Lang LaSalle Inc., Trammell Crow Company, CB Richard Ellis Services, Inc. and Insignia Financial Group. Several of these companies are significantly larger than us and possess greater financial resources. We compete against real estate services companies with regard to, among other things, property management fees, leasing commissions, brokerage commissions and quality of service provided.

    Our investment operations compete to varying degrees with real estate investment partnerships and other investment companies. Many of these competitors have significantly greater capital resources. However, some of these competitors focus on acquisitions which are larger in size than those historically targeted by us. We believe that to a lesser degree we also compete with real estate investment trusts that seek to acquire similar assets. We compete with these other investors primarily on the basis of the amounts that we pay for the investments acquired. See "Risk Factors--The Real Estate Services And Investment Businesses Are Highly Competitive."

INSURANCE

    We maintain errors and omissions, directors' and officers' liability, property, earthquake casualty and workers' compensation insurance, with policy limits that we believe are adequate and appropriate under the circumstances. We periodically review and revise these limits as necessary.

EMPLOYEES

    We have approximately 780 full-time and 50 part-time employees in the U.S. and in Japan. None of our employees are represented by a collective bargaining agreement. Our compensation policies are designed to attract, retain and motivate the employees that are an integral part of our profitability. Generally, executive officers and brokers receive a base salary and a variety of performance based rewards including stock options and either profit sharing or bonuses. These employees, other than those in our property management and leasing group, receive a relatively low base salary, with the bulk of their salary being paid in the form of a performance based bonuses. The upper level employees in the property management and leasing group receive a market based salary and performance based bonuses. In either case, the bonuses are based in part upon the profitability of the group with which the employees are affiliated as well as our overall performance. As a result, employees are encouraged to meet individual goals as well as to contribute their expertise and efforts on behalf of their group. In addition to promoting the generation of revenues, our bonus structure also encourages our commercial real estate brokers to control costs because the bonuses paid are based on the profits of the commercial brokerage operations as opposed to gross brokerage revenues. In furtherance of our compensation philosophy, we have granted approximately 3% of our employees stock options to reward excellent performance and to further align their personal interests with those of our other stockholders. Finally, approximately 4% of our employees are entitled to participate in a deferred compensation plan in which we match each employee's contribution up to a specified maximum according to our overall performance.

FACILITIES

    Our executive and administrative offices are located at 9601 Wilshire Boulevard, Suite 220, Beverly Hills, California, and consist of approximately 26,000 square feet in an office building managed by us. We also lease space for our regional and branch offices and sublease space to third parties. These facilities, including our Beverly Hills headquarters, comprise a total of approximately 88,000 square feet of leased space, with an annual aggregate base rental of approximately $1.2 million. Each of these leases is scheduled to expire within the next five years. We believe that we will be able to renew any expiring lease or obtain suitable office space to replace the facility, as necessary, without any material increase in our rental costs.

LEGAL PROCEEDINGS

    We are involved in various legal proceedings generally incidental to our business and routine. While the ultimate disposition of these ordinary proceedings is not presently determinable, we believe, based upon currently available information, that the outcome of these proceedings will not have a material adverse effect on our financial position or results of operations and that the existing proceedings, individually or collectively, are not material. See "Risk Factors--We May Have Liabilties In Connection With Real Estate Brokerage And Property Management Activities."

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    Our directors and executive officers are listed below:

                                                                                                           BOARD TERM
NAME                                   AGE                              TITLE                               EXPIRES
---------------------------------      ---      ------------------------------------------------------  ----------------
William McMorrow.................          52   Chairman of the Board of Directors and Chief Executive        2001
                                                  Officer
Lewis Halpert....................          47   Director and Executive Managing Director, President of        1999
                                                  Kennedy-Wilson Residential and Notes Group
Richard Mandel...................          36   Director and Managing Director, President of our              2000
                                                  Commercial Group
Barry Schlesinger................          58   Director and President of Kennedy-Wilson Properties           2000
                                                  Ltd.
Donald Prell.....................          75   Director and Chairman of the Audit Committee                  2001
Kent Mouton......................          46   Director and Chairman of the Compensation Committee           1999
Thomas Barrack, Jr...............          52   Director                                                      1999
Freeman Lyle.....................          45   Executive Vice President, Chief Financial Officer and    not applicable
                                                  Secretary
Terry Wachsner...................          50   Senior Managing Director of Kennedy-Wilson Properties    not applicable
                                                  Ltd.

    WILLIAM MCMORROW has been Chairman of our Board of Directors and Chief Executive Officer since joining our predecessor company in 1988. From that time, he has been instrumental to our growth into a diversified real estate services and investment company.

    Prior to 1988, Mr. McMorrow had more than 17 years of finance experience specializing in problem real estate held by financial institutions and insurance companies. For five years, he was the Executive Vice President and Chairman of the Credit Policy Committee at Imperial Bank, a subsidiary of Imperial Bancorp, a publicly traded company headquartered in Southern California. During his tenure with the Bank, he was responsible for restructuring a significant portion of the Bank's assets, as well as the marketing and disposition of properties it owned. Additionally, Mr. McMorrow has held senior positions with various other financial services firms including Fidelity Bank in Pennsylvania, where he was Senior Vice President for eight years.

    Mr. McMorrow holds a Bachelor of Science Degree and Master of Business Administration from the University of Southern California. He is also a board member of the George L. Graziadio School of Business at Pepperdine University in Malibu, California.

    LEWIS HALPERT has been a member of our Board of Directors since joining our predecessor company at the same time as Mr. McMorrow in 1988, and is Executive Managing Director and President of our Residential Properties Group. In these positions, he is actively involved in developing new business opportunities and is currently overseeing all residential and notes investments.

    Mr. Halpert has over 20 years experience in all facets of real estate, including investments and development, brokerage, management and marketing. Prior to joining us, he operated his own independent investment brokerage firm in Southern California.

    Mr. Halpert holds a Bachelor of Arts Degree from California State University at Sonoma.

    RICHARD MANDEL has been a member of our Board of Directors since December 1995. He is President of our Commercial Group, responsible for all of our commercial brokerage operations in the U.S. and Asia. Since joining us in 1993, Mr. Mandel has established our office in Tokyo and has been instrumental in developing our Japan-based relationships. In 1996, Mr. Mandel opened our New York Office. During his tenure, he has played a prominent role in brokering U.S., European and Australian real estate assets to investors throughout Asia. In addition, he has advised Japanese companies with the acquisition and disposition of overseas assets.

    Mr. Mandel was previously a director at Jones Lang Wootton where he was involved with real estate investment banking including the disposition, analysis, marketing, negotiations and closings relating to real estate assets and with creating stronger ties to the investment community in Hong Kong, Singapore, Indonesia and Taiwan. In addition, he advised Asian investors on their U.S. real estate holdings, created a conduit for Asian investments into the U.S. and researched new Asian markets.

    Mr. Mandel holds a Bachelor of Arts Degree from Washington University in St. Louis, Missouri and a Master of Business Administration from the JL Kellogg School of Management at Northwestern University.

    BARRY SCHLESINGER has served since July 1998 as a member of our Board of Directors and President of Kennedy-Wilson Properties, Ltd., our wholly-owned property management and leasing subsidiary. Mr. Schlesinger serves as President of Kennedy-Wilson Properties through an Executive Services Agreement. From 1990 to July 1998, he served as Chairman of the Board of Directors and Chief Executive Officer of Heitman Properties, Ltd. Mr. Schlesinger was appointed to our Board of Directors in accordance with the Executive Services Agreement. The Executive Services Agreement is discussed in more detail in "Certain Transactions."

    Prior to joining Heitman Properties in 1971, Mr. Schlesinger was responsible for project planning and scheduling for Tishman Realty and Construction Company. He has 36 years of real estate experience.

    Mr. Schlesinger holds a Bachelor of Science Degree from the New York University College of Engineering.

    DONALD PRELL has served as a member of our Board of Directors since March 1992. For the past five years Mr. Prell has been a mediation consultant and private investor. He also serves as a Trustee of the UCLA Foundation.

    KENT MOUTON has served as a member of our Board of Directors since December 1995. Mr. Mouton has been a partner in the law firm of Kulik, Gottesman & Mouton, LLP in Los Angeles, California since 1991. He specializes in the practice of real estate transactions.

    Mr. Mouton holds Bachelor of Arts Degree and Juris Doctor Degree from UCLA.

    THOMAS BARRACK, JR. has served as a member of our Board of Directors since July 1998. He is the chairman and Chief Executive Officer of Colony Capital, Inc., a company that manages in excess of $1.0 billion in domestic and international real estate assets. Colony Capital purchased a 10.0% equity interest in our company in July 1998. Mr. Barrack founded Colony Capital in 1991. Prior to forming Colony Capital, he was a principal with the Robert M. Bass Group, Inc., the principal investment vehicle of the Fort Worth, Texas billionaire Robert M. Bass. Mr. Barrack also served as Deputy Under Secretary at the Department of Interior in Washington, D.C. for a period during the Reagan Administration. Mr. Barrack also serves as a member of the boards of directors of public companies Continental Airlines Corporation, Public Storage, Inc., and Harveys Casino Resorts.

    Mr. Barrack holds a Bachelor of Arts Degree from the University of San Diego and a Juris Doctor Degree from the University of Southern California. Mr. Barrack was appointed to our Board based on our agreement with Colony Capital.

    FREEMAN LYLE has been our Chief Financial Officer, Executive Vice President and Secretary since joining us in April of 1996. He is responsible for all of our financial matters including overseeing capital structure and arranging and maintaining our credit facilities.

    Prior to joining us, Mr. Lyle was the President of Lyle Realty Group, Inc., which provided investment, financing and consulting services to real estate owners and lenders. He also served as Vice President of Finance at R&B Realty Group, an international real estate firm. During his tenure, he was responsible for the performance of a diversified real estate and loan portfolio.

    Mr. Lyle received his Bachelor of Science Degree at California State University at Northridge and a Master of Business Administration from the University of Southern California.

    TERRY WACHSNER has been the Senior Managing Director of Kennedy-Wilson Properties, Ltd. since July 1998 through the Executive Services Agreement previously described in the discussion of Mr. Schlesinger in this section. He joined Heitman Properties, Ltd. in 1980 and served as President from 1988 until we purchased that company in July 1998. He has 23 years experience in property management.

    Mr. Wachsner holds a Bachelor of Arts Degree in Psychology and a Master of Arts Degree in Architecture/Urban Planning from UCLA.

BOARD COMPOSITION

    We currently have seven directors, with a total of nine authorized. In accordance with the terms of our Certificate of Incorporation, the terms of office of the Board of Directors are divided into three classes: the Class I term will expire at the annual meeting of stockholders to be held in 1999; the Class II term will expire at the annual meeting of stockholders to be held in 2000; and the Class III term will expire at the annual meeting of stockholders to be held in 2001. The Class I directors are Messrs. Mouton, Barrack and Halpert, the Class II directors are Messrs. Mandel and Schlesinger, and the Class III directors are Messrs. McMorrow and Prell. At each annual meeting of stockholders, the successors to directors whose terms are expiring will be elected to serve from the time of election and qualification until the third annual meeting following election. Our Certificate of Incorporation provides that the authorized number of directors may be changed by resolution of the Board of Directors or stockholders. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of the Board of Directors may have the effect of delaying or preventing changes in control or management our company. Our directors may be removed for cause by the affirmative vote of the holders of a majority of the common stock.

    None of our directors or executive officers are related to one another by blood or marriage. One Class II board seat and one Class III board seat are currently vacant. Our Board of Directors has not nominated anyone to fill these seats, but intends to fill them by the end of this year with two independent directors.

COMMITTEES OF THE BOARD OF DIRECTORS

    OUR AUDIT COMMITTEE is composed of Donald Prell (Chairman) and Kent Mouton. This committee is responsible for reviewing our financial policies and objectives, and monitoring our financial condition and our requirements for funds in conjunction with management. In addition, our Audit Committee meets with our independent auditors to review their audit report and consider any recommendations.

    OUR COMPENSATION COMMITTEE is composed of Kent Mouton (Chairman) and Donald Prell. This committee establishes our general compensation policies and determines the compensation levels for the Chief Executive Officer and each employee that receives annual compensation in excess of $100,000. The Compensation Committee also has oversight responsibility for administering our stock option plans (other than Plan C for non-employee director stock options, pursuant to which options are granted automatically upon the initial election of a non-employee director and upon each subsequent re-election).

EXECUTIVE COMPENSATION

    The following table sets forth the total compensation paid or accrued by us during each of the last three fiscal years to our Chief Executive Officer and our four most highly compensated executive officers who served in either of those capacities during fiscal 1998 (collectively, the "Named Executive Officers") for services rendered:

                           SUMMARY COMPENSATION TABLE

                                                                                                           NUMBER OF
                                                                                                          SECURITIES
                                                                                          OTHER ANNUAL    UNDERLYING
NAME AND POSITION                                     YEAR       SALARY       BONUS      COMPENSATION(1)  OPTIONS(2)
--------------------------------------------------  ---------  ----------  ------------  ---------------  -----------
William McMorrow .................................       1998  $  300,000  $  2,219,222    $   501,844        37,500
  Chairman of the Board and                              1997     300,000     1,270,734        120,607        90,000
  Chief Executive Officer                                1996     300,000       450,000             --            --

Lewis Halpert ....................................       1998  $  150,000  $    623,805    $   101,133            --
  Executive Managing Director                            1997     150,000       396,800         31,083        45,000
                                                         1996     125,000       325,000             --            --

Richard Mandel ...................................       1998  $  250,000  $    315,318    $   116,064        37,500
  Managing Director                                      1997     225,000       284,267         35,917       243,000
                                                         1996     188,000       100,000         89,000        54,000

Barry Schlesinger(3) .............................       1998  $  169,231  $    270,000             --        75,000
  Chairman of Kennedy-                                   1997          --            --             --            --
  Wilson Properties Ltd.                                 1996          --            --             --            --

Freeman Lyle .....................................       1998  $  161,625  $    140,000    $    60,325        45,000
  Executive Vice-President, Chief                        1997     150,000       100,000         15,020            --
  Financial Officer and Secretary                        1996      94,000        37,500             --        54,000

------------------------

(1) "Other annual compensation" includes, among other things, deferred compensation contributions and car allowance contributions. In 1996, this included a foreign cost of living and housing allowance for Mr. Mandel while he was based in Hong Kong and Tokyo. In 1996, "Other Annual Compensation" excluded compensation in the form of other personal benefits, for each of the Named Executive Officers other than Mr. Mandel, that did not exceed the lesser of $50,000 or 10% of the annual salary and bonus reported for each year.

(2) Adjusted for a 20% stock dividend paid October 27, 1997, a 200% stock dividend paid April 10, 1998, and a 50% stock dividend paid December 15, 1998.

(3) Mr. Schlesinger is employed by KW-A, LLC. An Executive Services Agreement between us and KW-A, LLC requires us to pay to KW-A, LLC all amounts due Mr. Schlesinger under his employment contract with KW-A, LLC. The Executive Services Agreement is discussed in more detail in "Certain Transaction."

    Our compensation policy is to ensure that a substantial portion of potential aggregate annual compensation be contingent upon our performance. The goals of the compensation programs are to align compensation with performance and to enable us to attract, retain and reward personnel who contribute to our success.

    We are committed to providing incentive opportunities that, together with base salaries (where appropriate), provide for competitive and equitable total cash compensation opportunities. Aggregate base salaries, where appropriate, are set relative to average market pay practices, while target incentives opportunities are set somewhat above average market pay practices. Additionally, future base salary increases and commission or incentive pay opportunities are directly linked to the achievement of key financial objectives. Our Compensation Committee has determined that, as current employment agreements and compensation packages are renewed or reevaluated in the future, it will consider adding features that impose ceiling protection in total base plus bonus compensation levels in order to establish more certainty in the total compensation we pay.

DEFERRED COMPENSATION PLAN

    In 1997, we established a nonqualified deferred compensation plan to provide specific benefits to a select group of management, highly compensated employees or directors who contribute materially to our continued growth, development and future business success. Under our plan, participants are able to defer up to 100% of their annual total compensation including their bonuses. We are authorized to make discretionary matching contributions in varying degrees based on the performance of our company. In the fiscal year ended December 31, 1998, we contributed approximately $1.1 million to the plan. This amount includes the amounts disclosed in the Summary Compensation Table, as applicable, for the Named Executive Officers in the column labeled "other annual compensation."

EMPLOYEE PROFIT SHARING AND 401(K) PLANS

    We maintain a profit sharing plan covering all full time employees meeting certain minimum age and service requirements. Contributions to the profit sharing plan are made solely at the discretion of our Board of Directors. No contributions were made for the years ended December 31, 1996, 1997 and 1998.

    We also have a qualified profit sharing plan under the provisions of Section 401(k) of the Internal Revenue Code. Employees who are 21 or older who have completed six months of service prior to January 1 or July 1 of each year are eligible to participate. Under this plan, participants are able to reduce their current compensation from 1% up to the lesser of 15% or the statutorily prescribed annual limit allowable under Internal Revenue Service Regulations and have that amount contributed to the 401(k) Plan. The 401(k) Plan also includes provisions which authorize us to make discretionary contributions. During 1998 we made $27,000 in matching contributions to this plan. During 1997 we made $24,000 in matching contributions. The 401(k) Plan has a graduated schedule of vesting over a six year period of employment.

STOCK OPTION PLANS

    Consistent with our efforts to employ qualified and experienced professionals, we have three stock option plans. The Incentive Stock Option Plan ("Plan A") and the Non-statutory Stock Option Plan ("Plan B") allow us to grant stock options to our employees and our consultants. We believe that both plans help us to attract and retain highly qualified individuals to fill high level executive and officer positions and to give key employees and consultants an additional incentive to contribute to our overall success. The administration of these two plans is guided by our overall compensation philosophy of rewarding managers, employees and consultants based on their relative contributions to our overall accomplishments. The Compensation Committee has sole discretion to decide which eligible managers, employees and consultants are granted options, the number of options granted, and, subject to the plans, the terms and conditions of each grant. The Non-employee Director Stock Option Plan ("Plan C") allows us to grant stock options to our non-employee directors in order to further align their interests with those of our stockholders.

    The options granted under Plans A and B may be either incentive stock options or options which are not intended to qualify as incentive stock options. Only employees, however, are eligible for incentive stock options. In order to encourage our valued employees to stay with us, the Compensation Committee typically grants options which vest over a three year period. The exercise price for shares of common stock underlying an option is the fair market value of the stock on the date the option is granted by the Compensation Committee unless the recipient of the option grant already owns 10% or more of our common stock. For those recipients, the exercise price is 110% of the fair market value of the stock on the date the option is granted. Under Plans A and B, as amended, an aggregate of 1,700,000 shares of common stock are reserved for issuance. To date, options for 1,466,620 shares have been issued. Of these options 1,240,000 remain unexercised and the balance have been exercised. All options granted under Plan A must be exercised within five years of the grant date. All options granted under Plan B must be exercised within ten years of the grant date. No option under either Plan A or Plan B can be granted after May 11, 2002.

    The amount, price and terms of each grant under Plan C are automatic. Upon election to our Board of Directors, non-employee directors receive an option to purchase 13,500 shares of common stock at a price equal to fair market value on the date preceding the grant. Thereafter, each non-employee director receives an option to purchase 540 shares of common stock on the same terms and conditions each time he or she is re-elected to our Board of Directors. Several aspects of Plan C operate to encourage capable individuals to remain on our Board of Directors. For example, an option does not vest under Plan C until one year after the date of the grant and only vests if the holder served as a director during that entire period. Also, unexercised options lapse the earlier of 90 days after a non-employee director ceases to be one of our directors and the tenth anniversary of the date the option was granted. No Plan C options may be granted after May 11, 2002. A total of 81,000 shares of common stock are reserved for issuance under Plan C. As of May 11, 1999, we had options outstanding under Plan C for 28,620 shares, of which none have been exercised.

NAMED EXECUTIVE OFFICER STOCK OPTIONS

    The following table provides information about stock option grants made to each of the Named Executive Officers during 1998.

                          STOCK OPTION GRANTS IN 1998

                                                                                                POTENTIAL REALIZABLE
                                                      PERCENTAGE                                  VALUE OF ASSUMED
                                                       OF TOTAL                                ANNUAL RATES OF STOCK
                                      NUMBER OF         OPTIONS                                PRICE APPRECIATION OF
                                     SECURITIES       GRANTED TO      EXERCISE                      OPTION TERMS
                                     UNDERLYING      EMPLOYEES IN     PRICE PER   EXPIRATION   ----------------------
NAMED EXECUTIVE OFFICER            OPTIONS GRANTED       1998           SHARE        DATE          5%         10%
---------------------------------  ---------------  ---------------  -----------  -----------  ----------  ----------

William McMorrow.................        37,500             9.52%     $    7.00      4/27/03   $   72,524  $  160,259

Lewis Halpert....................             0              n/a            n/a          n/a          n/a         n/a

Richard Mandel...................        37,500             9.52%     $    7.00      4/27/03   $   72,524  $  160,259

Barry Schlesinger................        75,000            19.04%     $    8.33     12/15/03   $  172,607  $  381,416
Freeman Lyle.....................        45,000            11.42%     $    3.67      1/20/03   $   45,628  $  100,826

    The potential realized value figures assume that the stock price at the time each option is granted will appreciate at an annual rate of 5% or 10%.

    The following table provides information about stock options held by our Named Executive Officers as of December 31, 1998.

                      AGGREGATED OPTION EXERCISES IN 1998
                   AND OPTION VALUES AS OF DECEMBER 31, 1998

                                                               NUMBER OF SECURITIES
                                                              UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED
                                    NUMBER OF                        OPTIONS             IN-THE-MONEY OPTIONS ON
                                     SHARES                    ON DECEMBER 31, 1998         DECEMBER 31, 1998
                                   ACQUIRED ON    VALUE     --------------------------  --------------------------
NAMED EXECUTIVE OFFICER             EXERCISE     REALIZED   EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
---------------------------------  -----------  ----------  -----------  -------------  -----------  -------------

William McMorrow.................           0          n/a      30,000         97,500    $  98,340    $   196,680

Lewis Halpert....................           0          n/a      15,000         30,000    $  49,170    $    98,340

Richard Mandel...................      18,000   $  138,834     153,000        217,500    $ 830,142    $   908,694

Barry Schlesinger................           0          n/a         n/a            n/a          n/a            n/a

Freeman Lyle.....................      27,000   $  155,610       9,000         63,000    $  46,746    $   251,190

DIRECTOR COMPENSATION

    Each director who is not also one of our employees receives a quarterly retainer of $4,000 plus a fee of $1,000 for each board meeting attended and $500 for each Board committee meeting attended. In addition, we maintain Plan C described above under the heading "Stock Option Plans" as further compensation for our non-employee directors. Our employees who also are directors receive no additional compensation for their service on our Board of Directors or on any Board committee.

EMPLOYMENT CONTRACTS

    Each of our Named Executive Officers has entered into an employment contract for 1999. They are described below:

    - MR. MCMORROW'S contract provides for a term expiring on December 31, 1999, a base salary of $300,000 per annum and an advance of $100,000, payable against a bonus of up to 20% of 1999 "profits" between $3,000,000 and $35,000,000. "Profits" is defined as pre-tax, pre-reserves and prior to payment of bonuses to other employees and our contributions to our deferred compensation plan. The bonus is paid at 6 months based on 1(st) and 2(nd) quarter profits and at year end based on 3(rd) and 4(th) quarter profits.

    - MR. HALPERT'S contract provides for a term expiring on December 31, 1999, a base salary of $150,000 per annum plus a non-repayable advance of $150,000, payable against an annual incentive bonus of 15% to 25% of the net profit allocated to the Residential Properties Group.

    - MR. MANDEL'S contract provides for a term expiring on December 31, 1999, a base salary of $250,000 plus an incentive bonus of 12.5% to 20% of the profits allocated to our Commercial Group.

    - MR. LYLE'S contract, which expired on March 31, 1999, provided for a base salary of $180,000 plus a discretionary performance bonus of 0% to 100% of base salary. The Compensation Committee is in the process of renewing Mr. Lyle's contract on similar terms.

    - MR. SCHLESINGER'S employment contract is with KW-A, LLC and provides for a term expiring on December 31, 2000. KW-A, LLC is a limited liability company, of which Mr. Schlesinger is a member, that provides executive management services to us. Mr. Schlesinger's employment contract provides for an annual base salary of $400,000 plus (i) an annual incentive bonus of 7.06% of the first $1,700,000 of net profits of Kennedy-Wilson Properties Ltd. in excess of

      $3,333,000, and a discretionary bonus in respect of the net profits of Kennedy-Wilson Properties Ltd. in excess of $5,033,000 and (ii) an "add-on bonus" in 1999 of $270,000. Under an Executive Services Agreement dated as of July 17, 1998 with KW-A, LLC we have agreed to pay KW-A, LLC an amount equal to all sums payable to Mr. Schlesinger under the terms of his employment agreement. In return, KW-A, LLC is obligated to furnish us with executive management services. The Executive Services Agreement is discussed in more detail in "Certain Transactions."

    In addition to compensation as noted above, each contract sets forth the services the Named Executive Officer is to provide to us, his benefits and expense reimbursement rights and obligations, if any, a non-competition covenant and confidentiality agreement and terms for termination. Other than the employment contract for Mr. McMorrow, none of these employment contracts provide for any severance, change-in-control or related payments to be paid to the Name Executive Officer upon termination of the employment contract. Mr. McMorrow's employment contract provides for a severance payment equal to two times his annual compensation as determined by the arithmetic average of his salary and bonus for the prior three years in the event his employment contract is not renewed other than for cause or there is a change in the parties who control us.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATIONS

    Kent Mouton and Donald Prell were the only two people who served on our Board of Directors' Compensation Committee in 1998. Neither Mr. Mouton nor Mr. Prell was an officer or employee of ours during the fiscal year ended December 31, 1998, nor have either of them been an officer of ours at any time. Mr. Mouton is a partner in the law firm of Kulik, Gottesman & Mouton. During our fiscal year 1998, we paid Kulik, Gottesman & Mouton a total of approximately $496,191 in legal fees.

INDEMNIFICATION

    Our Certificate of Incorporation requires that we indemnify our directors and officers to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for (i) any breach of their duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which intentional misconduct or a knowing violation of law, (iii) unlawful payments of dividends or unlawful stock repurchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit. Such limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

    Prior to incorporating in Delaware in 1992, our predecessor company operated as a California S corporation. At the time of the termination of such predecessor company's S corporation status in 1992, we agreed to indemnify its former shareholders, including William McMorrow and Lewis Halpert, for certain federal and state tax liabilities incurred by them as a result of a final determination of an adjustment to the tax returns of the predecessor company or former shareholders for the 1992 tax year.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth as of May 11, 1999 the total number of our shares of common stock beneficially owned and the percentage of the outstanding shares so owned by (i) each director, (ii) each Named Executive Officer, (iii) all executive officers and directors as a group and (iv) each beneficial owner known to us of more than five percent (5%) of the outstanding shares of common stock. Except as otherwise indicated in the notes following the table, the stockholders listed in the table are the beneficial owners of the shares listed with sole voting and investment power over those shares. Shares subject to options exercisable within 60 days are treated as outstanding when determining the amount and percentage beneficially owned by a person or entity.

                                                             NUMBER OF SHARES
                                                               BENEFICIALLY
NAME                                                              OWNED        PERCENT OF CLASS
-----------------------------------------------------------  ----------------  -----------------

William McMorrow(1)........................................       1,521,821             22.3

Lewis Halpert(2)...........................................       1,384,047             20.4

Richard Mandel(3)..........................................         282,500              4.0

Barry Schlesinger..........................................          17,499                *

Donald Prell(4)............................................          14,580                *

Kent Mouton(4).............................................          14,040                *

Thomas Barrack, Jr.(5).....................................         858,166             12.3

Freeman Lyle(6)............................................         131,493              1.9
                                                             ----------------            ---

All Executive Officers and Directors as a Group............       4,224,146             57.5

Colony Investors, III, L.P.(5).............................         858,166             12.3

Kenneth Stevens............................................         766,200             11.3

Cahill, Warnock Strategic Partners Fund, L.P.(7)...........         750,000             10.0

Fidelity Management & Research Company(8)..................         400,000              5.9

------------------------

*   Less than 1%

    Except as otherwise indicated in the following notes, the address for each individual, company, or named group is in care of Kennedy-Wilson, Inc., 9601 Wilshire Blvd., Suite 220, Beverly Hills, CA 90210-5205.

(1) Includes approximately 4,190 shares held for Mr. McMorrow's account as well as approximately 275 shares held for the account of Mr. McMorrow's spouse in our 401(k) Profit Sharing Plan and Trust of which Mr. McMorrow expressly disclaims beneficial ownership, and 42,500 shares which may be acquired pursuant to exercise of outstanding stock options that are presently exercisable or exercisable within 60 days.

(2) Includes approximately 1,368 shares held for Mr. Halpert's account in our 401(k) Profit Sharing Plan and Trust, and 15,000 shares which may be acquired pursuant to exercise of outstanding stock options that are presently exercisable or exercisable within 60 days.

(3) Includes beneficial ownership of 264,500 shares which may be acquired pursuant to exercise of outstanding stock options that are presently exercisable or exercisable within 60 days.

(4) Includes beneficial ownership of 14,040 shares which may be acquired pursuant to exercise of outstanding stock options that are presently exercisable.

(5) As reported in a Schedule 13D dated July 24, 1998 filed with the SEC, Colony Investors III, L.P., a Delaware limited partnership, holds of record 660,127 shares of common stock and a warrant to acquire 198,039 shares of common stock that is now exercisable. The sole general partner of Colony Investors is Colony GP III, Inc., a Delaware corporation. Mr. Barrack holds a 60% interest in Colony GP III. Mr. Barrack and Colony Investors have shared voting and investment power with respect to those shares. The mailing address of Colony Investors and Thomas Barrack, Jr., as indicated in the
    Schedule 13D, is 1999 Avenue of the Stars, Suite 1200, Los Angeles, CA
    90067.

(6) Includes beneficial ownership of 33,000 shares which may be acquired pursuant to exercise of outstanding stock options that are presently exercisable or exercisable within 60 days.

(7) As reported in a Schedule 13G dated April 26, 1999 filed with the SEC, Edward Cahill; David Warnock; Cahill, Warnock Strategic Partners, L.P.; Cahill Warnock Strategic Partners Fund, L.P.; Cahill, Warnock & Company, LLC and Strategic Associates, L.P. beneficially own 750,000 shares which may be acquired pursuant to conversion of debentures in the aggregate principal amount of $7,500,000 at the current exercise price of $10.00 per share. The debentures are convertible at any time by the holders. According to the
    Schedule 13G, the principal business address of the beneficial owners is One South Street, Suite 2150, Baltimore, MD 21202.

(8) As reported in a Schedule 13G dated February 12, 1999 filed with the SEC. The mailing address of Fidelity Management & Research Company, as indicated in the Schedule 13G, is 82 Devonshire Street, Boston, Massachusetts 02109-3614.

                              CERTAIN TRANSACTIONS

TRANSACTIONS WITH MANAGEMENT AND OTHERS

    The following are brief descriptions of transactions between us or one or more of our subsidiaries and any of our directors, executive officers or stockholders known to us to own beneficially more than 5% of our shares, or any member of the immediate family of any of those persons during the fiscal year ended December 31, 1998 where the amount involved exceeded $60,000:

PROPERTY MANAGEMENT CONTRACTS

    Barry Schlesinger, a member of our Board of Directors and Chief Executive Officer of Kennedy-Wilson Properties Ltd., holds a 7.1% interest in two buildings for which we provide property management services. During the period of January 1, 1998 to July 16, 1998 Heitman Properties, Ltd. earned $81,000 in management fees for these buildings. During the period of July 17, 1998 to December 31, 1998 we earned $23,000 in management fees for these buildings. Presently, the management fees are $25,000 per year per building. We expect our revenues related to these buildings to be approximately $50,000 for 1999. We may terminate the management contracts on 30 days notice.

PIONEER JOINT VENTURES

    In November, 1996 we entered into a joint venture with parties who are affiliated with Goodwin Gaw, a former member of our Board of Directors. In particular, we acquired and paid $440,000 for a 25% interest in a joint venture that purchased a ski resort in Colorado for $7.0 million. In September, 1997 we acquired a 50% interest in a joint venture that purchased for $14.6 million an office building in downtown Los Angeles with approximately 28,000 square feet. We acquired an interest in this joint venture for approximately $1.4 million. In the first calendar quarter of 1998, we entered into two further joint ventures with parties who are affiliated with Mr. Gaw. In January 1998, we acquired for $4.2 million a 15% interest in a joint venture that purchased for $62.0 million a commercial building in New York with more than 1.0 million square feet. In March 1998, we acquired for about $300,000 a 40% interest in a joint venture that acquired a note collateralized by a hotel in Beverly Hills, California. We subsequently sold our interest in that note for $612,717. Mr. Gaw resigned from his position as a member of our Board of Directors on November 5, 1998.

LEGAL FEES

    In 1998, we paid the firm of Kulik, Gottesman & Mouton approximately $496,191 in legal fees. Kent Mouton is a partner in that firm and a member of our Board of Directors.

COLONY AGREEMENTS

    Thomas Barrack, Jr., a member of our Board of Directors and a beneficial owner of more than 5% of our common stock, holds a 60% interest in Colony GP
III. Colony GP III is the sole general partner of Colony Investors III, L.P. Colony Investors III is the sole member of Colony K-W, LLC, a real estate investment fund.

    In July 1998, we acquired Heitman Properties, Ltd. The purchase price and a portion of the expenses associated with that acquisition were financed from the proceeds of a $21.0 million subordinated loan made by Colony K-W, pursuant to a Bridge Loan Agreement dated as of July 16, 1998 among Colony K-W, us and certain of our subsidiaries. The loan bears interest at a rate of 14% per annum and matures on January 15, 2000. The loan is guaranteed by certain of our subsidiaries on a subordinated basis and, pursuant to a Pledge Agreement dated as of July 16, 1998 made by us in favor of Colony K-W, is secured by a pledge of all of the outstanding shares of Heitman Properties, now known as Kennedy-Wilson Properties Ltd. The terms of the loan agreement restrict, among other things, certain borrowings, distributions and mergers involving us and the guarantors and is subject to additional customary restrictive covenants. We plan to pay down $7.0 million of principal of the loan from the proceeds of this offering.

    On July 16, 1998, Colony Investors III entered into a Stock Purchase Agreement and a Warrant Agreement with us, pursuant to which Colony Investors III purchased (a) 440,085 shares of common stock (660,127 shares as adjusted for the December 15, 1998 50% stock dividend) and (b) a warrant, exercisable for seven years from July 16, 1998, to purchase an additional 132,026 shares of our common stock (198,039 shares as adjusted for such stock dividend) at an initial exercise price of $15.00 per share ($10.00 per share as adjusted for such stock dividend) subject to adjustment as provided in the Warrant Agreement, for a total aggregate purchase price of $5,232,610.

    In connection with the purchase of the Colony stock and warrant, Colony Investors III entered into an Investor's Agreement with us, dated as of July 16, 1998, pursuant to which we have agreed, during the term and subject to the provisions thereof, which include the continued ownership of a specified minimum number of shares of our common stock, among other things, to take all action necessary so that our Board of Directors will include one class III director designated by Colony Investors III, and thereafter, to use its best efforts to cause a person designated by Colony Investors III to be included in each slate of proposed class III directors put forth by us and our stockholders and recommended for election in any proxy solicitation materials disseminated by us. Colony Investors III's initial director nominee was its affiliate, Thomas Barrack, Jr., who is now a member of our Board of Directors. With certain exceptions as described in the Investor's Agreement, Colony Investors has preemptive purchase rights to maintain its beneficial ownership percentage for so long as its investment continues to represent at least 5% of our stock, which it has waived with respect to this offering.

    We and Colony Investors III executed a Registration Rights Agreement on July 16, 1998 with respect to the Colony warrant and any common stock issued under that warrant. Pursuant to the Registration Rights Agreement, and subject to the terms and conditions thereof, the Colony warrant beneficially owned by Colony Investors III is subject to demand and piggyback registration rights. The Registration Rights Agreement is discussed in more detail in the section headed "Registration Rights."

    Colony Investors III is also the general partner of Colony K-W Genpar Ltd. and Colony K-W Genpar is the general partner of Colony-KW Partners, L.P. Colony K-W, L.P., K-W Japan Investments, Inc. and EBISU Investors I, LLC are the limited partners in Colony K-W Partners, L.P. K-W Japan Investments, Inc. is one of our wholly-owned subsidiaries. EBISU is owned in part by William McMorrow (26.32%), Richard Mandel (26.32%), Ryosuke Homma (15.79%), and Lewis Halpert (10.52%). The remainder is owned by some of our employees in our Tokyo office. Colony-K-W Genpar and Colony K-W, L.P. together have a 97.5% interest in Colony K-W Partners, K-W Japan Investments has a 2.0% interest and EBISU has a 0.5% interest. The Colony K-W Partners partnership acquired a pool of distressed notes from Sanwa Bank and its affiliates in September 1998 for approximately $24.0 million and a building in Kawasaki, Japan in February 1999 for about $93.4 million.

MUROMACHI BUILDING MANAGEMENT K.K.

    In March 1999, we entered into a Japanese partnership agreement with Meguro Investors, LLC. Meguro is owned in part by William McMorrow (25%), Richard Mandel (25%) and Ryosuke Homma (25%). The remainder is owned by some of our employees in our Tokyo office. The K-W/Meguro partnership purchased an insolvent Japanese real estate holding company called Muromachi Building Management K.K. The purchase price was $83,000. Under the terms of the partnership agreement, Meguro Investors is the beneficial owner of the holding company acquired and we are the legal owners.

ARROWHEAD BROKERAGE

    William McMorrow, our Chairman and Chief Executive Officer, and Lewis Halpert, our Executive Managing Director, each own 20% of some real property located in Lake Arrowhead, California. They have retained us as the exclusive broker for selling that property. We will earn a fee of 4% of the sale price at the close of escrow. We estimate the property's value at approximately $12.5 million.

EXECUTIVE SERVICES AGREEMENT

    On July 17, 1998, we entered into an agreement with KW-A, LLC to purchase executive management services. Barry Schlesinger, a member of our Board of Directors and Chairman of Kennedy-Wilson Properties Ltd., Terry Wachsner, Senior Managing Director of Kennedy-Wilson Properties Ltd., Larry Beasley and Jerome Powalish are equal members in KW-A. We pay KW-A an amount equal to all sums payable by KW-A to its members under their respective employment agreements whose services we use. The amount received in 1998 by Mr. Schlesinger under this arrangement is described in the "Employment Contract" section. Mr. Wachsner received $430,000 for his professional services in 1998. The terms of our agreement with KW-A expire the earlier of the termination of employment by KW-A of the last member or December 31, 2000.

GOODWIN GAW SHARES

    On November 5, 1998, Goodwin Gaw resigned from his position as a member of our Board of Directors. On November 10, 1998, we purchased from Mr. Gaw 135,000 shares of our common stock for $6.716 per share for a total of $906,750. The closing price for our shares on the NASDAQ National Market on that date was $7.281 per share. All 135,000 shares were subsequently retired.

BROKERAGE ENGAGEMENTS

    In the past we have been retained, and we anticipate that from time to time in the future we will be retained, to perform auction or brokerage services for entities controlled by certain of our executive officers and/or directors. We believe that the terms of these brokerage transactions in the past have been substantially comparable to those that would have been obtainable in similar transactions with unaffiliated parties, and that they will have no material effect on our company.

INDEBTEDNESS OF MANAGEMENT

    In December 1997, we loaned an aggregate of $1,319,652 to 18 key employees. We made the loans to enable those employees to acquire in a private, unsolicited transaction approximately 73,314 shares of our common stock from an institutional investor. The terms of each of the loans, other than the principal balances, are identical. Each loan is unsecured, bears interest at an annual rate equal to the commercial prime rate of Bank of America in effect from time to time plus 1%. Interest is payable semiannually on August 31 and January 31. The principal is due on the earlier of three years following the making of the loan or six months following the employee/borrower's termination of employment. The following table provides details of the loans that were made to our directors and executive officers:

            DECEMBER 1997 LOANS TO DIRECTORS AND EXECUTIVE OFFICERS

                                                                               MAXIMUM AMOUNT    AMOUNT OWED AS OF
BORROWER                                                                        OWED IN 1998       MAY 11, 1999
----------------------------------------------------------------------------  -----------------  -----------------
William McMorrow, ..........................................................     $   226,008        $         0
  Chairman of our Board of Directors and Chief
  Executive Officer

Lewis Halpert, Director.....................................................     $   225,972        $         0

Freeman Lyle, ..............................................................     $   225,972        $   110,000
  Executive Vice President, Chief Financial Officer and Secretary

Richard Mandel, ............................................................     $   162,000        $         0
  Managing Director

BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and certain of our officers, as well as persons who own ten percent or more of our outstanding common stock ("Insiders"), to file an initial report of beneficial ownership of their stock and reports of changes in beneficial ownership with the SEC. Section 16(a) requires Insiders to deliver copies of all reports filed under Section 16(a) to us. Based solely on a review of these copies received, we believe that our Insiders have complied with all applicable Section 16(a) filing requirements for fiscal 1998, with the exception of Goodwin Gaw, a former director who resigned on November 5, 1998, who reported two transactions one day late.

                               OUR CAPITAL STOCK

SHARES AUTHORIZED

    We are authorized to issue 55,000,000 shares, consisting of 50,000,000 shares of common stock at a par value of $.01 per share and 5,000,000 shares of preferred stock at a par value of $.01 per share. At May 11, 1999, we had 6,770,276 shares of common stock outstanding and no shares of preferred stock outstanding. The following description of the terms and provisions of our shares of stock and certain other matters does not purport to be complete and is subject to and qualified in its entirety by reference to the applicable provisions of the Delaware General Corporation Law and our Certificate of Incorporation and Bylaws.

COMMON STOCK

    The holders of our common stock are entitled to one vote for each share held of record on all matters to be voted on by the stockholders. The holders of common stock do not have cumulative voting rights. The holders of our common stock are entitled to receive, ratably, dividends when, as and if declared by our Board of Directors out of funds legally available for dividends. In the event of a liquidation, dissolution or winding up of our Company, the holders of common stock will be entitled, subject to the rights of holders of preferred stock issued by us, if any, to share ratably in all assets remaining available for distribution to them after payment of our debts and other liabilities and after provision is made for each class of stock, if any, having preference over the common stock.

    The holders of shares of common stock, as such, have no conversion, preemptive or other subscription rights and there are no redemption provisions applicable to the common stock. All of the outstanding shares of common stock are, and the shares of common stock offered by us in this prospectus, when issued against the consideration set forth in this prospectus, will be validly issued, fully paid and nonassessable.

PREFERRED STOCK

    We are authorized to issue preferred stock in one or more series with such designations, rights and preferences as may be determined from time to time by our Board of Directors. Accordingly, our Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of our common stock. If issued, the preferred stock could, under certain circumstances, delay or prevent an acquisition or change in control. We do not currently intend to register or issue any shares of preferred stock.

WARRANTS

    In December 1998 we issued a warrant to purchase 131,096 shares of our common stock at an exercise price of $7.5526 per share, as adjusted for our stock dividend paid December 15, 1998, to FBR Asset Investment Corporation, an affiliate of one of the underwriters, in connection with the loan that FBR Asset made to us in 1998. We have issued a warrant to purchase 198,039 shares of our common stock at $10.00 per share, as adjusted for our stock dividend paid December 15, 1998, to Colony Investors III, L.P. in connection with the warrant agreement dated as of July 16, 1998. The Colony Investors warrant and the FBR Assets warrant are presently exercisable, but, to date, no part of the warrants have been exercised. The FBR Assets warrant expires on the fifth anniversary of its grant and the Colony warrant expires on the seventh anniversary of its grant.

DEBENTURES

    On April 26, 1999, we issued and sold 6% subordinated convertible debentures in the original aggregate principal amount of $7,500,000 to Cahill, Warnock Strategic Partners Fund, L.P. and Strategic Associates, L.P. pursuant to a convertible debenture purchase agreement dated as of April 15, 1999. Holders of the debentures may convert their debentures at any time into common stock at a conversion price of $10.00 per share subject to adjustment as provided in the purchase agreement.

SHARES ELIGIBLE FOR FUTURE SALE

    Future sales of substantial amounts of common stock in the public market could adversely affect market prices prevailing from time to time. Upon completion of this offering, we will have outstanding 8,770,276 shares of common stock, 9,070,276 shares assuming the full exercise of the underwriter's over-allotment option. Of these shares, 4,316,728 (4,616,728 assuming the full exercise of the underwriters' over-allotment option) will generally be freely tradable without restriction or further registration under the Securities Act except for any shares held by any of our "affiliates", as that term is defined under Rule 144 promulgated under the Securities Act. Of the remaining 4,453,548 shares, 21,000 shares are held by us as treasury stock, 2,982,625 shares of common stock may be sold in the public market, subject to Rule 144, upon expiration of the proposed lock-up agreements described below, an additional 688,158 shares may be publicly sold only if they are registered under the Securities Act or sold in accordance with a applicable exemption from registration, such as Rule 144. In general, under Rule 144, as currently in effect, a person who has beneficially owned shares for at least one year, including an "affiliate," as that term is defined in Rule 144, is entitled to sell, within any three-month period, a number of "restricted" shares that does not exceed the greater of one percent (1%) of the then outstanding shares of common stock (approximately 88,000 shares immediately after this offering) or the average weekly trading volume during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain manner of sale limitations, notice requirements, and the availability of current public information about us. Rule 144(k) provides that a person who is not deemed an "affiliate" and who has beneficially owned shares for at least two years is entitled to sell such shares at any time under Rule 144 without regard to the limitations described above.

    In addition, holders of vested options to purchase 432,630 shares of common stock as of the date of this prospectus will be able to sell any shares acquired under the options without restriction pursuant to a Form S-8 registration statement filed or soon to be filed with respect to those shares. We have also issued warrants that may presently be exercised for the purchase of 329,135 shares of common stock. Shares issued under those warrants may only be publicly sold if registered under the Securities Act or sold in accordance with an applicable exemption from registration, such as Rule 144. We have agreed to issue on April 26, 1999 debentures in the aggregate principal amount of $7,500,000 which may be converted into common stock at any time by the holders at a conversion price of $10.00 per share. We have agreed to register the shares issuable upon the conversion of such debentures. Shares registered under those registration statements will, subject to Rule 144 volume limitations applicable to affiliates, be available for sale in the open market, unless those shares are subject to the lock-up agreements described below or the registration statements are no longer effective. Future sales of shares by existing stockholders could have an adverse effect on the market price of our common stock or otherwise impair our ability to raise additional capital.

    The Underwriting Agreement requires executive officers and directors to enter into "lock-up" agreements providing that they will not offer, sell, pledge, contract to sell, grant any option to purchase or otherwise dispose of any common stock, or any options, warrants or other securities convertible into or exercisable or exchangeable for common stock, whether now owned or hereafter acquired, or in any manner transfer all or a portion of the economic consequences associated with their ownership of our common stock without the prior written consent of the underwriter, except for estate planning purposes, certain charitable donations or to pay for the exercise of stock options as permitted by our stock option plans, until 180 days after the date of this prospectus. Under the lock-up agreements, the executive officers and directors will be permitted to maintain existing arrangements under which they pledged certain of their shares of common stock to secure loans, and enter into new pledge arrangements, provided that such new pledges are for loans that mature more than 180 days after the date of this prospectus and generally have foreclosure rights tied only to non-payment of the loans.

    Colony Investors III, L.P. and FBR Asset Investment Corporation have agreed to enter into "lock-up" agreements containing similar sales restrictions except that each may transfer ownership of common stock to an "associate" as that word is defined in Rule 12b-2 promulgated by the SEC under the Securities Act. The length of the lock-up period is 90 days from the date of this prospectus for

Colony Investors and 180 days from the date of this prospectus for FBR Asset. Colony and FBR Asset have also agreed not to exercise registration rights for a period of 90 days in the case of Colony and 180 days in the case of FBR Asset. As a result of these contractual restrictions, shares subject to lock-up agreements will not be saleable until the agreements expire.

REGISTRATION RIGHTS

    The holders of the Colony Investors III, L.P. warrant for 198,039 shares of our common stock and the FBR Asset Investment Corporation warrant for 131,096 shares of our common stock and 660,127 unregistered shares of our common stock sold to Colony Investors have certain rights of registration with respect to those securities and any shares of common stock to be issued thereunder. The holders may require us to file a registration statement under the Securities Act of 1933 with respect to their shares. In addition, if we register any of our securities, for our own account or the account of other security holders, the holders of the Colony shares and the shares issuable upon exercise of the Colony warrant are entitled to include their shares in the registration, with certain limitations. The registration rights related to the FBR Asset warrant expire two years after the issuance of the warrant. Colony has informed us that it will not exercise its registration rights with respect to its shares or warrant in connection with this offering.

    We are also required to file by August 13, 1999 a registration statement under the Securities Act with respect to the shares of our common stock which will be issuable upon the conversion of our $7,500,000 subordinated convertible debentures issued on April 26, 1999. We are required to maintain the effectiveness of that registration statement so long as any of the debentures are outstanding and thereafter for a two year period or until all of the shares which may be purchased by the holders of the debentures have been purchased and sold, whichever occurs first.

    We must bear all expenses incurred in connection with any of those registrations, other than underwriting discounts and commissions. These registration rights could result in substantial future expenses to us and adversely affect any of our future equity or debt offerings.

CERTAIN PROVISIONS OF DELAWARE LAW

    We are a Delaware corporation subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prevents an "interested stockholder" (defined generally as a person owning 15% or more of our outstanding voting stock) from engaging in a "business combination" (as defined in Section 203) with us for three years following the date that person became an interested stockholder unless: (1) before that person became an interested stockholder, our Board of Directors approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (2) upon completion of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced (excluding stock held by any director who is also one of our officers and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (3) on or following the date on which that person became an interested stockholder, the business combination is approved by our Board of Directors and authorized at a meeting of stockholders by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

TRANSFER AGENT AND REGISTRAR

    ChaseMellon Shareholder Services, L.L.C. is our transfer agent and registrar of our common stock.

                      U.S. FEDERAL INCOME TAX CONSEQUENCES

    In the opinion of White & Case LLP, our special tax counsel, the following is a description of the principal U.S. federal income tax consequences of the purchase, ownership and disposition of common stock by a Non-U.S. Holder (defined below). This description is based on (1) the Internal Revenue Code of 1986, as amended (the "Code"), (2) income tax regulations (proposed and final) issued under the Code, and (3) administrative and judicial interpretations of the Code and regulations, each as in effect and available as of the date of this prospectus. These income tax laws, regulations, and interpretations, however, may change at any time, and any change could be retroactive to the date of this offering. These income tax laws and regulations are also subject to various interpretations, and the Internal Revenue Service (the "IRS") or the courts could later disagree with the explanations or conclusions contained in this description. The IRS has not formally ruled (and we do not intend to seek a ruling) on the tax consequences of purchasing, owning and disposing of shares of common stock.

    Except where we state otherwise, this description deals only with shares of common stock held as capital assets (as defined in the Code) by a holder who is a Non-U.S. Holder (as defined below). We do not, however, address all of the tax consequences that may be relevant to a Non-U.S. Holder.

    - A "Non-U.S. Holder" is a beneficial owner of common stock who for U.S. federal income tax purposes is not:

    - a citizen or resident of the U.S.;

    - a corporation or partnership created or organized in or under the laws of the U.S. or any State (including the District of Columbia);

    - an estate if its income is subject to U.S. federal income taxation regardless of its source; or

    - a trust if it has validly has elected to be treated as a U.S. person for U.S. federal income tax purposes or if (1) a U.S. court can exercise primary supervision over its administration and (2) one or more U.S. persons have the authority to control all of its substantial decisions.

    We also do not address, except as stated below, any of the tax consequences to (1) holders that may be subject to special tax treatment such as financial institutions, real estate investment trusts, tax-exempt organizations, regulated investment companies, insurance companies and brokers and dealers or traders in securities or currencies, (2) persons that will hold common stock as part of a position in a straddle or as part of a hedging or conversion transaction, (3) persons whose functional currency is not the U.S. Dollar and (4) persons other than Non-U.S. Holders.

    Further, we do not address any state, local or foreign tax consequences of purchasing, owning and disposing of common stock.

    PROSPECTIVE INVESTORS ARE ADVISED TO CONSULT WITH THEIR OWN TAX ADVISORS IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES AS TO THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF COMMON STOCK, AS WELL AS THE EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

DIVIDENDS ON COMMON STOCK

    Dividends paid to a Non-U.S. Holder that are not effectively connected with the conduct of a trade or business in the U.S. generally will be subject to withholding of U.S. federal income tax at a rate of 30% on the gross amount of the dividend unless the rate is reduced by applicable U.S. income tax treaty. Currently, dividends paid to an address in a foreign country generally are presumed to be paid to a resident of that country in determining the applicability of a tax treaty with respect to that payment. Treasury Regulations issued on October 6, 1997, as amended by an IRS notice, however, would, for dividends paid after December 31, 1999, require a Non-U.S. Holder to file certain forms to obtain the benefit of any applicable tax treaty. Those forms generally would contain the

Non-U.S. Holder's name and address and an official statement by the competent authority in the foreign country (as designated in the applicable tax treaty) attesting to the holder's status as a resident thereof.

    Except as otherwise provided in an applicable tax treaty, a Non-U.S. Holder will be taxed at ordinary U.S. federal income tax rates (on a net income basis) on dividends that are effectively connected with the conduct of a trade or business of the Non-U.S. Holder within the U.S. and will not be subject to the withholding described above. If the Non-U.S. Holder is a foreign corporation, it may also be subject to a 30% branch profits tax unless it qualifies for a lower rate under an applicable tax treaty.

    To claim the benefit of a tax treaty or to claim an exemption from withholding because the income is effectively connected with a U.S. trade or business, a Non-U.S. Holder must provide a properly executed Form 1001 or 4224 (or any successor form as the IRS designates), as applicable, prior to the payment of dividends.

SALE OR EXCHANGE OF COMMON STOCK

    Subject to the discussion below under "--STATUS AS U.S. REAL PROPERTY HOLDING CORPORATION", a Non-U.S. Holder generally will not be subject to U.S. federal income tax in respect of gain recognized from the sale or exchange of common stock unless:

    - the gain is effectively connected with a trade or business conducted by the Non-U.S. Holder within the U.S. (in which case, the branch profits tax described above under "--DIVIDENDS ON COMMON STOCK" may also apply if the holder is a foreign corporation);

    - in the case of a Non-U.S. Holder who is a non-resident alien individual, the holder is present in the U.S. for 183 days or more in the taxable year of the sale or exchange and certain other conditions are met; or

    - the Non-U.S. Holder is subject to tax pursuant to the provisions of the Code applicable to certain U.S. expatriates.

STATUS AS U.S. REAL PROPERTY HOLDING CORPORATION

    We believe that we are likely to constitute a U.S. real property holding corporation within the meaning of the Code. Under certain provisions of the Code and the income tax regulations, gain realized by a Non-U.S. Holder who would not ordinarily be subject to U.S. federal income tax on gains would, under certain circumstances, be subject to tax (the "special tax") on gain realized on the sale or exchange (and possible withholding tax on the proceeds from the sale (the "withholding tax")) of common stock, notwithstanding the Non-U.S. Holder's lack of other connections with the U.S. If, however, the common stock is regularly traded on an established securities market, the special tax and the withholding tax would apply to the sale or exchange by a Non-U.S. Holder only if the Non-U.S. Holder held directly or indirectly, at any time during the five-year period ending on the date of the sale or exchange, more than 5% of the common stock. Generally, the rule for an interest in a U.S. real property holding corporation takes precedent over relief provided by U.S. income tax treaties.

FEDERAL ESTATE TAXES

    Common stock that is held by an individual who at the time of death is not a citizen or resident of the U.S. generally will be included in the individual's gross estate for U.S. federal estate tax purposes, unless an applicable U.S. estate tax treaty provides otherwise.

BACKUP WITHHOLDING TAX AND INFORMATION REPORTING REQUIREMENTS

    U.S. backup withholding tax and information reporting requirements generally apply to certain payments to certain noncorporate holders of stock. Information reporting generally will apply to payments within the U.S. of dividends on, and to proceeds from the sale or redemption of, common stock by a payor to a holder of common stock (other than an "exempt recipient," including a corporation, a payee that is a Non-U.S. Holder that provides an appropriate certification and certain other persons). A payor will be required to withhold 31% of any payments of the proceeds within the U.S. from the sale or redemption of common stock to a holder (other than an "exempt recipient") if the holder fails to furnish its correct taxpayer identification number or otherwise fails to comply with the backup withholding tax requirements.

    Income tax regulations issued on October 6, 1997, and a recent IRS Notice announcing amendments to those regulations, would modify certain of the rules discussed above generally with respect to payments on common stock made after December 31, 1999. In particular, a payor will be required to withhold 31% of any payments within the U.S. of dividends on, or proceeds from the sale of, common stock to a holder (other than an exempt recipient such as a corporation or a Non-U.S. Holder that provides an appropriate certification) if the holder fails to furnish its correct taxpayer identification number or otherwise fails to comply with, or establish an exemption from, the backup withholding tax requirements. In the case of those payments by a payor within the U.S. to a foreign partnership (other than payments to a foreign partnership that qualifies as a withholding foreign partnership within the meaning of such income tax regulations and payments to a foreign partnership that are effectively connected with the conduct of a trade or business in the U.S.), the partners of the partnership will be required to provide a certification in order to establish an exemption from backup withholding tax and information reporting requirements. Moreover, a payor may rely on a certification provided by a Non-U.S. Holder only if the payor does not have actual knowledge or a reason to know that any information or certification stated in the certificate is unreliable.

    PROSPECTIVE PURCHASERS OF COMMON STOCK ARE URGED TO CONSULT THEIR TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES THAT MAY ARISE UNDER THE LAWS OF ANY FOREIGN, STATE, LOCAL OR OTHER TAXING JURISDICTION.

                                  UNDERWRITING

    Under the terms and subject to the conditions contained in the Underwriting Agreement dated May 11, 1999 (the "Underwriting Agreement"), the underwriters named below (the "Underwriters") have severally, but not jointly, agreed to purchase from us the following respective numbers of shares of common stock on a firm commitment basis at the offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus:

                                                                                                       NUMBER OF
UNDERWRITER                                                                                              SHARES
----------------------------------------------------------------------------------------------------  ------------
Friedman, Billings, Ramsey & Co., Inc...............................................................     1,120,000
Wedbush Morgan Securities Inc.......................................................................       480,000
Crowell, Weedon & Co................................................................................        50,000
Cruttenden Roth Incorporated........................................................................        50,000
Hoefer & Arnett Incorporated........................................................................        50,000
Janney Montgomery Scott Inc.........................................................................        50,000
Ragen Mackenzie Incorporated........................................................................        50,000
The Seidler Companies Incorporated..................................................................        50,000
Sutro & Co. Incorporated............................................................................        50,000
First Security Van Kasper...........................................................................        50,000
                                                                                                      ------------
  Total.............................................................................................     2,000,000
                                                                                                      ------------
                                                                                                      ------------

    The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will purchase all of the common stock offered hereby if any of the shares are purchased.

    The Underwriters have advised us that they propose to offer the shares to the public at the offering price set forth on the cover page of this prospectus and to certain dealers at the same price less a concession not in excess of $0.27 per share. The Underwriters may allow, and the dealers may reallow, a concession not in excess of $0.10 per share to certain other dealers. After the offering, the Underwriters may change the offering price and other selling terms.

    We have granted to the Underwriters an option, exercisable not later than 30 days after the date of the prospectus, to purchase up to 300,000 additional shares of our common stock at the offering price less the underwriting discounts and commissions shown below and set forth on the cover page of this prospectus. If the Underwriters choose to exercise this option, the Underwriters will be obligated to purchase the additional shares of common stock, and we will be obligated to sell those shares to the Underwriters. The Underwriters may exercise this option only to cover over-allotments made in connection with the sale of common stock offered in this prospectus. If the Underwriters exercise the option, they will offer the additional shares on the same terms as those on which it is offering the 2,000,000 shares of common stock.

    The following table is a summary of the underwriting discounts and commissions that we will pay to the Underwriters:

                                                                                                  TOTAL
                                                                                      ------------------------------
                                                                                         WITHOUT           WITH
                                                                          PER SHARE   OVER-ALLOTMENT  OVER-ALLOTMENT
                                                                         -----------  --------------  --------------
Underwriting discounts and commissions paid by us......................   $    0.45    $    900,000    $  1,035,000

    As described in the Underwriting Agreement, we have agreed to reimburse the Underwriters for their out-of-pocket legal expenses up to $262,500 and to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act. We have been advised that in the opinion of the

SEC our indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that the Underwriters assert a claim for indemnification against those liabilities, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of competent jurisdiction the question whether our indemnification is against public policy as expressed in the Securities Act. We will be bound by the final adjudication of that matter.

    The Underwriters have advised us that they do not intend to confirm sales to any account over which they exercise discretionary authority.

    In connection with this offering, the Underwriters and their affiliates may engage in transactions on NASDAQ that stabilize, maintain or otherwise affect the market price of our common stock. These transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M. Under Regulation M, the Underwriters and their affiliates may bid for or purchase our common stock for the purpose of stabilizing its market price. The Underwriters also may create a short position for their own account by selling more of our common stock in connection with this offering than it is committed to purchase from us, and in such case may purchase our common stock in the open market following completion of this offering to cover all or a portion of their short position. The Underwriters may also cover all or any portion of such short position, up to 300,000 shares of common stock, by exercising their over-allotment option referred to above.

    In connection with this offering, the Underwriters and their affiliates who are qualified registered market makers on NASDAQ may engage in passive market making transactions in our common stock on NASDAQ in accordance with Rule 103 of Regulation M, during a specified period before the commencement of offers or sales of our common stock. The passive market making transactions must comply with applicable volume and price limits and be identified as such. In general, a passive market maker may display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker's bid, however, such bid must then be lowered when certain purchase limits are exceeded.

    Any of the transactions described in the preceding two paragraphs may result in the maintenance of the price of our common stock at a level above that which might otherwise prevail in the open market. None of the transactions described in the preceding paragraph are required, and if such transactions are undertaken, they may be discontinued at any time.

    FBR Asset Investment Corporation, a real estate investment trust managed by an affiliate of Friedman, Billings, Ramsey & Co., Inc. ("Friedman, Billings"), made a loan to us in June 1998. The loan was in the principal amount of $10.0 million and bore interest at 12% per annum. The loan was amended to increase, effective as of December 31, 1998, the interest rate to 13% per annum payable monthly plus 4% per annum compounded monthly and to extend the maturity date until the earlier of a public offering of our common stock and June 3, 1999. As of May 11, 1999, the principal balance under this loan was approximately $7.7 million. We plan to repay this loan in full with the proceeds of this offering. In connection with this loan, in December 1998 we issued a warrant to FBR Asset to purchase 131,096 shares of our common stock (subject to certain adjustments) at a purchase price of $7.5526 per share. Although the warrant is presently exercisable, to date, no part of the warrant has been exercised. Futhermore, the terms of the warrant provide that FBR Asset may not sell, transfer, assign or hypothocate the warrant or the shares of common stock issuable upon exercise of the warrant for a period of one year from the date of this prospectus. The warrant expires in December 2003. The holders of the warrant have certain registration rights with respect to any shares of common stock to be issued upon exercise of the warrant. The holders may require us to file one registration statement under the Securities Act with respect to their shares. The registration rights related to the warrant will expire in December 2000. In addition, in connection with our engagement letter with Friedman, Billings, dated December 15, 1998, we have granted to Friedman, Billings the right to act as managing underwriter in connection with any public offering of our equity securities by us for a period of one year following the completion of this offering.

                                 LEGAL MATTERS

    The validity of our common stock offered for sale in this prospectus will be passed upon for us by White & Case LLP, Los Angeles, California. Certain legal matters with respect to the offering of our common stock will be passed upon for the underwriter by Brobeck, Phleger & Harrison LLP, Irvine, California.

                                    EXPERTS

    The consolidated financial statements and financial statement schedules included in this prospectus and elsewhere in the registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report included herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

    We are subject to the informational requirements of the Exchange Act and, in accordance therewith, we file reports, proxy statements and other information with the SEC. You may inspect and copy these documents at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's regional offices located at Seven World Trade Center, 13(th) Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may also obtain copies of this material from the Public Reference Section of the SEC, at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC's Web site is http://www.sec.gov.

    We have filed with the SEC a registration statement on Form S-1 under the Securities Act, relating to our common stock. This prospectus does not contain all the information set forth in the registration statement or amendments, if any, to the registration statement and the exhibits thereto. Certain parts of the registration statement are omitted from this prospectus in accordance with the rules and regulations of the SEC. Statements contained in this prospectus as to the content of any contract document are not necessarily complete. In each instance in this prospectus that we reference a copy of a contract or other document filed as an exhibit to the registration statement, the related statement shall be qualified in all respects by such reference and the exhibits thereto. For further information, reference is hereby made to the registration statement and the exhibits thereto.

    We are required to furnish holders of our common stock with annual reports containing audited financial statements with a report thereon by our independent certified public accountants.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
PRO FORMA FINANCIAL INFORMATION (UNAUDITED)

  Pro Forma Condensed Consolidated Financial Statement (Unaudited)                                                 F-2

  Pro Forma Condensed Consolidated Statement of Income for the Year Ended December 31, 1998 (Unaudited)            F-3

  Notes to Pro Forma Condensed Consolidated Financial Statement (Unaudited)                                        F-4

KENNEDY-WILSON, INC. AND SUBSIDIARIES

  Independent Auditors' Report                                                                                     F-5

  Consolidated Balance Sheet as of December 31, 1998 and 1997                                                      F-6

  Consolidated Statements of Income for the Three Years Ended December 31, 1998                                    F-7

  Consolidated Statements of Stockholders' Equity for the Three Years Ended December 31, 1998                      F-8

  Consolidated Statements of Cash Flows for the Three Years Ended December 31, 1998                                F-9

  Notes to Consolidated Financial Statements                                                                      F-10

HEITMAN PROPERTIES LTD.

  Independent Auditors' Report                                                                                    F-34

  Consolidated Balance Sheets as of June 30, 1998 (Unaudited) and December 31, 1997 and 1996                      F-35

  Consolidated Statements of Operations for the Six Months Ended June 30, 1998 and 1997 (Unaudited) and for
    the Three Years Ended December 31, 1997                                                                       F-36

  Consolidated Statements of Stockholders' Equity as of June 30, 1998 (Unaudited) and for the Three Years
    Ended December 31, 1997                                                                                       F-37

  Consolidated Statements of Cash Flows for the Six Months ended June 30, 1998 and 1997 (Unaudited) and for
    the Three Years Ended December 31, 1997                                                                       F-38

  Notes to Consolidated Financial Statements                                                                      F-39

                     KENNEDY-WILSON, INC. AND SUBSIDIARIES
              PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENT
                                  (UNAUDITED)

The following unaudited pro forma condensed consolidated statement of income for the year ended December 31, 1998 is presented as if the acquisition of Heitman Properties, Ltd. had occurred at January 1, 1998. This pro forma condensed consolidated financial statement should be read in conjunction with the historical consolidated financial statements and notes thereto of the Company and Heitman Properties Ltd. included elsewhere in this Prospectus.

The pro forma condensed consolidated financial statement is not necessarily indicative of what the actual results of operations would have been had the Company completed the transaction described above.

                     KENNEDY-WILSON, INC. AND SUBSIDIARIES
               UNAUDITED PRO FORMA CONDENSED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                             (DOLLARS IN THOUSANDS)

                                                                                                      PRO FORMA
                                                                                   ------------------------------------------------
                                                                                                         OTHER           TOTAL
                                                                                                       PRO FORMA        COMPANY
                                                                                                      ADJUSTMENTS      PRO FORMA
                                                                     HISTORICAL                       -----------   ---------------
                                                                      KENNEDY
                                                                    WILSON, INC.       HEITMAN
                                                                    ------------   PROPERTIES, LTD.
                                                                        (A)        ----------------
                                                                                         (B)
REVENUES
  Property management fees                                            $14,194          $15,535         $  1,295(C)    $   31,024
  Commission                                                            4,917                                              4,917
  Sales of residential real estate                                     13,828                                             13,828
  Equity in income of investments with related parties and
    non-affiliates                                                        612                                                612
  Proceeds from sale of partnership                                     4,077                                              4,077
  Gain on sale of commercial real estate                                2,654                                              2,654
  Rental income, net                                                    4,583                                              4,583
  Gain on restructured notes receivable                                 3,911                                              3,911
  Other income                                                          2,096              955               80(C)         3,131
                                                                    ------------       -------        -----------   ---------------
  Total revenue                                                        50,872           16,490            1,374           68,737
                                                                    ------------       -------        -----------   ---------------
OPERATING EXPENSES
  Commissions and marketing expenses                                      532                                                532
  Cost of residential real estate sold                                 12,249                                             12,249
  Compensation and related expenses                                    14,582            7,688              641(C)        22,911
  General and administrative                                            6,890            8,155              217(C)        10,205
                                                                                                         (5,557)(G)
                                                                                                            500(F)
  Depreciation and amortization                                         2,059            1,499             (620)(E)        2,938
  Interest expense                                                      8,398                             1,724(D)        10,122
                                                                    ------------       -------        -----------   ---------------
  Total operating expenses                                             44,710           17,342           (3,095)          58,957
                                                                    ------------       -------        -----------   ---------------
Income before provision for income taxes                                6,162             (852)           4,470            9,780
Provision for income taxes                                                837                             1,339(H)         2,176
                                                                    ------------       -------        -----------   ---------------
NET INCOME                                                            $ 5,325          $  (852)        $  3,131       $    7,604
                                                                    ------------       -------        -----------   ---------------
                                                                    ------------       -------        -----------   ---------------
SHARE DATA
  Basic net income per share                                                                                          $     1.22
  Basic weighted average shares                                                                                        6,254,000
  Diluted net income per share                                                                                        $     1.12
  Diluted weighted average shares                                                                                      6,801,000

                     KENNEDY-WILSON, INC. AND SUBSIDIARIES
                   NOTES TO PRO FORMA CONDENSED CONSOLIDATED
                        FINANCIAL STATEMENTS (UNAUDITED)

(A) Kennedy Wilson, Inc. for the year ended December 31, 1998

(B) Heitman Properties, Ltd. unaudited financial statements as of June 30, 1998

(C) To reflect pro forma results of operations of Heitman Properties, Ltd. for two weeks from July 1, 1998 to the date of acquisition.

(D) To reflect interest expense on note payable to Colony Capital Inc. for the period from January 1, 1998 to July 16, 1998.

                                                                                                              INTEREST
                                                                                    AMOUNT       ESTIMATED     EXPENSE
                                    ACCOUNT                                       CAPITALIZED      LIFE       28 WEEKS
-------------------------------------------------------------------------------  -------------  -----------  -----------
        Interest ($21 Million at 14% per year)                                                                $   1,583
        Amortization of Loan Origination Cost                                      $     393        18 mos          141
                                                                                                             -----------
                                                                                                              $   1,724
                                                                                                             -----------
                                                                                                             -----------

                                                                                                      FOR THE SIX
                                                                                                     MONTHS ENDED
                                                                                                     JUNE 30, 1998
                                                                                                     -------------
(E) Determined as follows:
    -- To eliminate historical depreciation and amortization recorded by Heitman Properties, Ltd.      $  (1,499)
    -- To reflect depreciation and amortization on goodwill management contracts, office relocation
      and property and equipment.                                                                            879
                                                                                                     -------------
                                                                                                       $    (620)
                                                                                                     -------------
                                                                                                     -------------

                                                                           ESTIMATED
                                                              AMOUNT      DEPRECIABLE  AMORTIZATION    AMORTIZATION
                        ACCOUNT                            CAPITALIZED       LIFE        ONE YEAR        28 WEEKS
--------------------------------------------------------  --------------  -----------  -------------  ---------------
    Goodwill                                              $16 Million         30 Yrs     $     533       $     287
    Management Contracts                                  $7 Million           7 Yrs         1,000             538
    Property and Equipment                                $0.5 Million         5 Yrs           100              54
                                                                                            ------           -----
                                                                                         $   1,633       $     879
                                                                                            ------           -----
                                                                                            ------           -----

(F) To record service contract between Kennedy Wilson Inc. and Heitman
  Financial                                                                       $     500
                                                                                 -----------
                                                                                 -----------
(G) To eliminate Heitman Properties, Ltd. corporate cost allocation               $  (5,557)
                                                                                 -----------
                                                                                 -----------
(H) To record tax provision at 37% of incremental income                          $   1,339
                                                                                 -----------
                                                                                 -----------

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders
Kennedy-Wilson, Inc. and Subsidiaries
Beverly Hills, California

We have audited the accompanying consolidated balance sheets of Kennedy-Wilson, Inc. and subsidiaries (the "Company"), as of December 31, 1998 and 1997, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Kennedy-Wilson, Inc. and subsidiaries at December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP
Los Angeles, California
February 26, 1999

                     KENNEDY-WILSON, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                                            DECEMBER 31,
                                                                                   ------------------------------
                                                                                        1997            1998
                                                                                   --------------  --------------
ASSETS
  Cash and cash equivalents                                                        $   10,448,000  $    9,838,000
  Cash--restricted (Note 2)                                                               174,000       8,168,000
  Accounts receivable                                                                   1,018,000       6,674,000
  Notes receivable (Notes 3 and 8)                                                      9,546,000      23,115,000
  Real estate held for sale (Notes 4 and 9)                                            18,628,000     122,407,000
  Investments with related parties and non-affiliates (Notes 5 and 11)                  4,899,000       9,209,000
  Contracts, furniture, fixtures and equipment and other assets (Note 6)                1,005,000       9,238,000
  Goodwill, net (Note 2)                                                                               16,167,000
                                                                                   --------------  --------------
TOTAL ASSETS                                                                       $   45,718,000  $  204,816,000
                                                                                   --------------  --------------
                                                                                   --------------  --------------

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
  Accounts payable                                                                 $      666,000  $    1,752,000
  Accrued expenses and other liabilities                                                4,553,000      15,721,000
  Deferred taxes (Note 12)                                                                                628,000
  Notes payable (Note 8)                                                                4,764,000      14,291,000
  Borrowings under lines of credit (Note 7)                                             9,039,000      13,514,000
  Mortgage loans payable (Note 9)                                                      15,102,000     115,130,000
                                                                                   --------------  --------------
    Total liabilities                                                                  34,124,000     161,036,000
                                                                                   --------------  --------------
  Subordinated debt (Note 10)                                                                          21,000,000

COMMITMENTS AND CONTINGENCIES (Note 13)

STOCKHOLDERS' EQUITY (Notes 14 and 15)
  Preferred stock, $.01 par value; shares authorized: 2,000,000, none issued
  Common stock $.01 par value; shares authorized: 10,000,000 in 1998 and
    5,000,000 in 1997; shares issued: 6,597,075 in 1998 and 5,923,548 in 1997              59,000          66,000
  Additional paid-in capital                                                           23,768,000      28,888,000
  Accumulated deficit                                                                 (10,913,000)     (5,970,000)
  Notes receivable from stockholders                                                   (1,320,000)       (204,000)
                                                                                   --------------  --------------
    Total stockholders' equity                                                         11,594,000      22,780,000
                                                                                   --------------  --------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                         $   45,718,000  $  204,816,000
                                                                                   --------------  --------------
                                                                                   --------------  --------------

                See notes to consolidated financial statements.

                      KENNEDY-WILSON, INC AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                                YEAR ENDED DECEMBER 31,
                                                                      -------------------------------------------
                                                                          1996           1997           1998
                                                                      -------------  -------------  -------------
REVENUES
  Property management and leasing fees (Note 18)                                                    $  14,194,000
  Commissions                                                         $   4,821,000  $   5,001,000      3,716,000
  Commissions--related parties (Note 11)                                  1,052,000        894,000      1,201,000
  Sales of residential real estate                                       19,743,000      6,753,000     13,828,000
  Equity in income of investments with related parties and
    non-affiliates (Note 5)                                                 178,000      1,431,000        612,000
  Gain on sale of joint venture                                                                         4,077,000
  Gain on sale of commercial real estate                                  1,454,000      6,339,000      2,654,000
  Rental income, net                                                      1,467,000      1,629,000      4,583,000
  Gain on restructured notes receivable (Notes 2 and 3)                   3,057,000      4,036,000      3,911,000
  Other income                                                              195,000        916,000      2,096,000
                                                                      -------------  -------------  -------------
  Total Revenues                                                         31,967,000     26,999,000     50,872,000
                                                                      -------------  -------------  -------------
OPERATING EXPENSES
  Commissions and marketing expenses                                      1,560,000        928,000        532,000
  Cost of residential real estate sold                                   16,523,000      5,592,000     12,249,000
  Cost of residential real estate sold--related parties                     209,000
  Compensation and related expenses                                       4,726,000      7,658,000     14,582,000
  General and administrative                                              3,126,000      4,661,000      6,890,000
  Depreciation and amortization                                             268,000        790,000      2,059,000
  Interest expense                                                        1,964,000      3,139,000      8,398,000
                                                                      -------------  -------------  -------------
  Total Operating Expenses                                               28,376,000     22,768,000     44,710,000
                                                                      -------------  -------------  -------------
Income Before Provision for Income Taxes and Extraordinary Items          3,591,000      4,231,000      6,162,000
Provision for Income Taxes (Note 12)                                         60,000        280,000        837,000
                                                                      -------------  -------------  -------------
Income Before Extraordinary Items                                         3,531,000      3,951,000      5,325,000
Extraordinary Items (Note 17)                                                               79,000
                                                                      -------------  -------------  -------------
NET INCOME                                                            $   3,531,000  $   4,030,000  $   5,325,000
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

  SHARE DATA

    Basic net income before extraordinary items per share             $        0.50  $        0.65  $        0.85
    Basic extraordinary items per share                                         N/A  $        0.01            N/A
    Basic net income per share                                        $        0.50  $        0.66  $        0.85
    Basic weighted average shares                                         7,086,848      6,104,497      6,254,470

    Diluted net income before extraordinary items per share           $        0.50  $        0.64  $        0.78
    Diluted extraordinary items per share                                       N/A  $        0.01            N/A
    Diluted net income per share                                      $        0.50  $        0.65  $        0.78
    Diluted weighted average shares                                       7,093,958      6,187,280      6,801,356

                See notes to consolidated financial statements.

                     KENNEDY-WILSON, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                                NOTES
                                         COMMON STOCK                                         RECEIVABLE
                                     ---------------------    ADDITIONAL     ACCUMULATED         FROM
                                       SHARES     AMOUNT    PAID-IN-CAPITAL    DEFICIT       STOCKHOLDERS       TOTAL
                                     ----------  ---------  --------------  --------------  --------------  --------------
Balance, January 1, 1996              7,563,236  $  75,000   $ 22,669,000   $  (14,799,000)                 $    7,945,000
  Repurchase of common stock           (891,000)    (9,000)    (1,085,000)                                      (1,094,000)
  Net income                                                                     3,531,000                       3,531,000
                                     ----------  ---------  --------------  --------------  --------------  --------------
Balance, December 31, 1996            6,672,236     66,000     21,584,000      (11,268,000)                     10,382,000
  Repurchase of common stock           (748,688)    (7,000)    (1,491,000)                                      (1,498,000)
  Stock dividend                                                3,675,000       (3,675,000)
  Notes receivable from
    stockholders (Note 16)                                                                   $ (1,320,000)      (1,320,000)
  Net income                                                                     4,030,000                       4,030,000
                                     ----------  ---------  --------------  --------------  --------------  --------------
Balance, December 31, 1997            5,923,548     59,000     23,768,000      (10,913,000)    (1,320,000)      11,594,000
  Issuance of common stock              808,878      8,000      5,645,000                                        5,653,000
  Repurchase of common stock           (135,351)    (1,000)      (907,000)                                        (908,000)
  Stock dividends                                                 382,000         (382,000)
  Repayment on notes receivable
    from stockholders (Note 16)                                                                 1,116,000        1,116,000
  Net income                                                                     5,325,000                       5,325,000
                                     ----------  ---------  --------------  --------------  --------------  --------------
Balance, December 31, 1998            6,597,075  $  66,000   $ 28,888,000   $   (5,970,000)  $   (204,000)  $   22,780,000
                                     ----------  ---------  --------------  --------------  --------------  --------------
                                     ----------  ---------  --------------  --------------  --------------  --------------

                See notes to consolidated financial statements.

                     KENNEDY-WILSON, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                   YEAR ENDED DECEMBER
                                                                          --------------------------------------
                                                                             1996         1997          1998
                                                                          -----------  -----------  ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                              $ 3,531,000  $ 4,030,000  $  5,325,000
  Adjustments to reconcile net income to net cash used in operating activities:
  Depreciation and amortization                                               268,000      790,000     2,059,000
  Equity in income of investments with related parties and
    non-affiliates                                                           (178,000)  (1,431,000)     (612,000)
  Gain on sale of joint venture                                                                       (4,077,000)
  Gains on sales of real estate                                            (1,454,000)  (7,500,000)   (4,233,000)
  Gains on restructured notes receivable -- non-cash                         (537,000)    (689,000)     (627,000)
  Deferred taxes                                                                                         628,000
  Extraordinary items, net                                                                 (79,000)
Change in assets and liabilities:
  Accounts receivable                                                         751,000      (24,000)   (5,656,000)
  Other assets                                                               (720,000)    (184,000)   (1,403,000)
  Accounts payable                                                           (191,000)    (227,000)    1,086,000
  Accrued expenses and other liabilities                                     (937,000)   2,343,000    11,168,000
                                                                          -----------  -----------  ------------
    Net Cash Provided By (Used In) Operating Activities                       533,000   (2,971,000)    3,658,000

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of contract, furniture, fixtures and equipment                    (197,000)    (178,000)   (7,280,000)
  Dispositions of contracts, furniture, fixtures and equipment                559,000                     18,000
  Purchase and additions to real estate held for sale                     (21,341,000) (18,841,000) (122,671,000)
  Proceeds from sales of real estate held for sale                         25,914,000   36,304,000    21,743,000
  Proceeds from sale of joint venture                                                                  5,348,000
  Additions to notes receivable                                           (13,015,000)               (26,235,000)
  Payments from notes receivable                                                         4,930,000    13,293,000
  Additions to goodwill                                                                              (16,412,000)
  Stockholders (loans to) repayments from                                               (1,320,000)    1,116,000
  Distributions from joint ventures                                            20,000    2,775,000     2,271,000
  Contributions to joint ventures                                          (3,607,000)  (2,153,000)   (7,240,000)
                                                                          -----------  -----------  ------------
    Net Cash (Used In) Provided By Investing Activities                   (11,667,000)  21,517,000  (136,049,000)

CASH FLOWS FROM FINANCING ACTIVITIES:
  Issuance of mortgage loans payable                                       26,577,000   14,320,000   114,679,000
  Repayment of mortgage loans payable                                     (30,510,000) (19,734,000)  (14,651,000)
  Borrowings under lines of credit                                         15,345,000   14,063,000    40,348,000
  Repayment of lines of credit                                             (7,453,000) (13,941,000)  (35,873,000)
  Borrowings under notes payable                                           10,128,000    3,737,000    19,740,000
  Repayment of notes payable                                               (1,933,000)  (7,168,000)  (10,213,000)
  Issuance of subordinated debt                                                                       21,000,000
  Cash -- restricted (increase) decrease                                     (217,000)     222,000    (7,994,000)
  Common stock (repurchase) issuance                                       (1,094,000)  (1,498,000)    4,745,000
                                                                          -----------  -----------  ------------
    Net Cash Provided By (Used In) Financing Activities                    10,843,000   (9,999,000)  131,781,000
                                                                          -----------  -----------  ------------

Net (decrease) increase in cash                                              (291,000)   8,547,000      (610,000)
CASH, BEGINNING OF YEAR                                                     2,192,000    1,901,000    10,448,000
                                                                          -----------  -----------  ------------
CASH, END OF YEAR                                                         $ 1,901,000  $10,448,000  $  9,838,000
                                                                          -----------  -----------  ------------
                                                                          -----------  -----------  ------------

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

CASH PAID DURING THE YEAR FOR:
  Interest                                                                $ 2,113,000  $ 2,930,000  $  7,754,000
  Interest capitalized                                                    $    57,000  $   340,000  $    640,000
  Income taxes                                                            $    34,000  $   246,000  $    633,000

                See notes to consolidated financial statements.

                     KENNEDY-WILSON, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      THREE YEARS ENDED DECEMBER 31, 1998

NOTE 1--ORGANIZATION

Kennedy-Wilson, Inc., a Delaware corporation, incorporated in 1992, and its wholly owned subsidiaries (the "Company") provide real estate property management, brokerage and marketing services throughout the U.S., and in Japan, primarily to institutional investors, financial institutions, developers and government agencies. The Company also acquires, renovates and resells commercial and residential real estate; invests in non-performing note receivable portfolios; and invests in various real estate joint ventures. In July 1998, the Company acquired from Heitman Financial Ltd., a wholly owned subsidiary of United Asset Management Corporation, all of the outstanding shares of Heitman Properties, Ltd., a property management company for approximately $21.0 million. The Company used the purchase method of accounting to record the transaction. Accordingly, the results of operations of Heitman Properties, Ltd. (renamed Kennedy-Wilson Properties, Ltd.) are included in the consolidated financial statements from the date of acquisition (see Note 19).

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION--The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries and joint ventures in which the Company has a controlling interest. For foreign operations, assets and liabilities are translated at year-end exchange rates, and income statement items are translated at average exchange rates prevailing during the year. All significant inter-company transactions have been eliminated.

REVENUE RECOGNITION--Property management fees are recognized over time as earned based upon the terms of the management agreement. Brokerage commissions are generally recognized when all services to be provided by the Company have been performed and title to real property has passed from the seller to the buyer. Residential real estate sales revenue and gains on sale of commercial property are recognized at the close of escrow when title to the real property passes to the buyer. The Company follows the guidelines for profit recognition as set forth by Statement of Financial Accounting Standards (SFAS) NO. 66 ACCOUNTING FOR SALES OF REAL ESTATE. Gains on notes receivable are recognized ratably upon constructive receipt of cash or a restructured note including a significant cash component.

INVESTMENTS IN AFFILIATES AND JOINT VENTURES--The Company accounts for investments in affiliates and joint ventures with a non-controlling interest of 50% or less using the equity method.

ACCOUNTING ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

GOODWILL--The Company's purchase of Heitman Properties, Ltd., a property management company in July 1998 resulted in goodwill totaling approximately $16.0 million. Goodwill results from the difference between the purchase price and the fair value of assets acquired based upon the Purchase Method of accounting for business combinations under ACCOUNTING PRINCIPALS BOARD OPINION NUMBER 16. The allocated amount, as determined by Company management, is being amortized over 30 years using the straight-line method. Goodwill is reviewed for impairment on a regular basis by Company management by comparison to future expected undiscounted cash flows. Amortization of goodwill for the year ended 1998 totaled $244,000.

                     KENNEDY-WILSON, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      THREE YEARS ENDED DECEMBER 31, 1998

CASH AND CASH EQUIVALENTS--Cash consists of cash and all highly liquid investments purchased with maturities of three months or less and refundable deposits in escrow.

RESTRICTED CASH--Restricted cash consists of cash reserves for capital expenditures, tenant improvements, property taxes and insurance, as required by the Company's mortgage lenders.

LONG LIVED ASSETS--During 1996, the Company adopted SFAS No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF. Among other provisions, the statement changed current accounting practices for the evaluation of impairment of long-lived assets. The adoption did not have a material effect on the Company's financial statements.

FAIR VALUE OF FINANCIAL INSTRUMENTS--The Company reports the fair value of financial instruments in accordance with SFAS 107, Disclosures about Fair Value of Financial Instruments. The estimated fair value of the Company's financial instruments is determined using available market information and appropriate valuation methodologies. Considerable judgment, however, is necessary to interpret market data and develop the related estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that could be realized upon disposition of the financial instruments. The use of different market assumptions or estimation methodologies may have a material impact on the estimated fair value amounts.

Cash, accounts receivable and accounts payable are carried at their book values as the recorded amount of these instruments approximates fair market value due to their short term maturities. Notes receivable approximate market value as they are negotiated based upon market values of loans with similar characteristics. Bank lines of credit, and short and long term debt approximate fair market value as the interest rates are comparable to the rates currently being offered to the Company.

CONCENTRATION OF CREDIT RISK--Financial instruments that subject the Company to credit risk consist primarily of accounts and notes receivable and cash and cash equivalents. Credit risk is generally diversified due to the large number of entities composing the Company's customer base and their geographic dispersion throughout the U.S. and in Japan. The Company performs ongoing credit evaluations of its customers and debtors. Cash and cash equivalents are invested in institutions insured by government agencies. Certain accounts contain balances in excess of the insured limits.

INFLATION--The Company's long-term leases contain provisions designed to mitigate the adverse impact of inflation on its results from operations. Such provisions include escalation clauses, which generally increase rental rates during the terms of the respective agreements. Such escalation clauses are often related to increases in the CPI or similar inflation indices. In addition, many of the Company's leases and management agreements are for terms of less than ten years, which permits the Company to seek to increase rents and fees at market rates if they are below then existing market rates. Many of the Company's leases require the tenants to pay a pro rata share of operating expenses, including common area maintenance, real estate taxes, insurance and utilities, thereby reducing the Company's exposure to increases in costs and operating expenses resulting from inflation.

EARNINGS PER SHARE--In accordance with SFAS No. 128, EARNINGS PER SHARE, basic income per share for any period is computed by dividing net income by the weighted average number of shares of common stock outstanding during such period. Diluted net income per share for any period is computed by dividing net income by the weighted average number of shares of common stock and common stock equivalents outstanding during such period.

                     KENNEDY-WILSON, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      THREE YEARS ENDED DECEMBER 31, 1998

The basic weighted average number of shares used to compute net income per share (adjusted for the 20% stock dividend in 1997 and the 200% and 50% stock dividends in 1998) was 6,254,470, 6,104,497, and 7,086,848 for the years ended
December 31, 1998, 1997 and 1996, respectively. The diluted weighted average number of shares used to compute net income per share were 6,801,356, 6,187,280 and 7,093,958 for the years ended December 31, 1998, 1997 and 1996, respectively.

IMPACT OF NEW ACCOUNTING PRONOUNCEMENTS--SFAS No. 133, ACCOUNTING FOR DERIVATIVE INVESTMENTS AND HEDGING ACTIVITIES was issued June 1998, applicable for all fiscal years beginning after June 15, 1999. At this time, management has not completed their analysis of this pronouncement's impact on the Company's financial statements.

RECLASSIFICATION--Certain reclassifications have been made to the 1997 and 1996 balances to conform with the 1998 presentation.

NOTE 3--NOTES RECEIVABLE

Notes receivable consists primarily of non-performing notes and related assets acquired from financial institutions. A majority of these notes are typically collateralized by real estate, personal property or guarantees.

                     KENNEDY-WILSON, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      THREE YEARS ENDED DECEMBER 31, 1998

NOTE 4--REAL ESTATE HELD FOR SALE

Real estate held for sale is comprised of commercial, residential properties and land stated at cost plus additional capital improvements less accumulated depreciation and amortization of $1,026,000 and $119,000 at December 31, 1998 and 1997 respectively.

Real estate held for sale includes the following:

                                                                                            DECEMBER 31,
                                                                                    -----------------------------
                                                                                        1997            1998
                                                                                    -------------  --------------
COMMERCIAL PROPERTIES AND LAND:
1055 Wilshire Blvd., Los Angeles, California--281,649 Sq. Ft. office building                      $   24,937,000
6380 Wilshire Blvd., Los Angeles, California--132,730 Sq. Ft. office building                          16,223,000
5900 Sepulveda Blvd., Van Nuys, California--74,428 Sq. Ft. office building                              6,771,000
7080 Hollywood Blvd., Los Angeles, California--161,140 Sq. Ft. office building                         19,821,000
6255 Sunset Blvd., Los Angeles, California--306,025 Sq. Ft. office building                            29,166,000
Zeller, Long Beach, California--1 residential and 2 commercial buildings                                   41,000
802 Huntington Dr., Monrovia, California--20,876 Sq. Ft. automotive center                              1,399,000
1304 15th St., Santa Monica, California--37,000 Sq. Ft. office building             $   3,089,000
Santa Monica, California, lots 4 in 1998, 3 in 1997                                     1,800,000       2,402,000
4350 11th Ave., Los Angeles, California--9,000 Sq. Ft. office building                    438,000         336,000
301 S. Fair Oaks Dr., Pasadena, California--51,710 Sq. Ft. office building              8,808,000       8,886,000
                                                                                    -------------  --------------
                                                                                       14,135,000     109,982,000
                                                                                    -------------  --------------
RESIDENTIAL PROPERTIES AND LAND:
Vista Paseo Heights, Palm Desert, California--23 housing lots                                           2,902,000
Cathedral City, California,--112 housing lots                                                           2,386,000
Vulcan Mtn., San Diego, California--155 acres of land                                                     283,000
Riverside, California--3.78 acres of land                                                                  87,000
Koala, Hawaii--3,000 acres of land                                                                      4,611,000
Pacific Palisades, California--3 residential homes in 1998; 1 in 1997                     608,000       2,156,000
Riverside, California--31 housing lots                                                    293,000
Los Angeles, CA--residential home                                                         237,000
Villa Del Este, Corona Del Mar, California--14 condominium units                          112,000
Vista Del Valle, Granada Hills, California, 10 housing lots                             2,810,000
Juneau, Alaska--9 housing lots                                                            433,000
                                                                                    -------------  --------------
                                                                                        4,493,000      12,425,000
                                                                                    -------------  --------------
                                                                                    $  18,628,000  $  122,407,000
                                                                                    -------------  --------------
                                                                                    -------------  --------------

                     KENNEDY-WILSON, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      THREE YEARS ENDED DECEMBER 31, 1998

NOTE 5--INVESTMENTS WITH RELATED PARTIES AND NON-AFFILIATES

The Company has a number of partnerships and joint venture interests ranging from 6% to 50%, some with former related parties, that were formed to acquire, manage, develop and or sell real estate assets. These investments are accounted for under the equity method. Summarized financial data of the ventures are as follows:

                                                                                   DECEMBER 31, 1996
                                                                      -------------------------------------------
                                                                      WITH RELATED       WITH
                                                                         PARTIES     NON-AFFILIATES     TOTAL
                                                                      -------------  -------------  -------------
BALANCE SHEET
  ASSETS
    Cash and cash equivalents                                         $     463,000   $    15,000   $     478,000
    Receivables                                                              32,000        44,000          76,000
    Real estate                                                          31,018,000     5,829,000      36,847,000
                                                                      -------------  -------------  -------------
  Total assets                                                        $  31,513,000   $ 5,888,000   $  37,401,000
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------
  LIABILITIES
    Accounts payable and accrued expense                              $     173,000   $    38,000   $     211,000
    Mortgages payable                                                    18,354,000     4,480,000      22,834,000
                                                                      -------------  -------------  -------------
  Total liabilities                                                      18,527,000     4,518,000      23,045,000
                                                                      -------------  -------------  -------------
  PARTNERS' CAPITAL
    Kennedy-Wilson                                                        3,118,000       685,000       3,803,000
    Related parties                                                       9,868,000                     9,868,000
    Other partners                                                                        685,000         685,000
                                                                      -------------  -------------  -------------
  Total partners' capital                                                12,986,000     1,370,000      14,356,000
                                                                      -------------  -------------  -------------
  TOTAL LIABILITIES AND PARTNERS' CAPITAL                             $  31,513,000   $ 5,888,000   $  37,401,000
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

                                                                               YEAR ENDED DECEMBER 31, 1996
                                                                         -----------------------------------------
                                                                         WITH RELATED      WITH
                                                                           PARTIES     NON-AFFILIATES    TOTAL
                                                                         ------------  -------------  ------------
STATEMENT OF INCOME
  Revenues                                                                $2,195,000    $   390,000   $  2,585,000
  Expenses                                                                 1,690,000        258,000      1,948,000
                                                                         ------------  -------------  ------------
  Net income                                                              $  505,000    $   132,000   $    637,000
                                                                         ------------  -------------  ------------
                                                                         ------------  -------------  ------------
  Net income allocated to:
    Kennedy-Wilson                                                        $  112,000    $    66,000   $    178,000
    Related parties                                                          393,000         66,000        459,000
    Other partners
                                                                         ------------  -------------  ------------
  Net income                                                              $  505,000    $   132,000   $    637,000
                                                                         ------------  -------------  ------------
                                                                         ------------  -------------  ------------

                     KENNEDY-WILSON, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      THREE YEARS ENDED DECEMBER 31, 1998

                                                                                   DECEMBER 31, 1997
                                                                      -------------------------------------------
                                                                      WITH RELATED       WITH
                                                                         PARTIES     NON-AFFILIATES     TOTAL
                                                                      -------------  -------------  -------------
BALANCE SHEET
  ASSETS
    Cash and cash equivalents                                         $   3,319,000   $ 1,159,000   $   4,478,000
    Receivables                                                           1,816,000       455,000       2,271,000
    Real estate                                                          52,050,000       972,000      53,022,000
                                                                      -------------  -------------  -------------
  Total assets                                                        $  57,185,000   $ 2,586,000   $  59,771,000
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------
  LIABILITIES
    Accounts payable and accrued expense                              $   2,248,000   $   524,000   $   2,772,000
    Mortgages payable                                                    43,836,000                    43,836,000
                                                                      -------------  -------------  -------------
  Total liabilities                                                      46,084,000       524,000      46,608,000
                                                                      -------------  -------------  -------------
  PARTNERS' CAPITAL
    Kennedy-Wilson                                                        3,509,000     1,390,000       4,899,000
    Related parties                                                       7,592,000                     7,592,000
    Other partners                                                                        672,000         672,000
                                                                      -------------  -------------  -------------
  Total partners' capital                                                11,101,000     2,062,000      13,163,000
                                                                      -------------  -------------  -------------
  TOTAL LIABILITIES AND PARTNERS' CAPITAL                             $  57,185,000   $ 2,586,000   $  59,771,000
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

                     KENNEDY-WILSON, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      THREE YEARS ENDED DECEMBER 31, 1998

                                                                             YEAR ENDED DECEMBER 31, 1997
                                                                      -------------------------------------------
                                                                      WITH RELATED       WITH
                                                                         PARTIES     NON-AFFILIATES     TOTAL
                                                                      -------------  -------------  -------------
STATEMENT OF INCOME
  Revenues                                                            $  12,913,000   $ 9,284,000   $  22,197,000
  Expenses                                                               12,238,000     7,393,000      19,631,000
                                                                      -------------  -------------  -------------
  Net income                                                          $     675,000   $ 1,891,000   $   2,566,000
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------
  Net income allocated to:
    Kennedy-Wilson                                                    $     115,000   $ 1,316,000   $   1,431,000
    Related partners                                                        560,000                       560,000
    Other partners                                                                        575,000         575,000
                                                                      -------------  -------------  -------------
  Net income                                                          $     675,000   $ 1,891,000   $   2,566,000
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

                                                                             DECEMBER 31, 1998
                                                                             -----------------
                                                                                   WITH
                                                                              NON-AFFILIATES
                                                                             -----------------
BALANCE SHEET
  ASSETS
    Cash and cash equivalents                                                 $    10,588,000
    Receivables                                                                     3,278,000
    Real estate                                                                   109,507,000
                                                                             -----------------
  Total assets                                                                $   123,373,000
                                                                             -----------------
                                                                             -----------------
  LIABILITIES
    Accounts payable and accrued expense                                      $     7,626,000
    Mortgages payable                                                              73,342,000
                                                                             -----------------
  Total liabilities                                                                80,968,000
                                                                             -----------------
  PARTNERS' CAPITAL
    Kennedy-Wilson                                                                  9,209,000
    Other partners                                                                 33,196,000
                                                                             -----------------
  Total partners' capital                                                          42,405,000
                                                                             -----------------
  TOTAL LIABILITIES AND PARTNERS' CAPITAL                                     $   123,373,000
                                                                             -----------------
                                                                             -----------------

                     KENNEDY-WILSON, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      THREE YEARS ENDED DECEMBER 31, 1998

                                                                                YEAR ENDED
                                                                             DECEMBER 31, 1998
                                                                             -----------------
                                                                                   WITH
                                                                              NON-AFFILIATES
                                                                             -----------------
  STATEMENT OF INCOME:
    Revenues                                                                   $  49,049,000
    Expenses                                                                      45,070,000
                                                                             -----------------
    Net Income                                                                 $   3,979,000
                                                                             -----------------
                                                                             -----------------
    Net income allocated to:
      Kennedy-Wilson                                                           $     612,000
      Other partners                                                               3,367,000
                                                                             -----------------
    Net Income                                                                 $   3,979,000
                                                                             -----------------
                                                                             -----------------

In November 1998, the Company sold its 25% interest in the joint venture known as Downtown Properties LLC for approximately $5.5 million. The company recognized a gain on sale of approximately $4.1 million.

The agreement for one of the investments with non-affiliates, known as Hilltop Colony LLC, was amended in 1997, resulting in approximately $335,000 of additional net income allocated to the Company in 1997.

NOTE 6--CONTRACTS, FURNITURE, FIXTURES AND EQUIPMENT AND OTHER ASSETS

In July 1998, the Company allocated approximately $7.3 million to the property management contracts acquired as part of the acquisition of Heitman Properties, Ltd. The Company is amortizing these contracts over a 7 year period. In 1998, the Company recorded $545,000 in amortization expense for these contracts.

Contracts, furniture fixtures, equipment and other assets consist of the following:

                                                           DECEMBER 31,
                                                       --------------------
                                                         1997       1998
                                                       ---------  ---------
Contracts                                                         $7,262,000
Office furniture and equipment                         $ 192,000    851,000
Leasehold improvements                                    20,000
Equipment under capital leases                            44,000      6,000
                                                       ---------  ---------
                                                         256,000  8,119,000
Less accumulated depreciation and amortization          (100,000)  (706,000)
                                                       ---------  ---------
                                                         156,000  7,413,000

Prepaid insurance, taxes and commissions                 337,000    671,000
Loan fees                                                225,000    130,000
Deposits and prepaid rents                               120,000    386,000
Investments in marketable securities                                250,000
Other                                                    167,000    388,000
                                                       ---------  ---------
                                                       $1,005,000 $9,238,000
                                                       ---------  ---------
                                                       ---------  ---------

                     KENNEDY-WILSON, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      THREE YEARS ENDED DECEMBER 31, 1998

NOTE 7--BORROWINGS UNDER LINES OF CREDIT

In 1998, the Company entered into a loan agreement that provides the Company with a $21 million revolving credit facility (the "facility"). The facility is available for acquisitions and working capital. The loans under the facility bear interest at LIBOR plus 2%, payable monthly. At December 31, 1998, LIBOR was approximately 5.1%. The facility expires in June 2000. The principal amount of outstanding loans was $13,057,000 at December 31, 1998 and $8,952,000 at December 31, 1997.

The Company's Japanese subsidiary has unsecured yen denominated lines of credit pursuant to which it can borrow up to $1.0 million. At December 31, 1998, yen borrowings in the principal amount of $457,000 were outstanding under these lines of credit and $87,000 at December 31, 1997. These borrowings bear interest rates from 1.9% to 2.6% per annum.

NOTE 8--NOTES PAYABLE

Notes payable were incurred primarily in connection with the acquisition of notes receivable (See Note 3), and include the following:

                                                                          DECEMBER 31,
                                                                      ---------------------
                                                                        1997        1998
                                                                      ---------  ----------

Note payable to FBR Asset Investment Corporation, fixed interest rate of 17% per annum, 13% payable monthly, 4% payable at
  maturity, due in full at the earlier of (i) the closing of a
  public offering or (ii) June 3, 1999, whichever comes first                    $7,500,000

Note payable, fixed interest rate of 12%, interest payable monthly,
  due July 1, 1999, collateralized by a note receivable                           2,289,000

Note payable, variable interest rate based on Prime Rate plus 1.5%,
  payable monthly, 9.25% at December 31, 1998, due April 30, 1999                   502,000

Note payable, variable interest based on Prime Rate plus 4%, 11.75%
  at December 31, 1998, collateralized by a 3,000-acre parcel of
  land in Hawaii due April 30, 1999                                               4,000,000

Note payable, variable interest rate based on Prime Rate plus 1.5%,
  payable monthly, 10% at December 31, 1997 due June 1998             $1,000,000

Note payable, variable interest rate based on Prime Rate plus 1.5%,
  payable monthly, 10% at December 31, 1997 due May 1998              3,764,000
                                                                      ---------  ----------

                                                                      $4,764,000 $14,291,000
                                                                      ---------  ----------
                                                                      ---------  ----------

                     KENNEDY-WILSON, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      THREE YEARS ENDED DECEMBER 31, 1998

NOTE 9--MORTGAGE LOANS PAYABLE

Mortgage loans payable include the following:

                                                                        DECEMBER 31,
                                                                  -------------------------
                                                                      1997         1998
                                                                  ------------  -----------
COMMERCIAL PROPERTIES:

Mortgage note payable, variable interest based on the LIBOR plus
  1.75%, 7.50% at December 31, 1998, principal and interest
  payable monthly, due December 1, 2004, collateralized by 301
  S. Fair Oaks., Pasadena, California                             $  7,300,000  $ 7,613,000

Mortgage note payable, fixed interest of 10%, principal and
  interest payable from excess cash flow as defined, due
  November 24, 2007, collateralized by 301 S. Fair Oaks.,
  Pasadena, California                                               1,250,000    1,250,000

Mortgage note payable, variable interest based on LIBOR plus
  3.5%, 8.75% at December 31, 1998, principal and interest
  payable monthly, due March 31, 2001, collateralized by 6380
  Wilshire., Los Angeles, California                                             13,263,000

Mortgage note payable, variable interest based on LIBOR plus 4%,
  9.22% at December 31, 1998, interest payable monthly, due
  March 31, 2001, secured by common shares of the single purpose entity holding title to 6380 Wilshire., Los Angeles,
  California                                                                      2,561,000

Mortgage note payable, variable interest base on Prime Rate plus
  1.5%, 9.25% at December 31, 1998, principal and interest
  payable monthly, due January 30, 2001, collateralized by 5900
  Sepulveda., Los Angeles, California                                             4,951,000

Mortgage note payable, variable interest based on LIBOR plus 4%,
  9.22% at December 31, 1998, interest payable monthly, due
  January 23, 2001, secured by common shares of the single
  purpose entity holding title to 5900 Sepulveda., Los Angeles,
  California                                                                      1,610,000

Mortgage note payable, variable interest based on LIBOR plus
  4.88%, 10.44% at December 31, 1998, principal and interest payable monthly, due February 28, 2001, collateralized by 1055
  Wilshire, Los Angeles, California                                              10,894,000

Mortgage note payable, variable interest based on LIBOR plus
  2.5%, 8.10% at December 31, 1998, interest payable monthly, due February 28, 2001, collateralized by 1055 Wilshire, Los
  Angeles, California                                                             7,948,000

Mortgage note payable, variable interest based on LIBOR plus 4%,
  9.22% at December 31, 1998, principal and interest payable monthly, due February 28, 2001, secured by common shares of the single purpose entity holding title to 1055 Wilshire., Los
  Angeles, California                                                             4,688,000

                     KENNEDY-WILSON, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      THREE YEARS ENDED DECEMBER 31, 1998

Mortgage note payable, variable interest base on the monthly weighted average interest rate for the Eleventh District
  Savings and Loan Associations plus 2.5%, 10% at December 31,
  1998, principal and interest payable monthly, due May 1, 2002,
  collateralized by an automotive center in Monrovia, California                  1,096,000

Mortgage note payable, variable interest base on LIBOR plus
  3.56%, 9.12% at December 31, 1998, principal and interest
  payable monthly, due September 11, 2001, collateralized by
  6255 Sunset, Los Angeles, California                                           28,500,000

Mortgage note payable, variable interest base on LIBOR plus 4%,
  9.22% at December 31, 1998, principal and interest payable monthly, due September 15, 2001, secured by common shares of the single purpose entity holding title to 6255 Sunset., Los
  Angeles, California                                                             5,300,000

Mortgage note payable, variable interest base on LIBOR plus
  3.56%, 9.12% at December 31, 1998, principal and interest
  payable monthly, due September 11, 2001, collateralized by
  7080 Hollywood, Los Angeles, California                                        16,800,000

Mortgage note payable, variable interest base on LIBOR plus 4%,
  9.22% at December 31, 1998, principal and interest payable monthly, due August 30, 2001, secured by common shares of a single purpose entity holding title to 7080 Hollywood., Los
  Angeles, California                                                             3,359,000

Mortgage note payable, variable interest based on LIBOR, 8.32%
  at December 31, 1997, principal and interest payable monthly, due September 1, 2003, collateralized by 1304 15th Street.,
  Santa Monica, California                                           2,952,000

Mortgage note payable, variable interest based on Prime Rate plus 1%, 9.50% at December 31, 1998, principal and interest payable monthly, due September 1, 2003, collateralized by 15th
  Street lot., Santa Monica, California                                885,000
                                                                  ------------  -----------

                                                                    12,387,000  109,833,000
                                                                  ------------  -----------

                     KENNEDY-WILSON, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      THREE YEARS ENDED DECEMBER 31, 1998

RESIDENTIAL PROPERTIES:

Mortgage note payable, variable interest base on Prime Rate plus
  1.25%, 9% at December 31, 1998, principal and interest payable monthly, due March 1, 1999, collateralized by 23 housing lots
  in Palm Desert, California                                                      2,191,000

Mortgage note payable, variable interest base on Prime Rate plus
  1.5%, 9.25% at December 31, 1998, interest payable monthly, due March 19, 1999, collateralized by three single family
  homes located in Pacific Palisades, California                                  1,628,000

Mortgage note payable, variable interest base on Prime Rate plus
  1%, 8.75% at December 31, 1998, interest payable monthly, due
  November, 20 1999, collateralized by 112 housing lots in
  Cathedral City, California                                                      1,478,000

Mortgage note payable, variable interest base on Prime Rate plus
  4%, 9.25% at December 31, 1997, principal and interest payable monthly, due October 31, 1999, collateralized by 10
  residential homes, Granada Hills, California                       2,294,000

Mortgage note payable, variable interest base on Prime Rate plus
  1.5%, interest payable monthly, due November, 20 1999,
  collateralized by 14 condominium units, Corona Del Mar,
  California                                                           421,000
                                                                  ------------  -----------

                                                                     2,715,000    5,297,000
                                                                  ------------  -----------

Total Mortgage Loans Payable                                      $ 15,102,000  $115,130,000
                                                                  ------------  -----------
                                                                  ------------  -----------

All of the mortgage loans payable are secured by deeds of trust on the respective real estate properties (See Note 4). Aggregate maturities of notes and mortgage notes payable are as follows:

1999                                                            $ 5,582,000
2000                                                                408,000
2001                                                             99,412,000
2002                                                              1,114,000
2003                                                                 83,000
Thereafter                                                        8,531,000
                                                                -----------
                                                                $115,130,000
                                                                -----------
                                                                -----------

                     KENNEDY-WILSON, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      THREE YEARS ENDED DECEMBER 31, 1998

NOTE 10--SUBORDINATED DEBT

In July 1998, the Company incurred $21 million in subordinated debt to finance its purchase of Heitman Properties, Ltd. The debt has a fixed interest rate of 14%, payable monthly and a maturity date of January 15, 2000. The Company has the option to prepay $7 million after January 15, 1999 and before July 16, 1999 and the option to prepay $14 million thereafter. The debt is secured by the common stock of a wholly-owned subsidiary Kennedy-Wilson Properties, Ltd.

NOTE 11--RELATED PARTY TRANSACTIONS

On November 5, 1998, Goodwin Gaw resigned from his position as a member of our Board of Directors. On November 10, 1998, we purchased from Mr. Gaw 135,000 shares (as adjusted for the December 15, 1998 50% stock dividend) of our common stock for $6.716 per share for a total of $906,750. The closing price for our shares on the NASDAQ National Market on that date was $7.281 per share. All 135,000 shares were subsequently retired. As at December 31, 1998 Mr. Gaw no longer had an ownership interest in the Company, and had resigned from his positions with the Company.

In March 1998, the Company acquired 40% interest in a joint venture Beverly Crescent, LLC, with a former related party. The joint venture which purchased a note collateralized by a hotel in Beverly Hills, CA. The Company's original investment was approximately $300,000. In May 1998, the Company sold its interest in the joint venture and recorded a gain of approximately $298,000.

In January 1998, the Company acquired a 15% interest in a joint venture Downtown Properties, NY. LLC, with a former related party, which owns a commercial property with approximately 1.0 million square foot of rental space, located in Manhattan, New York. The Company's investment at December 31, 1998 was approximately $4.2 million.

In 1998, the firm of Kulik, Gottesman & Mouton Ltd., was paid a total of $496,000 in attorney fees. In addition, Kent Mouton, a partner in the firm and a member of the Company's Board of Directors, was paid a total of $27,500 in director's fees. For 1997, the amounts were $470,000 and $21,000, respectively.

In 1997, the Company entered into a joint venture with parties who are affiliated with Goodwin Gaw, who at that time, was one of the Company's Managing Directors, a member of the Board of Directors, and a significant stockholder. The joint venture was formed to invest in a Los Angeles office building. See
Note 5.

During 1998 and 1997, the Company received brokerage and leasing commissions from affiliates and partnerships with related parties in the amounts of $1,201,000 and $894,000 respectively.

During 1998 and 1997, the Company received $179,000 and $156,000, respectively, in commissions from the sale of properties owned by a partnership which includes William J. McMorrow, the Company's Chief Executive Officer and Chairman of the Board, and Lewis A. Halpert, a director, Executive Managing Director and President of the Company's Brokerage Group, as principals. The Company was also reimbursed $210,000 for marketing expenses in 1997.

In 1996, the Company accrued and subsequently paid $209,000 as profit participation to William J. McMorrow and Lewis A. Halpert for a loan advanced to the Company in 1995. The loan terms were reviewed and approved by disnterested members of the Company's Board of Directors.

                     KENNEDY-WILSON, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      THREE YEARS ENDED DECEMBER 31, 1998

NOTE 12--INCOME TAXES

The provisions for income taxes consists of the following:

                                                     YEAR ENDED DECEMBER 31,
                                                 -------------------------------
                                                   1996       1997       1998
                                                 ---------  ---------  ---------
Current
  Federal                                                   $  80,000  $ 104,000
  State                                          $  60,000    200,000    105,000
                                                 ---------  ---------  ---------
                                                    60,000    280,000    209,000
Deferred                                                                 628,000
                                                 ---------  ---------  ---------
Total                                            $  60,000  $ 280,000  $ 837,000
                                                 ---------  ---------  ---------
                                                 ---------  ---------  ---------

A reconciliation of the statutory federal income tax rate with the Company's effective income tax rate is as follows:

                                                                                  YEAR ENDED DECEMBER 31,
                                                                             ----------------------------------
                                                                                1996        1997        1998
                                                                             ----------  ----------  ----------
Tax computed at statutory rate                                               $1,200,000  $1,472,000  $2,156,000
State income net of federal benefit                                              40,000     132,000     145,000
Loss on disposition of foreign subsidiary                                    (1,189,000)
Foreign income                                                                              153,000    (119,000)
Usage of net operating loss carryforward                                                 (1,490,000) (1,361,000)
Other                                                                             9,000      13,000      16,000
                                                                             ----------  ----------  ----------
Provision for income taxes                                                   $   60,000  $  280,000  $  837,000
                                                                             ----------  ----------  ----------
                                                                             ----------  ----------  ----------

                     KENNEDY-WILSON, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      THREE YEARS ENDED DECEMBER 31, 1998

The following summarizes the effect of deferred income tax items and the impact of "temporary differences" between amounts of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws. Temporary differences and carryforwards which give rise to deferred tax assets and liabilities are as follows:

                                                              DECEMBER 31, 1997            DECEMBER 31, 1998
                                                          --------------------------  ----------------------------
                                                             ASSETS      LIABILITIES     ASSETS       LIABILITIES
                                                          -------------  -----------  -------------  -------------
Prepaid expenses                                                         $  (117,000)                $    (208,000)
Accrued reserves                                          $     110,000               $     267,000
Deferred auction marketing expenses                              22,000                      51,000
Foreign subsidiary                                                                        1,647,000
Deferred gain on sale of asset                                              (791,000)
Asset basis and depreciation differences                        372,000                                 (3,454,000)
Charitable contribution carryover                                26,000
Federal net operating loss carryover                          1,719,000                      74,000
Valuation allowance                                          (1,341,000)
                                                          -------------  -----------  -------------  -------------
Total                                                     $     908,000  $  (908,000) $   2,039,000  $  (3,662,000)
                                                          -------------  -----------  -------------  -------------
                                                          -------------  -----------  -------------  -------------

As of December 31, 1998, the Company has available a net operating loss carryforward approximately $219,000 to offset future federal taxable income. This carryforward expires through the year 2011. The Company has tax credits to carryforward of approximately $173,000 to offset future federal income taxes.

NOTE 13--COMMITMENTS AND CONTINGENCIES

LEASE COMMITMENTS--Future minimum rental commitments, net of sublease income, as of December 31, 1998 under the non-cancelable operating leases are as follows:

YEAR ENDING DECEMBER 31,
--------------------------------------------------------------------------------
1999                                                                              $  1,865,000
2000                                                                                 1,748,000
2001                                                                                 1,687,000
2002                                                                                   933,000
2003                                                                                   612,000
Thereafter
                                                                                  ------------
  Future minimum lease payments                                                   $  6,845,000
                                                                                  ------------
                                                                                  ------------

Approximately $2,627,000 is due the Company in years 1999 through 2002 under sublease agreements.

Rental expense amounted to $931,000, $433,000, and $200,000 for the years ended December 31, 1998, 1997 and 1996, respectively.

EMPLOYMENT AGREEMENTS--The Company has entered into employment agreements with all of its principal officers which provide for annual base compensation in the aggregate amount of $1,255,000 and expire at various dates through December 1999. The employement agreements provide for the payment of an annual bonus based upon the achievement of certain agreed-upon earnings objectives. The Company also has employment agreements with various other non-officer employees which provide

                     KENNEDY-WILSON, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      THREE YEARS ENDED DECEMBER 31, 1998

for minimum annual compensation of $2,021,000 in total, and expiring at various dates through December 1999.

LITIGATION--The Company is currently a defendant in certain routine litigation arising in the ordinary course of business. It is management's opinion that the outcome of these actions will not have a material effect on the financial position or results of operations of the Company.

NOTE 14--STOCK OPTION PLANS AND WARRANTS

The Company currently has the 1992 Incentive and Non-statutory Stock Option Plan, which includes a Plan A and a Plan B and the 1992 Non-Employee Director Stock Option Plan ("Plan C"). An aggregate of 1,080,000 shares of common stock are reserved for issuance under Plan A and B. The Company has 81,000 shares of common stock reserved for issuance under Plan C. Plan A permits the granting of Incentive Stock Options to employees, including employee-directors. Plan B permits the granting of nonstatutory stock options to employees, including employee-directors and consultants. Plan C permits the granting of options to non-employee-directors. Options granted under Plan A and B have an option price of 100% of the fair market value of the common stock on the date of grant. Under Plan C each director, upon being elected to the Board of Directors, is automatically granted an option to purchase 13,500 shares at the fair market value at the date of grant. Additionally, each director is granted an option to purchase an additional 540 shares at the fair market value on the date of grant when re-elected. The vesting schedule for options granted under Plan A and Plan B is determined by a committee of the Board of Directors and the Compensation Committee of the Board of Directors is currently responsible. Options granted under Plan C become exercisable on the first anniversary of the date of the initial grant provided that the optionee continues to serve as a director for at least one year from the date of such initial grant. Options granted under Plan A may be exercised for a period of up to five years from the grant date; options granted under Plan B may be exercised for a period of up to 10 years from the grant date. Under Plan C, options expire on the earlier of the tenth anniversary of the date of grant and 90 days after the individual ceases to be a director of the Company.

                     KENNEDY-WILSON, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      THREE YEARS ENDED DECEMBER 31, 1998

Details of activity under the plans for the years ended December 31, 1996, 1997 and 1998 are as follows:

                                                OUTSTANDING  EXERCISE PRICE  WEIGHTED AVERAGE
STOCK OPTIONS                                     OPTIONS      PER SHARE      EXERCISE PRICE
----------------------------------------------  -----------  --------------  -----------------
Balance January 1, 1996                            163,782   $  12.96-$0.93      $    8.11
Granted                                            162,540   $   1.55-$0.95      $    1.23
Forfeited                                          (28,836)  $        12.96      $   12.96
                                                -----------
Balance December 31, 1996                          297,486   $  12.96-$0.93      $    3.72
Granted                                            558,000   $   3.72-$2.17      $    2.61
Forfeited                                          (23,166)  $  12.96-$2.17      $   12.96
                                                -----------
Balance December 31, 1997                          832,320   $  12.96-$2.17      $    2.72
Granted                                            420,900   $   3.67-$8.33      $    6.74
Exercised                                         (120,450)  $   0.95-$3.73      $    1.63
Forfeited                                          (16,200)  $   3.01-$7.41      $    3.74
                                                -----------
Balance December 31, 1998                        1,116,570   $   0.95-$8.33      $    4.11
                                                -----------
                                                -----------

                                                                                NUMBER OF
   RANGE OF         NUMBER OF                           WEIGHTED AVERAGE       EXERCISABLE
   EXERCISE     OUTSTANDING SHARES  WEIGHTED AVERAGE        REMAINING            SHARES
    PRICES         AT 12/31/98       EXERCISE PRICE     CONTRACTUAL LIFE     AS OF 12/31/98
--------------  ------------------  -----------------  -------------------  -----------------
$  1.00- $1.07          108,000         $    1.01                2.02              72,000
$  1.55- $2.13          378,000         $    1.96                3.18             117,000
$  3.33- $3.72          295,800         $    3.67                3.90              56,550
$  7.00- $8.33          292,650         $    7.81                4.65
$  0.93-$12.96           42,120         $    8.67                4.81              42,120
                     ----------                                                   -------
                      1,116,570                                                   287,670
                     ----------                                                   -------
                     ----------                                                   -------

The Company has adopted the disclosure-only provision of SFAS No. 123, "ACCOUNTING FOR STOCK-BASED COMPENSATION" and will continue to use the intrinsic value based method of accounting prescribed by APB Opinion No. 25, "ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES," and related interpretations. Accordingly, no compensation cost has been recognized for the options granted under the Stock Plan. Had compensation cost for the Company's Stock Plan been determined based on the fair value at the grant date consistent with the provisions of SFAS No. 123, the Company's net income on a pro forma basis at December 31, 1998 would have been $4,114,085. In addition, on a pro forma basis, the Company's basic and diluted net income per share at December 31, 1998, would have been $0.66 and $0.60, respectively. The effect for 1997 and 1996, was not disclosed as it was not material.

The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions: (a) no dividend yield, (b) expected volatility of the Company's stock of 63%, (c) risk free interest rate of 4.75%, (d) expected option life of three years. The effects of applying SFAS No. 123 may not be representative of the effects on disclosed pro forma net income for future years because options vest over several years and additional awards can be made each year.

                     KENNEDY-WILSON, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      THREE YEARS ENDED DECEMBER 31, 1998

NOTE 15--CAPITAL STOCK TRANSACTIONS

ISSUANCE OF CAPITAL STOCK AND WARRANTS

In July 1998, Colony Investors III, L.P. acquired a 10% equity position in the Company. The purchase involved a private placement sale of 660,128 shares of the Company's common stock and warrants exercisable for seven years to purchase 198,039 shares of the Company's common stock.

In June 1998, as part of the loan (see Note 8) obtained from FBR Assets Investment Corporation, the Company issued warrants of 131,096 shares which represent 2% of the outstanding shares on a fully diluted bases on June 3, 1998. The warrants have an exercise price of $7.56 per share which reflects the average of the closing price for a share of Common Stock on NASDAQ for the twenty business days proceeding December 4, 1998. The warrants have an expiration date of June 3, 2003.

STOCK REPURCHASE

In November 1998, the Company purchased 90,000 shares of the Company's stock from a former officer and director. (Note 11)

STOCK DIVIDEND

In December 1998, the Company declared a 3 for 2 stock split in the form of a 50% dividend. In March 1998, the Company declared a 3 for 1 stock split in the form of a 200% stock dividend. In October 1997, the Company declared a twenty percent stock dividend. All historical share and per share amounts have been retroactively restated to reflect the dividends.

INCREASE IN AUTHORIZED CAPITAL

On April 29, 1998 at a Regular Meeting of the Company's stockholders, the Company's Certificate of Incorporation was amended to increase the authorized capital stock to 10 million of common shares and 2 million preferred shares. On December 15, 1997, at a Special Meeting of the Stockholders, an amendment to the Company's Certificate of Incorporation was passed effecting an increase to the number of authorized shares from 2,500,000 to 6,000,000, consisting of 5,000,000 shares of common stock and 1,000,000 shares of preferred stock.

NOTE 16--EMPLOYEE BENEFIT ARRANGEMENTS

EMPLOYEE PROFIT SHARING PLAN

The Company maintains a profit sharing plan covering all full time employees over the age of 21, who have completed three months of service prior to January 1 and July 1 of each year. Contributions to the profit sharing plan are made solely at the discretion of the Company's Board of Directors. No contributions were made for the years ended December 31, 1998, 1997 and 1996.

In addition, the Company has a qualified profit sharing plan under provisions of
Section 401(k) of the Internal Revenue Code. Under this plan, participants are able to make salary deferral contributions of up to 15% of their total compensation, up to a specified maximum. The 401(k) plan also includes provisions which authorize the Company to make discretionary contributions. During 1998 and 1997 the Company made matching contributions of $27,000 and $24,000, respectively to this plan.

                     KENNEDY-WILSON, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      THREE YEARS ENDED DECEMBER 31, 1998

DEFERRED COMPENSATION PLAN

In 1997, the Company established a non-qualified deferred compensation plan to provide specified benefits to a select group of management or highly compensated employees and directors who contribute materially to the continued growth, development and future business success of the Company. Under this plan, participants are able to make salary deferral contribution of up to 100% of their total compensation. The plan also includes provisions which authorize the Company to make discretionary contributions. During 1998 and 1997, the Company made matching contributions of $1,078,000 and $314,000, respectively.

NOTES RECEIVABLE FROM STOCKHOLDERS

In December 1997, a group of key employees, including its principal executive officers, purchased 73,314 shares of the Company's outstanding stock for cash in a private transaction with an institutional investor. The purchase represents approximately 5.6% of the Company's outstanding shares. The Company provided recourse loans for the employees to purchase the stock totaling approximately $1.3 million. The terms of the notes receivable are Prime plus 1% (9.5% at December 31, 1997) interest payable semi-annually with a maturity date of the earlier of 3 years, or at termination of employment, or sale of stock by the employee. As at December 31, 1998 and 1997 $204,000 and $1,320,000 were outstanding on these loans, respectively.

NOTE 17--EXTRAORDINARY ITEMS

During 1997, the Company recognized a $79,000 extraordinary gain comprised of a $288,000 gain from debt extinguishment and a $209,000 loss from loan prepayment penalties.

                     KENNEDY-WILSON, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      THREE YEARS ENDED DECEMBER 31, 1998

NOTE 18--SEGMENT INFORMATION

The Company's business activities currently consist of property management, commercial and residential brokerage, and various type of real estate investments.

In the 1998 property management segment, approximately $7.4 million or 52% of the fees are generated by property management contracts with Heitman Financial Ltd.

The following tables reconcile the Company's income and expense activity for the year ended December 31, 1996 and balance sheet data as of December 31, 1996.

             1996 RECONCILIATION OF REPORTABLE SEGMENT INFORMATION

                                                         BROKERAGE     INVESTMENTS     CORPORATE    CONSOLIDATED
                                                        ------------  -------------  -------------  -------------
Revenues                                                $  5,888,000  $  25,983,000  $      96,000  $  31,967,000
Operating expenses                                         5,087,000     20,037,000      3,252,000     28,376,000
                                                        ------------  -------------  -------------  -------------
Income before provision for income taxes                     801,000      5,946,000     (3,156,000)     3,591,000
Provision for income taxes                                                                  60,000         60,000
                                                        ------------  -------------  -------------  -------------
Net income                                              $    801,000  $   5,946,000  $  (3,216,000) $   3,531,000
                                                        ------------  -------------  -------------  -------------
                                                        ------------  -------------  -------------  -------------

                                                         BROKERAGE     INVESTMENTS     CORPORATE    CONSOLIDATED
                                                        ------------  -------------  -------------  -------------
Total assets                                            $  1,154,000  $  48,387,000  $   1,573,000  $  51,114,000
                                                        ------------  -------------  -------------  -------------
                                                        ------------  -------------  -------------  -------------
Total liabilities                                       $    774,000  $  29,484,000  $  10,474,000  $  40,732,000
Stockholders' equity                                         380,000     18,903,000     (8,901,000)    10,382,000
                                                        ------------  -------------  -------------  -------------
Total liabilities and stockholders' equity              $  1,154,000  $  48,387,000  $   1,573,000  $  51,114,000
                                                        ------------  -------------  -------------  -------------
                                                        ------------  -------------  -------------  -------------

                     KENNEDY-WILSON, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      THREE YEARS ENDED DECEMBER 31, 1998

The following tables reconcile the Company's income and expense activity for the year ended December 31, 1997 and balance sheet data as of December 31, 1997.

             1997 RECONCILIATION OF REPORTABLE SEGMENT INFORMATION

                                                         BROKERAGE     INVESTMENTS     CORPORATE    CONSOLIDATED
                                                        ------------  -------------  -------------  -------------
Revenues                                                $  5,895,000  $  21,085,000  $      19,000  $  26,999,000
Operating expenses                                         4,719,000     12,502,000      5,547,000     22,768,000
                                                        ------------  -------------  -------------  -------------
Income before provision for income taxes                   1,176,000      8,583,000     (5,528,000)     4,231,000
Provision for income taxes                                                                 280,000        280,000
                                                        ------------  -------------  -------------  -------------
Income before provision for extraordinary items            1,176,000      8,583,000     (5,808,000)     3,951,000
Extraordinary items                                                         213,000       (134,000)        79,000
                                                        ------------  -------------  -------------  -------------
Net income                                              $  1,176,000  $   8,796,000  $  (5,942,000) $   4,030,000
                                                        ------------  -------------  -------------  -------------
                                                        ------------  -------------  -------------  -------------

                                                         BROKERAGE     INVESTMENTS     CORPORATE    CONSOLIDATED
                                                        ------------  -------------  -------------  -------------
Total assets                                            $  1,132,000  $  37,117,000  $   7,469,000  $  45,718,000
                                                        ------------  -------------  -------------  -------------
                                                        ------------  -------------  -------------  -------------
Total liabilities                                       $    290,000  $  19,919,000  $  13,915,000  $  34,124,000
Stockholders' equity                                         842,000     17,198,000     (6,446,000)    11,594,000
                                                        ------------  -------------  -------------  -------------
Total liabilities and stockholders' equity              $  1,132,000  $  37,117,000  $   7,469,000  $  45,718,000
                                                        ------------  -------------  -------------  -------------
                                                        ------------  -------------  -------------  -------------

                     KENNEDY-WILSON, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      THREE YEARS ENDED DECEMBER 31, 1998

The following tables reconcile the Company's income and expense activity for the year ended December 31, 1998 and balance sheet data as of December 31, 1998.

             1998 RECONCILIATION OF REPORTABLE SEGMENT INFORMATION

                                         PROPERTY
                                        MANAGEMENT     BROKERAGE     INVESTMENTS     CORPORATE      CONSOLIDATE
                                       -------------  ------------  -------------  --------------  -------------
Revenues                               $  14,194,000  $  4,917,000  $  31,604,000  $      157,000  $  50,872,000
Operating expenses                         8,311,000     3,182,000     22,250,000      10,967,000     44,710,000
                                       -------------  ------------  -------------  --------------  -------------
Income before provision for income
  taxes                                    5,883,000     1,735,000      9,354,000     (10,810,000)     6,162,000
Provision for income taxes                                                                837,000        837,000
                                       -------------  ------------  -------------  --------------  -------------
Net income                             $   5,883,000  $  1,735,000  $   9,354,000  $  (11,647,000) $   5,325,000
                                       -------------  ------------  -------------  --------------  -------------
                                       -------------  ------------  -------------  --------------  -------------

                                       MANAGEMENT     BROKERAGE     INVESTMENTS      CORPORATE     CONSOLIDATED
                                      -------------  ------------  --------------  -------------  --------------
Total assets                          $  27,697,000  $  2,368,000  $  160,537,000  $  14,214,000  $  204,816,000
                                      -------------  ------------  --------------  -------------  --------------
                                      -------------  ------------  --------------  -------------  --------------
Total liabilities                     $   3,111,000  $    959,000  $  128,034,000  $  28,932,000  $  161,036,000
Subordinated debt                                                                     21,000,000      21,000,000
Stockholders' equity                     24,586,000     1,409,000      32,503,000    (35,718,000)     22,780,000
                                      -------------  ------------  --------------  -------------  --------------
Total liabilities and stockholders'
  equity                              $  27,697,000  $  2,368,000  $  160,537,000  $  14,214,000  $  204,816,000
                                      -------------  ------------  --------------  -------------  --------------
                                      -------------  ------------  --------------  -------------  --------------

                     KENNEDY-WILSON, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      THREE YEARS ENDED DECEMBER 31, 1998

NOTE 19--UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF INCOME

The following pro forma consolidated statement of income give effect to the acquisition of all of the outstanding shares of Heitman Properties, Ltd, a property management company, in July 1998. The pro forma adjustments are based upon available information and certain assumptions that the Company believes are reasonable. This unaudited pro forma condensed consolidated information does not purport to represent what the actual results of operations of the Company would have been assuming the acquisition had been completed as set forth above, nor do they purport to predict the results of operations for future periods.

                                                                     1997           1998
                                                                   PRO FORMA      PRO FORMA
                                                                 -------------  -------------
Total Revenue                                                    $  63,525,000  $  68,737,000
Total Operating Expenses                                            50,074,000     58,957,000
                                                                 -------------  -------------
Income Before Income Taxes                                          13,451,000      9,780,000
Provision for Income Taxes                                           3,691,000      2,176,000
                                                                 -------------  -------------
Net Income                                                       $   9,760,000  $   7,604,000
                                                                 -------------  -------------
                                                                 -------------  -------------

Share data

  Pro forma basic net income per share                           $        1.60  $        1.22
  Pro forma basic weighted average shares                            6,104,497      6,254,470

  Pro forma diluted net income per share                         $        1.58  $        1.12
  Pro forma diluted weighted average shares                          6,187,280      6,801,356

                     KENNEDY-WILSON, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      THREE YEARS ENDED DECEMBER 31, 1998

NOTE 20--UNAUDITED CONSOLIDATED QUARTERLY INFORMATION

                                                                                   1997
                                                          -------------------------------------------------------
                                                                            THREE MONTHS ENDED
                                                          -------------------------------------------------------
                                                            MARCH 31      JUNE 30       SEPT. 30       DEC. 31
                                                          ------------  ------------  ------------  -------------
Revenues                                                  $  5,870,000  $  3,966,000  $  5,814,000  $  11,349,000
Total operating expenses                                     5,234,000     3,767,000     5,282,000      8,485,000
                                                          ------------  ------------  ------------  -------------
Income before provision for taxes and extraordinary
  items                                                        636,000       199,000       532,000      2,864,000
Provision for income taxes                                      50,000        50,000        65,000        115,000
                                                          ------------  ------------  ------------  -------------
Income before extraordinary items                              586,000       149,000       467,000      2,749,000
Extraordinary items                                                 --       288,000            --       (209,000)
                                                          ------------  ------------  ------------  -------------
Net income                                                $    586,000  $    437,000  $    467,000  $   2,540,000
                                                          ------------  ------------  ------------  -------------
                                                          ------------  ------------  ------------  -------------

SHARE DATA

Basic income per share before extraordinary items         $       0.09  $       0.02  $       0.08  $        0.46
Basic net income per share                                $       0.09  $       0.07  $       0.08  $        0.43
Basic weighted average shares                                6,463,211     6,075,270     5,957,469      5,932,058

Diluted income per share before extraordinary items       $       0.09  $       0.02  $       0.08  $        0.45
Diluted net income per share                              $       0.09  $       0.07  $       0.08  $        0.42
Diluted weighted average shares                              6,528,483     6,151,593     6,065,619      6,057,639

                                                                                   1998
                                                         --------------------------------------------------------
                                                                            THREE MONTHS ENDED
                                                         --------------------------------------------------------
                                                           MARCH 31      JUNE 30     SEPT. 30 (I)    DEC. 31 (I)
                                                         ------------  ------------  -------------  -------------
Revenues                                                 $  4,397,000  $  6,459,000  $  20,834,000  $  19,182,000
Total operating expenses                                    3,625,000     6,221,000     19,132,000     15,732,000
                                                         ------------  ------------  -------------  -------------
Income before provision for taxes                             772,000       238,000      1,702,000      3,450,000
Provision for income taxes                                     98,000        36,000        311,000        392,000
                                                         ------------  ------------  -------------  -------------
Net income                                               $    674,000  $    202,000  $   1,391,000  $   3,058,000
                                                         ------------  ------------  -------------  -------------
                                                         ------------  ------------  -------------  -------------

SHARE DATA

Basic net income per share                               $       0.11  $       0.03  $        0.21  $        0.46
Basic weighted average shares                               5,924,800     5,954,943      6,520,855      6,606,858

Diluted net income per share                             $       0.11  $       0.03  $        0.20  $        0.43
Diluted weighted average shares                             6,366,289     6,583,598      7,093,199      7,150,513

------------------------

(i) includes acquisition of Heitman Properties, Ltd.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholder of Heitman Properties Ltd.

We have audited the accompanying consolidated balance sheets of Heitman Properties Ltd. (an Illinois Corporation) and subsidiaries (the "Company") as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholder's equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Heitman Properties Ltd. and subsidiaries at December 31, 1997 and 1996, and the consolidated results of their operations, and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Los Angeles, California
July 10, 1998

                            HEITMAN PROPERTIES LTD.
             (A WHOLLY OWNED SUBSIDIARY OF HEITMAN FINANCIAL LTD.)

                          CONSOLIDATED BALANCE SHEETS

                                                             DECEMBER 31,
                                                        ----------------------   JUNE 30,
                                                           1996        1997        1998
                                                        ----------  ----------  ----------
                                                                                (UNAUDITED)
ASSETS

Current assets:
  Cash                                                  $   53,000  $  157,000  $  149,000
  Commissions and fees receivable, related party (Note
    3)                                                   3,594,000   3,696,000   1,393,000
  Prepaid and other                                        688,000     659,000     226,000
                                                        ----------  ----------  ----------
Total current assets                                     4,335,000   4,512,000   1,768,000
                                                        ----------  ----------  ----------
Advances to affiliate (Note 2)                           1,993,000   5,668,000   8,946,000
                                                        ----------  ----------  ----------
Property and equipment--
  Net of accumulated depreciation and
    amortization (Note 4)                                2,526,000   2,174,000   1,809,000
                                                        ----------  ----------  ----------
Property management contracts--
  Net of amortization (Note 2)                          26,388,000  11,558,000  10,453,000
                                                        ----------  ----------  ----------
TOTAL ASSETS                                            $35,242,000 $23,912,000 $22,976,000
                                                        ----------  ----------  ----------
                                                        ----------  ----------  ----------

LIABILITIES AND STOCKHOLDER'S EQUITY

Current liabilities:
  Accounts payable and accrued expenses                 $  871,000  $  854,000  $  591,000
  Accrued salaries and bonuses                           1,338,000   1,259,000   1,438,000
                                                        ----------  ----------  ----------
Total current liabilities                                2,209,000   2,113,000   2,029,000
                                                        ----------  ----------  ----------

COMMITMENTS AND CONTINGENCIES (NOTE 8)

Stockholder's equity                                    33,033,000  21,799,000  20,947,000
                                                        ----------  ----------  ----------
TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY              $35,242,000 $23,912,000 $22,976,000
                                                        ----------  ----------  ----------
                                                        ----------  ----------  ----------

                See notes to consolidated financial statements.

                            HEITMAN PROPERTIES LTD.
             (A WHOLLY OWNED SUBSIDIARY OF HEITMAN FINANCIAL LTD.)

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                        DECEMBER 31,                       JUNE 30,
                                           --------------------------------------  ------------------------
                                              1995         1996          1997         1997         1998
                                           -----------  -----------  ------------  -----------  -----------
                                                                                         (UNAUDITED)
INCOME
  Property management fees--related party
    (Note 3)                               $40,175,000  $35,980,000  $ 30,922,000  $17,430,000  $14,638,000
  Other--related part (Note 3):
    Leasing commissions, net                 1,902,000    1,755,000     2,526,000    1,113,000      897,000
    Construction and development             3,165,000    3,673,000     2,480,000    1,080,000      713,000
    Accounting fees                            575,000      809,000       585,000      295,000      227,000
    Other                                       17,000        5,000        13,000       10,000       15,000
                                           -----------  -----------  ------------  -----------  -----------
  Total income                              45,834,000   42,222,000    36,526,000   19,928,000   16,490,000
                                           -----------  -----------  ------------  -----------  -----------
EXPENSES
  Compensation and related expenses         19,969,000   20,299,000    15,789,000    8,116,000    7,688,000
  General and administrative                 6,116,000    4,618,000     3,991,000    1,927,000    1,707,000
  Rent, related party (Notes 3 and 6)        3,981,000    2,396,000     1,976,000    1,016,000      891,000
  Management fees and administrative,
    related party (Note 3)                  12,568,000   14,369,000    13,150,000    6,583,000    5,557,000
  Depreciation and amortization              2,718,000    2,953,000     2,854,000    1,514,000    1,499,000
  Provision for loss on note receivable
    (Note 7)                                              2,000,000
  Provision for loss on management
    contracts (Note 2)                                                 10,000,000
                                           -----------  -----------  ------------  -----------  -----------
  Total expenses                            45,352,000   46,635,000    47,760,000   19,156,000   17,342,000
                                           -----------  -----------  ------------  -----------  -----------
INCOME (LOSS) BEFORE PROVISION FOR
  (BENEFIT IN LIEU OF) INCOME TAXES            482,000   (4,413,000)  (11,234,000)     772,000     (852,000)
PROVISION FOR (BENEFIT IN LIEU OF) INCOME
  TAXES (Note 5)                               232,000     (232,000)                   309,000
                                           -----------  -----------  ------------  -----------  -----------
NET INCOME (LOSS)                          $   250,000  $(4,181,000) $(11,234,000) $   463,000  $  (852,000)
                                           -----------  -----------  ------------  -----------  -----------
                                           -----------  -----------  ------------  -----------  -----------

                See notes to consolidated financial statements.

                            HEITMAN PROPERTIES LTD.
             (A WHOLLY OWNED SUBSIDIARY OF HEITMAN FINANCIAL LTD.)

                CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY
                    THREE YEARS ENDED DECEMBER 31, 1997 AND
                 THE SIX MONTHS ENDED JUNE 30, 1998 (UNAUDITED)

                                                                      ADDITIONAL       RETAINED
                                                           COMMON       PAID-IN        EARNINGS
                                                            STOCK       CAPITAL       (DEFICIT)         TOTAL
                                                          ---------  -------------  --------------  -------------
Balance, January 1, 1995                                  $  40,000  $  35,476,000  $    1,448,000  $  36,964,000
  Net income                                                                               250,000        250,000
                                                          ---------  -------------  --------------  -------------
Balance, December 31, 1995                                   40,000     35,476,000       1,698,000     37,214,000
  Net loss                                                                              (4,181,000)    (4,181,000)
                                                          ---------  -------------  --------------  -------------
Balance, December 31, 1996                                   40,000     35,476,000      (2,483,000)    33,033,000
  Net loss                                                                             (11,234,000)   (11,234,000)
                                                          ---------  -------------  --------------  -------------
Balance, December 31, 1997                                   40,000     35,476,000     (13,717,000)    21,799,000
  Net loss (Unaudited)                                                                    (852,000)      (852,000)
                                                          ---------  -------------  --------------  -------------
Balance, June 30, 1998
  (Unaudited)                                             $  40,000  $  35,476,000  $  (14,569,000) $  20,947,000
                                                          ---------  -------------  --------------  -------------
                                                          ---------  -------------  --------------  -------------

                See notes to consolidated financial statements.

                            HEITMAN PROPERTIES LTD.
             (A WHOLLY OWNED SUBSIDIARY OF HEITMAN FINANCIAL LTD.)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                 DECEMBER 31,                     JUNE 30,
                                      -----------------------------------  ----------------------
                                         1995        1996        1997         1997        1998
                                      ----------  ----------  -----------  ----------  ----------
                                                                                (UNAUDITED)
CASH FLOWS FROM OPERATING
  ACTIVITIES:
  Net income (loss)                   $  250,000  $(4,181,000) $(11,234,000) $  463,000 $ (852,000)
  Adjustments to reconcile net
    income (loss) to net cash
    provided by (used in) operating
    activities:
    Depreciation and amortization      2,718,000   2,953,000    2,854,000   1,514,000   1,499,000
    Provision for (benefit in lieu
      of) income taxes                   232,000    (232,000)                 309,000
    Provision for loss on note
      receivable                                   2,000,000
    Provision for loss on management
      contracts                                                10,000,000
  Decrease (increase) in:
    Accounts receivable                 (515,000) (1,313,000)    (102,000)  3,032,000   2,303,000
    Prepaid and other assets            (586,000)    240,000       29,000    (327,000)    433,000
    Accounts payable and accrued
      expenses                          (414,000)    181,000      (17,000)   (459,000)   (263,000)
    Accrued salaries and bonuses                    (351,000)     (79,000)   (937,000)    179,000
                                      ----------  ----------  -----------  ----------  ----------
      Net cash provided by (used in)
        operating activities           1,685,000    (703,000)   1,451,000   3,595,000   3,299,000
                                      ----------  ----------  -----------  ----------  ----------
CASH FLOWS FROM INVESTING
  ACTIVITIES:
  Expenditures for property and
    equipment                           (572,000) (1,179,000)    (424,000)   (146,000)    (29,000)
  Guaranteed property management
    fees                                 412,000   1,620,000    2,752,000
                                      ----------  ----------  -----------  ----------  ----------
    Net cash (used in) provided by
      investing activities              (160,000)    441,000    2,328,000    (146,000)    (29,000)
                                      ----------  ----------  -----------  ----------  ----------
CASH FLOWS FROM FINANCING
  ACTIVITIES:
  (Advances to) repayments from
    affiliate                         (1,452,000)    175,000   (3,675,000) (3,046,000) (3,278,000)
                                      ----------  ----------  -----------  ----------  ----------
Net increase (decrease) in cash           73,000     (87,000)     104,000     403,000      (8,000)
CASH, BEGINNING OF PERIOD                 67,000     140,000       53,000      53,000     157,000
                                      ----------  ----------  -----------  ----------  ----------
CASH, END OF PERIOD                   $  140,000  $   53,000  $   157,000  $  456,000  $  149,000
                                      ----------  ----------  -----------  ----------  ----------
                                      ----------  ----------  -----------  ----------  ----------

                See notes to consolidated financial statements.

                            HEITMAN PROPERTIES LTD.
             (A WHOLLY OWNED SUBSIDIARY OF HEITMAN FINANCIAL LTD.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    THREE YEARS ENDED DECEMBER 31, 1997 AND
            THE SIX MONTHS ENDED JUNE 30, 1998 AND 1997 (UNAUDITED)

1. ORGANIZATION

ORGANIZATION--Heitman Properties Ltd. ("HPL," or the "Company") is a 100% owned subsidiary of Heitman Financial Ltd. ("HFL"), which in turn is a 100% owned subsidiary of United Asset Management Corporation ("UAM"). The Company provides commercial real estate services in the United States. Its principal lines of business include property management, brokerage, infrastructure management, and leasing services.

As a routine part of the Company(1)s operations, HPL provides on-site personnel to maintain properties under management. These services include, although are not limited to, janitorial, engineering and security. Based upon contractual arrangements with the property owners, the Company is reimbursed by the properties for the actual cost of its employees.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CONSOLIDATION--The accompanying consolidated financial statements include the accounts of the Heitman Properties Ltd. and its wholly-owned subsidiaries. Material intercompany accounts and transactions have been eliminated.

REVENUE RECOGNITION--The Company recognizes fees from property management services and infrastructure management services over the terms of the respective management contracts. Most of the property management contracts are cancelable at will or with 30 days notice. The infrastructure management contracts generally range from three to five years.

CASH AND CASH EQUIVALENTS--Cash and cash equivalents consist of cash and short-term, highly liquid investments with maturities of 90 days or less when purchased.

FURNITURE, EQUIPMENT AND LEASEHOLD IMPROVEMENTS--Furniture and equipment are stated at cost. Depreciation is computed using the straight-line method over useful lives ranging from 3 to 10 years. Leasehold improvements are amortized over the lease term.

ADVANCES TO AFFILIATE--Advances are between HFL and HPL, are non-interest bearing and have no stated terms for repayment.

PROPERTY MANAGEMENT CONTRACTS--Property management contracts are stated at cost, net of accumulated amortization of $16,134,000 (1997) and $4,852,000 (1996).
Costs assigned to contracts relate to purchased property management contracts contributed to the Company by UAM. The cost of contracts is being amortized over 15 years.

During 1997, management reassessed the recorded value of capitalized property management contracts. Based upon the fact that a significant proportion of the contracts purchased and under management were expected to be terminated due to the intentions of various investors to dispose of their real property managed under these contracts, the Company recorded an impairment charge of $10,000.00 against the cost of previously acquired management contracts.

                            HEITMAN PROPERTIES LTD.
             (A WHOLLY OWNED SUBSIDIARY OF HEITMAN FINANCIAL LTD.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    THREE YEARS ENDED DECEMBER 31, 1997 AND
            THE SIX MONTHS ENDED JUNE 30, 1998 AND 1997 (UNAUDITED)

The former owner of the purchased management contracts provided guarantees to reimburse the Company for certain managed property contracts should the contracts be terminated prematurely. These amounts, as received, have been applied as a reduction of the cost of the original contracts.

INCOME TAXES--The Company accounts for income taxes using the liability method. Deferred income taxes result from temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for federal income tax purposes, and are measured using the enacted tax rates and laws that will be in effect when the differences reverse. Deferred income taxes are not material for any period.

HPL files a consolidated state income tax return with its Parent, HFL, and is included in the consolidated federal tax return of HFL's parent, UAM. HPL remits payments in settlement of all current and deferred income tax obligations to HFL, which in turn remits such payments to UAM. The portion of such payments attributable to HPL is netted against amounts due from HFL in the accompanying balance sheet.

CONCENTRATION OF CREDIT RISK--The Company provides services to owners of real estate assets in the United States. The Company performs credit evaluations of its customers and generally does not require collateral. The risk associated with this concentration is limited because of the large number of customers and their geographic dispersion.

LONG-LIVED ASSETS--Long-lived assets, including purchased contracts, are evaluated when indicators of impairment are present and provisions for possible losses are recorded when undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount.

USE OF ESTIMATES--The preparation of financial statements requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

UNAUDITED INTERIM FINANCIAL STATEMENTS--The unaudited interim financial statements have been prepared in accordance with generally accepted accounting principles and the rules and regulations of the Securities and Exchange Commission and reflect all adjustments consisting of normal reoccurring accruals which are in the opinion of management necessary for fair presentation of the results of the periods presented.

3. RELATED-PARTY TRANSACTIONS AND COST ALLOCATION

Substantially all of the Company's income is earned from properties that are asset managed by HFL or an affiliate for its clients. Accordingly, the accompanying financial statements may or may not necessarily be indicative of the conditions that would have existed or the results of operations that would have occurred if the Company had operated without such affiliation.

                            HEITMAN PROPERTIES LTD.
             (A WHOLLY OWNED SUBSIDIARY OF HEITMAN FINANCIAL LTD.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    THREE YEARS ENDED DECEMBER 31, 1997 AND
            THE SIX MONTHS ENDED JUNE 30, 1998 AND 1997 (UNAUDITED)

HFL pays and allocates certain occupancy costs to HPL based upon space occupied by HPL employees. Such allocated expenses and were approximately $600,000 for the six months ended June 30, 1998 and 1997 and $1,200,000, 1997; $1,360,000,
1996; $2,971,000, 1995.

Administrative expenses consisting primarily of employee salaries and related expenses incurred by Heitman Financial Services Ltd. ("HFSL"), in connection with the business activities of HFL and all its subsidiaries, are allocated to its various subsidiaries based upon management's estimates of the time devoted by employees of HFL to the operations of each Subsidiary. Such expenses allocated to HPL were approximately as follows: $3,484,000 for the six months ended June 30, 1998 and $4,510,000 the six months ended June 30, 1997 and $9,004,000, 1997; $10,635,000, 1996; $8,456,000, 1995.

Based upon the terms of an agreement between HFL, its principal officers and UAM, HFL remits a portion of its revenues, as defined, to UAM. These totals, as remitted, are used to satisfy obligations with respect to licensing and management fees charged by an affiliate of UAM. Such amounts charged to HPL are as follows: $2,073,000 for the six months ended June 30, 1998 and $2,073,000 for the six months ended June 30, 1998 and $2,073,000 for the six months ended June 30, 1997 and $4,146,000, 1997; $3,734,000, 1996; $4,112,000, 1995.

4. PROPERTY AND EQUIPMENT, NET

Property and equipment consist of the following at June 30, 1998 and December 31, 1997 and 1996:

                                                           DECEMBER 31,
                                                   ----------------------------  JUNE 30, 1998
                                                       1996           1997       -------------
                                                   -------------  -------------   (UNAUDITED)
Furniture and equipment                            $   4,609,000  $   5,006,000  $   5,033,000
Leasehold improvements                                 1,557,000      1,583,000      1,585,000
Less: accumulated depreciation and amortization       (3,640,000)    (4,415,000)    (4,809,000)
                                                   -------------  -------------  -------------
Property and equipment, net                        $   2,526,000  $   2,174,000  $   1,809,000
                                                   -------------  -------------  -------------
                                                   -------------  -------------  -------------

5. INCOME TAXES

The provision (benefit in lieu of) income taxes consists of the following for the six month periods ended June 30, and the years ended December 31:

                                      DECEMBER 31,                  JUNE 30,
                             -------------------------------  --------------------
                               1995       1996       1997       1997       1998
                             ---------  ---------  ---------  ---------  ---------
                                                                  (UNAUDITED)
Current:
  Federal                    $ 197,000  $(197,000) $      --  $ 247,000  $      --
  State                         35,000    (35,000)               62,000
                             ---------  ---------  ---------  ---------  ---------
                             $ 232,000  $(232,000) $      --  $ 309,000  $      --
                             ---------  ---------  ---------  ---------  ---------
                             ---------  ---------  ---------  ---------  ---------

                            HEITMAN PROPERTIES LTD.
             (A WHOLLY OWNED SUBSIDIARY OF HEITMAN FINANCIAL LTD.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    THREE YEARS ENDED DECEMBER 31, 1997 AND
            THE SIX MONTHS ENDED JUNE 30, 1998 AND 1997 (UNAUDITED)

The differences between the provisions for income taxes and the amounts computed by applying the statutory federal income tax rates to income (loss) before income taxes consist of the following for the six month periods ended June 30 and the years ended December 31:

                                                  DECEMBER 31,                  JUNE 30,
                                        --------------------------------  --------------------
                                          1995       1996        1997       1997       1998
                                        ---------  ---------  ----------  ---------  ---------
                                                                              (UNAUDITED)
Tax (benefit) at statutory rate
  applied to income (loss) before
  income taxes                          $ 164,000  $(164,000) $(3,145,000) $ 253,000 $(239,000)
State income taxes, net of federal
  income tax benefit                       28,000    (28,000) (1,349,000)    56,000   (102,000)
                                        ---------  ---------  ----------  ---------  ---------
                                          192,000   (192,000) (4,494,000)   309,000   (341,001)
Increase in taxes, resulting from non-
  deductible meals, entertainment and
  other                                    40,000    (40,000)
Valuation allowance                                            4,494,000               341,000
                                        ---------  ---------  ----------  ---------  ---------
                                        $ 232,000  $(232,000) $       --  $ 309,000  $      --
                                        ---------  ---------  ----------  ---------  ---------
                                        ---------  ---------  ----------  ---------  ---------

The Company has not recorded a tax benefit for the six month period ended June 30, 1998 and the year ended 1997 as no assurance can be provided that these benefits would be realized in future periods.

6. OPERATING LEASES

The Company has commitments under operating leases for office space and office equipment. Minimum future rentals under noncancelable operating lease commitments in effect at June 30 and December 31 are as follows:

                                                   DECEMBER 31,    JUNE 30,
                                                       1997          1998
                                                  --------------  -----------
                                                                  (UNAUDITED)
1998                                                $  961,000     $ 480,000
1999                                                   256,000       256,000
2000                                                   182,000       182,000
2001                                                    15,000        15,000
2002
Thereafter
                                                  --------------  -----------
                                                    $1,414,000     $ 933,000
                                                  --------------  -----------
                                                  --------------  -----------

Rental amounts include fixed operating expense payments but do not include increases for rate escalations.

                            HEITMAN PROPERTIES LTD.
             (A WHOLLY OWNED SUBSIDIARY OF HEITMAN FINANCIAL LTD.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    THREE YEARS ENDED DECEMBER 31, 1997 AND
            THE SIX MONTHS ENDED JUNE 30, 1998 AND 1997 (UNAUDITED)

7. EMPLOYEE BENEFIT PLANS

The Company's employees participate in a defined contribution savings plan, which provides the opportunity for pretax contributions by employees. The Company's contribution expense for the years ended December 31 are as follows:
$170,000, 1997; $200,000, 1996; and $45,000, 1995.

8. COMMITMENTS AND CONTINGENCIES

The Company and its subsidiaries are defendants in lawsuits that arise in the normal course of business. In management's judgment, the ultimate liability, if any, from such legal proceedings is not material to the Company's financial statements.

9. SUBSEQUENT EVENT

Subsequent to December 31, 1997, the parent company, Heitman Financial Ltd., entered into an agreement to sell its interest in Heitman Properties Ltd., including certain assets and liabilities as defined. The purchase and sale transaction closed on July 17, 1998.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL OR TO ANY PERSON TO WHOM IT IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN OUR AFFAIRS OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                                   PAGE
                                                 ---------
Prospectus Summary.............................          3
Risk Factors...................................          8
Special Notes Of Caution.......................         20
Use Of Proceeds................................         21
Price Range Of Our Common Stock................         22
Dividend Policy................................         22
Capitalization.................................         23
Management's Discussion And Analysis Of
  Financial Condition And Results Of
  Operations...................................         24
Business.......................................         36
Management.....................................         50
Security Ownership Of Certain Beneficial Owners
  And Management...............................         58
Certain Transactions...........................         60
Our Capital Stock..............................         64
U.S. Federal Income Tax Consequences...........         67
Underwriting...................................         70
Legal Matters..................................         72
Experts........................................         72
Additional Information.........................         72
Index To Consolidated Financial Statements.....        F-1

                                2,000,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                            FRIEDMAN BILLINGS RAMSEY

                           WEDBUSH MORGAN SECURITIES

                                  MAY 12, 1999

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